  As filed with the Securities and Exchange Commission on March 10, 1999

                                                Registration No. 333-71365
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act Of 1933
                                ---------------
                        SATELLINK COMMUNICATIONS, INC.
            (Exact name of registrant as specified in its charter)
                                ---------------
         Georgia                     4812                    58-1850580
     (State or other
     jurisdiction of
     incorporation or
      organization)
           (Primary Standard Industrial Classification Code Number)
                                                          (I.R.S. employer
                                                       identification number)

                           1325 Northmeadow Parkway
                                   Suite 120
                            Roswell, Georgia 30075
                                (770) 625-2599
  (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)
                              Daniel D. Lensgraf
                            Chief Financial Officer
                        Satellink Communications, Inc.
                           1325 Northmeadow Parkway
                                   Suite 120
                            Roswell, Georgia 30075
                             Phone: (770) 625-2599
                           Facsimile: (770) 625-2651
 (Name, address, including zip code and telephone number, including area code, of agent for service)
                                ---------------
                                  Copies to:
        M. Hill Jeffries, Esq.                  Jon H. Klapper, Esq.
       Scott D. Dickinson, Esq.                William J. Ching, Esq.
          Alston & Bird LLP              Nelson Mullins Riley & Scarborough,
         One Atlantic Center                           L.L.P.
      1201 West Peachtree Street            First Union Plaza, Suite 1400
     Atlanta, Georgia 30309-3424             999 Peachtree Street, N.E.
        Phone: (404) 881-7000                Atlanta, Georgia 30309-3464
      Facsimile: (404) 881-4777                 Phone: (404) 817-6000
                                              Facsimile: (404) 817-6050
                                ---------------
  Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the Registration Statement.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                                        Proposed Maximum
 Title of Each Class of     Amount     Proposed Maximum    Aggregate      Amount of
    Securities to be         to be      Offering Price      Offering     Registration
       Registered        Registered(1)   per Share(2)       Price(2)        Fee(3)
-------------------------------------------------------------------------------------
Common Stock, $0.01 par
 value per share.......    5,750,000        $11.00        $63,250,000     $17,584.00
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

(1) Includes 750,000 shares which the Underwriters have the option to purchase from the Company to cover over-allotments, if any.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(a).

(3) $14,067.00 previously paid.

                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 10, 1999

PROSPECTUS

                             5,000,000 Shares

             [LOGO OF SATELLINK COMMUNICATIONS, INC. APPEARS HERE]

                                  Common Stock

  This is an initial public offering of 5,000,000 shares of our common stock. Satellink is offering 4,000,000 of these shares, and our shareholders are offering 1,000,000 of these shares.

  There is currently no public market for our common stock, but we have applied for the common stock to be listed on The Nasdaq Stock Market's National Market under the symbol "STLK." We expect that the initial public offering price will be between $9.00 and $11.00 per share.

  See "Risk Factors" beginning on page 7 for a discussion of factors that you should consider before you invest in our common stock.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................   $       $
Underwriting Discount...........................................   $       $
Proceeds to Satellink...........................................   $       $
Proceeds to the Selling Shareholders............................   $       $

  Satellink has granted the underwriters an option to purchase up to 750,000 additional shares of common stock to cover over-allotments.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

J.C.Bradford&Co.                                   Morgan Keegan & Company, Inc.

                                         , 1999

              U.S. MAP SHOWING SATELLINK'S STAR*NET LOCATIONS

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially "Risk Factors" and the financial statements and notes to the financial statements before making any decision to invest in our common stock. Our fiscal year ends on July 31, and references to a particular fiscal year refer to the 12 months ended on July 31 of that year. On December 8, 1998, Satellink merged with the Cape Fear Paging Companies in a transaction accounted for as a pooling of interests. All financial and operating data reflect the merger. Unless otherwise stated, all information in this prospectus assumes that (1) the shares of common stock will be sold to the public at $10.00 per share and (2) the underwriters will not exercise their over-allotment option.

                                 Satellink

  Satellink is a leading regional provider of messaging and enhanced personal telecommunications services to businesses and individuals. We provide these services in smaller metropolitan areas and major cities in the southeastern and southwestern United States. Through our proprietary STAR*Net telecommunications platform and the use of multiple messaging networks, we offer our subscribers an assortment of service and pricing options not readily available from many of our competitors. Founded in 1988, Satellink has increased its subscriber base through internal growth and acquisitions from approximately 105,700 subscribers as of July 31, 1996 to approximately 222,000 subscribers as of January 31, 1999.

  In 1995, we began development of our proprietary Satellink Telecommunications Application Resource Network, or STAR*Net, in anticipation of increased demand for enhanced personal telecommunications services from a single provider. Through the STAR*Net platform, which integrates readily available and relatively inexpensive hardware with our proprietary software, we offer our subscribers paging services as well as the following enhanced personal telecommunications services:

  . single telephone number access to paging, voicemail, long distance and "find me" services;

  .  prepaid and postpaid long distance calling cards;

  .  inbound 1-800 service;

  . the ability to originate a phone call from within a subscriber's voicemail; and

  .  Internet e-mail delivery via alphanumeric pager.

  While we do not have STAR*Net platforms in place throughout our network, approximately 30% of our subscribers currently receive messaging and enhanced personal telecommunications services through a STAR*Net platform. As we install STAR*Net platforms throughout our network, subscribers will be able to receive existing messaging and voicemail services and additional STAR*Net services. We expect approximately 75% of our subscribers to be serviced by a STAR*Net platform within the next 18 months.

Growth Strategy

  Our primary objective is to become a leading national provider of messaging and enhanced personal telecommunications services. We intend to achieve our objective by pursuing the following strategies:

 . Focus on Niche Markets.

   We target smaller metropolitan markets throughout the southeastern and southwestern United States that we believe are underserved by larger providers of personal telecommunications services who focus on more densely-populated metropolitan areas. Each STAR*Net platform costs approximately $25,000, which is significantly less than comparable switching platforms. This allows us to offer our services in these smaller markets where the implementation of a more expensive platform is not economically justified. We also focus on providing regional and national coverage, which generates higher revenue per subscriber as compared to local coverage.

 .  Capitalize on Enhanced STAR*Net Services to Attract New Subscribers.

   Satellink believes that the introduction of the STAR*Net services has expanded our target market because potential new subscribers now include users of enhanced personal telecommunications services in addition to users of traditional paging and voicemail services. We also believe that businesses and individuals who currently use multiple providers for their personal telecommunications needs will be attracted to Satellink because we are able to provide them with a suite of services and a single bill for all of their services.

 .  Expand Subscriber Base Through Acquisitions.

  Satellink intends to continue increasing our subscriber base and our opportunities to cross-market STAR*Net services by identifying and acquiring providers of paging, voicemail and other personal telecommunications services. Since January 1996, we have acquired 13 paging and voicemail operators for an aggregate consideration of $37.0 million and 2.5 million shares of our common stock.

 . Cross-Market an Integrated Suite of STAR*Net Services to Existing and Acquired Subscribers.

  We intend to continue cross-marketing STAR*Net services to our existing and acquired subscribers. We believe that our subscribers are mobile individuals who are likely to use multiple personal telecommunications services and purchase these services from us.

 . Expand the Suite of STAR*Net Services.

  Satellink intends to develop new STAR*Net services and offer them along with existing STAR*Net services. These combined services will constitute a unified messaging platform and provide us with additional cross-marketing opportunities to existing and new subscribers.

                                  The Offering

Common stock offered by Satellink.........   4,000,000 shares

Common stock offered by the selling
shareholders..............................   1,000,000 shares

Common stock to be outstanding after the
offering..................................  11,485,316 shares

Use of proceeds...........................  To repay indebtedness and redeem our Series D preferred stock

Proposed Nasdaq National Market symbol....  STLK

                      Summary Financial and Operating Data

  You should read the following summary historical and pro forma financial and operating data in conjunction with "Use of Proceeds," our consolidated financial statements and related notes, including the unaudited interim and pro forma consolidated financial information, and other financial information which appears later in this prospectus.

  The pro forma statements of operations and other data reflect the acquisition of Hyde's Stay In Touch, Inc. and its affiliated company as if it had occurred at the beginning of the periods presented. The pro forma financial information does not represent what our results of operations would have been if the acquisition had occurred on such date, nor does it indicate our future financial position or results of future operations. The pro forma adjustments are based on currently available information and certain assumptions that we believe are reasonable. The "As Adjusted" column reflects our sale of 4,000,000 shares of common stock and the application of the estimated net proceeds.

  Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, fixed asset impairment, nonrecurring charges, write-off of offering costs, accretion of stock warrants, extraordinary item and the cumulative effect of a change in accounting principle. Adjusted EBITDA is a measure of financial performance that is often used to compare companies on the basis of liquidity, capital resources and leverage and to determine a company's ability to service debt. Adjusted EBITDA also is one of the financial measurements used to determine whether we are in compliance with the covenants of our senior credit facility. However, Adjusted EBITDA should not be considered in isolation or as an alternative to net income (loss), operating income, cash provided by operating activities or any other measure of performance under generally accepted accounting principles. Adjusted EBITDA may be calculated differently by different companies. Thus, Adjusted EBITDA as presented may not be comparable to Adjusted EBITDA or other similarly titled measures reported by other companies. Adjusted EBITDA for fiscal 1996 excludes $440,000 related to research and development expenses. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net revenues.

                                                                       Six Months
                                Years Ended July 31,                Ended January 31,
                          ------------------------------------ -----------------------------
                                                     Pro Forma                   As Adjusted
                           1996     1997     1998      1998     1998     1999       1999
                          -------  -------  -------  --------- -------  -------  -----------
                             (Dollars in thousands, except per share data and ARPU)
Consolidated Statement
 of Operations Data:
Service, rent and
 maintenance revenue....  $21,285  $31,194  $37,339   $40,639  $17,652  $22,008    $22,008
Product sales...........    1,836    2,315    2,322     3,386      930    1,756      1,756
                          -------  -------  -------   -------  -------  -------    -------
 Total revenues.........   23,121   33,509   39,661    44,025   18,582   23,764     23,764
Cost of products sold...   (1,396)  (1,968)  (1,515)   (2,684)    (561)  (1,525)    (1,525)
                          -------  -------  -------   -------  -------  -------    -------
 Net revenues...........   21,725   31,541   38,146    41,341   18,021   22,239     22,239
Operating expenses......   17,004   25,368   28,858    30,243   13,621   16,247     17,876
Depreciation and
 amortization...........    2,222    4,181    5,130     5,793    2,225    2,776      2.776
Research and
 development............      440       --       --        --       --       --         --
Nonrecurring charges....       --       --       --        --       --    1,629      1,629
Fixed asset impairment..       --       --      834       834      834       --         --
                          -------  -------  -------   -------  -------  -------    -------
Operating income........    2,059    1,992    3,324     4,471    1,341    1,587      1,587
Other income (expense)
 .......................      (17)     494      695       966      (81)     472        472
Interest expense........     (909)  (2,289)  (3,832)   (4,788)  (1,463)  (2,430)      (935)
Accretion of stock
 warrants (1)...........     (854)  (1,773)    (450)     (450)    (229)    (119)        --
Write-down of offering
 costs..................       --       --       --        --       --     (570)        --
                          -------  -------  -------   -------  -------  -------    -------
Income (loss) before
 income tax expense,
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............      279   (1,576)    (263)      199     (432)  (1,060)     1,124
Income tax expense......      578      390      630       630      558       88        427
                          -------  -------  -------   -------  -------  -------    -------
Income (loss) before
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............     (299)  (1,966)    (893)     (431)    (990)  (1,148)       697
Extraordinary loss on
 early retirement of
 debt...................     (132)      --       --        --       --       --         --
Cumulative effect of
 change in accounting
 principle..............       --       --     (629)       --     (629)      --         --
                          -------  -------  -------   -------  -------  -------    -------
 Net income (loss) .....     (431)  (1,966)  (1,522)     (431)  (1,619)  (1,148)       697
Preferred stock
 dividends..............      334      439      630       631      219      508         --
                          -------  -------  -------   -------  -------  -------    -------
Net income (loss)
 attributable to common
 shareholders...........  $  (765) $(2,405) $(2,152)  $(1,062) $(1,838) $(1,656)   $   697
                          =======  =======  =======   =======  =======  =======    =======
 Allocation to Class A
  common stock..........  $  (739) $(2,384) $(2,151)  $(1,062) $(1,837) $(1,656)   $   697
 Allocation to Class B
  common stock..........      (26)     (21)      (1)       --       (1)      --         --

                                                                                     Six Months
                                     Years Ended July 31,                         Ended January 31,
                          ----------------------------------------------  -----------------------------------
                                                              Pro Forma                           As Adjusted
                             1996        1997        1998        1998        1998        1999        1999
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
Net income (loss) per
 share (2):
 Loss from extraordinary
  item -- basic:
 Class A common stock...  $    (0.03) $       --  $       --  $       --  $       --  $       --  $        --
 Class B common stock...       (2.23)         --          --          --          --          --           --
 Loss from cumulative
  effect of change in
  accounting principle:
 Class A common stock...  $       --  $       --  $    (0.11) $       --  $    (0.11) $       --  $        --
 Class B common stock...          --          --       (9.59)         --       (9.68)         --           --
 Net income (loss)
  attributable to common
  shareholders -- basic:
 Class A common stock...  $    (0.15) $    (0.47) $    (0.39) $    (0.19) $    (0.33) $    (0.30) $      0.06
 Class B common stock...      (12.90)     (39.36)     (32.77)         --      (28.29)         --           --
 Net income (loss)
  attributable to common
  shareholders --
   diluted:
 Class A common stock...  $    (0.15) $    (0.47) $    (0.39) $    (0.19) $    (0.33) $    (0.30) $      0.05
 Class B common stock...      (12.90)     (39.36)     (32.77)         --      (28.29)         --           --
 Weighted average common
  shares outstanding --
   basic:
 Class A common stock...   4,841,962   5,117,657   5,545,168   5,545,168   5,486,730   5,588,296   11,485,316
 Class B common stock...       2,013         535          22          22          35          --           --
 Weighted average common
  shares outstanding --
   diluted:
 Class A common stock...   4,841,962   5,117,657   5,545,168   5,545,168   5,486,730   5,588,296   13,293,229
 Class B common stock...       2,013         535          22          22          35          --           --

                                                            At January 31, 1999
                                                            --------------------
                                                            Actual   As Adjusted
                                                            -------  -----------
Balance Sheet Data:
Working capital............................................ $ 2,311    $ 2,313
Property and equipment, net................................  22,763     22,763
Total assets...............................................  67,024     67,027
Long term debt, less current maturities....................  53,486     21,686
Total shareholders' equity (deficit) ......................  (6,896)    36,921

                                                                            Six Months
                                  Years Ended July 31,                   Ended January 31,
                          ---------------------------------------  -------------------------------
                                                        Pro Forma                      As Adjusted
                            1996      1997      1998      1998       1998      1999       1999
                          --------  --------  --------  ---------  --------  --------  -----------
Other Data:
Cash provided by
 operating activities...  $  4,189  $  4,523  $  5,440  $  8,198   $  1,645  $  4,048   $  5,078
Cash used in investing
 activities.............   (15,329)  (14,354)  (29,809)  (16,055)    (5,942)   (9,520)    (9,520)
Cash provided by financ-
 ing activities.........    11,972     9,288    24,241     7,729      4,021     5,380      5,859
Adjusted EBITDA.........     4,265     6,668     9,984    12,063      4,319     6,484      6,484
Adjusted EBITDA margin..      19.6%     21.1%     26.2%     27.4%      24.0%     29.2%      29.2%
Subscribers (end of pe-
 riod)..................   105,748   146,717   207,067   207,067    163,394   221,966    221,966
Average revenues per
 unit (3)...............  $  22.14  $  20.82  $  17.97  $  19.48   $  19.37  $  17.28   $  17.28
Capital expenditures....  $ (4,930) $ (5,393) $ (8,831) $ (8,831)  $ (5,352) $ (8,739)  $ (8,739)
Cash dividends and dis-
 tributions (4).........      (334)     (450)     (519)      --        (263)     (479)       --

-------

(1) See note 6 to consolidated financial statements.

(2) See note 2 to consolidated financial statements.

(3) Average revenues per unit, or ARPU, equals the net revenues for a given period divided by the average number of subscribers during such period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

(4) See note 6 to consolidated financial statements and "Dividend Policy."

                                  RISK FACTORS

  An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before purchasing our common stock.

If we are unable to effectively manage our growth, our business could suffer

  Satellink has experienced substantial increases in revenue and personnel in recent years. This growth has strained our administrative, technical and financial resources. Future growth could further strain our resources.

  Our future operating results will depend heavily on our ability to manage our business in the face of our growth and changing industry conditions. If we do not respond appropriately to growth and change, the quality of our services, our ability to retain key personnel and our business in general could be negatively affected. For example, a particular problem we face is predicting growth in network usage and the capacity necessary to support our networks. If we do not correctly predict the growth in network usage and required capacity, our business, financial condition and operating results could be negatively affected.

Acquisitions could harm our business

  Much of Satellink's recent growth is due to acquisitions, and we are continually evaluating possible future acquisitions. However, acquisitions involve many risks that could negatively affect our business, financial condition or operating results, including:

  .  problems integrating the operations of the acquired company;

  .  diversion of management's attention;

  .  potential problems as we enter into new markets;

  .  loss of key employees or subscribers;

  .  the potential dilution of common stock;

  .  incurrence of debt held by the acquired company;

  .  assumption of known or unknown liabilities;

  . incurrence of amortization expenses relating to goodwill and other intangible assets; and

  .  unexpected transaction expenses.

  On December 8, 1998, we completed the merger of Cape Fear Paging Company of North Carolina, Cape Fear Paging Company and CF Paging Corporation with our wholly-owned subsidiary. This acquisition was the largest acquisition that we have made to date. We cannot guarantee that Cape Fear and Satellink will be successfully integrated or that the integration will be done on a timely basis. We cannot guarantee that we will complete any future acquisitions.

We have a history of net losses and cannot guarantee that we will be profitable

  We have incurred net losses for each of the last four fiscal years and cannot guarantee that we will be profitable in the future. Our net losses for each of the last four fiscal years were:

        1998...................................... $1.5 million
        1997...................................... $2.0 million
        1996...................................... $    430,000
        1995...................................... $    330,000

  Our profitability depends on many factors, including:

  .  maintaining our subscriber base;

  .  attracting new subscribers; and

  .  effectively implementing our business strategies.

Changes in technology might harm our business

  The telecommunications industry is characterized by rapidly changing technology and evolving industry standards. Also, subscriber needs frequently change, and competitors constantly introduce new services. To be successful, we must:

  .  use leading technologies effectively;

  .  continue developing our technical expertise;

  .  enhance our existing services;

  .  develop new services; and

  .  meet changing subscriber needs on a timely and cost-effective basis.

  We also expect our services to compete against the following new products and technologies:

  . notebook computers equipped with sound cards, fax modems and cellular modems;

  .  portable and wireless Internet appliances;

  .  personal digital assistants or personal communications systems phones;
     and

  .  unified messaging platforms.

Our STAR*Net platform and services may not be successful

  Development of new services requires us to design and successfully integrate new technologies into our STAR*Net platform. We cannot guarantee that we will be able to design and integrate these technologies. Several of our competitors have introduced services that are functionally similar to our STAR*Net services. We cannot guarantee that present or potential subscribers will accept our new STAR*Net services or that they will not choose to use our competitors' services. If we cannot develop new products and services on a timely basis, our business, financial condition and operating results could be negatively affected.

We have only limited experience with STAR*Net services

  We have limited experience in developing and marketing STAR*Net services, as well as establishing new networks and replacing existing networks with the STAR*Net platform. Because of our inexperience with STAR*Net services, we may experience unexpected delays or problems in developing and marketing new services, replacing existing networks or establishing new networks. We also may have problems transferring subscribers from existing networks to the STAR*Net platform. Our inexperience with the STAR*Net platform may negatively affect our business, financial condition and operating results.

The telecommunications service industry is very competitive

  The telecommunications service industry is very competitive and subject to rapid technological change. We expect competition to increase in the future. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and greater resources than we have. We may not compete successfully against current or future competitors, and the competitive pressures that we face may negatively affect our business, financial condition and operating results.

  Several of our competitors offer many of the same services and service combinations that we offer. For example, Premiere Technologies, Inc. offers bundled telecommunications services similar to ours. In addition, Octel Communications Corporation and Microsoft Corporation recently announced a service called "Unified

Messenger," which places all voicemail, e-mail and fax messages in a single mailbox that is accessible by telephone or computer. Some of the services our competitors offer include:

Service                            Competitors
-------                            -----------
Paging............................ Air Touch Communications, Inc.
                                   Arch Communications, Inc.
                                   Metrocall, Inc.
                                   Mobile Media Communications, Inc.
                                   Page Mart, Inc.
                                   Paging Network, Inc.
                                   Sky Tel Corporation
Voicemail......................... AT&T Corporation
                                   Boston Technology, Inc.
                                   Centigram Communications Corporation
                                   Digital Sound Corporation
                                   Octel Communications Corporation
                                   Northern Telecom, Inc.
                                   Regional Bell Operating Companies
                                   Siemens Business Communications Systems, Inc.
Mobile Communications............. AT&T Corporation
                                   MCI WorldCom, Inc.
                                   Smaller long distance providers
                                   Sprint Corp.

  On February 8, 1996, President Clinton signed into law the Telecommunications Act of 1996, or the Telecom Act. The new law allows Regional Bell Operating Companies, or Baby Bells, to provide long distance telephone service between Local Access and Transport Areas, or LATAs. The Telecom Act probably will significantly increase competition for long distance services. In addition, the new legislation gives the Federal Communications Commission authority to deregulate other aspects of the telecommunications industry. Possible FCC deregulation could include allowing the Baby Bells to offer an integrated group of information and telecommunications services to customers. If the FCC approves this type of deregulation, our competition will further increase and our business, financial condition and operating results could be negatively affected.

  Telecommunications companies compete primarily based on price. In addition, major long distance carriers and paging companies conduct extensive advertising campaigns to attract customers. If these competitors decrease their rates or otherwise attract our subscribers, we could be at a competitive disadvantage. We expect other companies to develop and market information and telecommunication platforms similar to ours, which could further increase competition. We also expect that the telecommunications industry will continue to attract new competitors and new technologies, which could put us at a further disadvantage.

Market acceptance of personal telecommunications services remains uncertain

  Our success depends upon our subscribers' and potential subscribers' acceptance of our present and future services. Our personal telecommunications services integrate the functions of telephones and computers. Satellink's services are different from traditional methods of communication and require that users be open to new ways of communicating. We believe that broad acceptance and use of our services depends on ease of use, price, reliability, quality of service, system security and functionality. In addition, we must effectively market and distribute our services. If demand for our services declines or we fail to attract new subscribers, our business, financial condition and operating results could be negatively affected.

Our services depend on networks, switching facilities and the STAR*Net platform

  We rely on our own network, third-party networks, our switching facilities and the STAR*Net platform to offer our services. A fire, act of sabotage, technical failure, natural disaster or similar event could impact the networks, facilities and platforms and cause an interruption in our services. For example, on May 18 and 19, 1998, the Galaxy 4 satellite owned by PanAmSat malfunctioned. PanAmSat transmits paging messages for a majority of the pagers in use in the United States. The satellite malfunction interrupted paging service of up to 40 million subscribers in the United States, including approximately 25% of our subscribers. Future technical malfunctions of our own network, third-party networks, our switching facilities or the STAR*Net platform could disrupt service on a larger scale.

We depend on CUE Paging Corporation to maintain its network

  Our FM subcarrier paging network is linked with the CUE nationwide FM subcarrier paging network, which we do not control. We deliver nationwide paging service through this network and depend on CUE to maintain and develop its paging network. CUE is not obligated to upgrade or further develop its network to accommodate new technologies or subscribers. We estimate that the CUE network now operates at approximately 60% of capacity. Assuming that historical growth rates on the CUE network continue as they have in the past and that CUE continues to maintain its network, we estimate that the CUE network can accommodate our projected subscriber growth for the next five years. However, our estimate of the capacity of the CUE network and our projections concerning subscriber growth could be inaccurate. If our estimates are incorrect or if CUE fails to maintain or upgrade its network, our business, financial condition and operating results could be negatively affected.

Subscribers may reject our FM pagers because of technology limitations

  Our existing FM pagers receive only numeric messages and are more expensive and approximately 50% larger than traditional pagers. Our present or potential subscribers may decide not to accept the inherent limitations of our FM pagers, or another company may develop a superior FM pager that we cannot purchase at competitive prices. In these instances, our ability to attract and retain subscribers would be negatively affected.

Many factors may affect our operating results and cause fluctuations in our quarterly results

  Our future results depend on a number of factors, including:

  .  subscribers' acceptance of our new and enhanced services;

  .  changes in laws and regulations that affect our business;

  .  the timing of the introduction of new services;

  .  the number, size and successful integration of acquired companies;

  .  competitive pricing pressures; and

  .  general economic and seasonal conditions.

  Quarterly revenues and expenses are difficult to predict because the market for our services is rapidly evolving. Our expense levels are based, in part, on our expectations about future revenues. If our actual revenue levels do not meet our projections or if our expenses exceed our projections operating results will likely be negatively affected. Due to many factors, we believe that period-to-period comparisons of our business are not necessarily meaningful. Because our industry changes so quickly, our operating results in future quarters could be below the expectations of public market analysts and investors. If we do not meet these expectations, our stock price could fall significantly.

Our success depends upon our ability to attract and retain key personnel

  Our success depends significantly upon the continued employment of our President and Chief Executive Officer, Jerry W. Mayfield. Our success also depends on our ability to attract and retain highly qualified engineering, product development and marketing personnel. In our industry, competition is intense for the recruitment of highly qualified engineering and product development personnel. In addition, turnover of sales and marketing personnel is high. We may not recoup the costs of training sales and marketing representatives if they leave after a short time of employment. We may not successfully retain or integrate existing personnel or identify and hire additional personnel. If we lose the services of key personnel or are unable to attract additional qualified personnel, our business, financial condition and operating results could be negatively affected.

Failure to obtain year 2000 compliance may harm our business

  The Year 2000 issue is the result of potential problems with computer systems or any equipment with computer chips that store dates as two digits rather than four (e.g., "99" for 1999). On January 1, 2000, these systems and equipment may read "00" as the year 1900 instead of the year 2000. This problem could result in an interruption in, or failure of, certain of our normal business activities and operations if our systems are unable to recognize the difference between "2000" and "1900" and function normally.

  We are also discussing the Year 2000 issues with our significant subscribers and suppliers. If they are unprepared for Year 2000 problems, our business activities and operations could be negatively affected. We are not yet certain to what extent our significant subscribers and suppliers have discovered and resolved their Year 2000 issues. If their systems are not timely converted or if their converted systems are not compatible with ours, our business, financial condition and operating results could be negatively affected.

Our software may contain undetected errors that could harm our business

  Our software may contain undetected errors. Software errors could result in a partial or total failure of our network. In addition, the cost to fix the errors or to further develop the software could be high. Our revenues could decrease because of subscribers' inability to use the network or their decisions to cancel their subscriptions because of problems caused by the errors.

We depend on other telecommunications providers

  We depend on other carriers for transmission of our subscribers' long-distance calls and the majority of our paging data. Our agreements with our carriers are generally for three-year terms but are subject to early termination. Some contracts also contain minimum purchase requirements. In addition, we depend on local exchange carriers for call origination and termination. Our ability to maintain and expand our business depends in part on our ability to enter into favorable contracts with long-distance and paging carriers. Our success also depends on interexchange and local exchange carriers originating and terminating our service in a timely manner. The partial or total loss of our ability to initiate or terminate calls would result in a loss of revenues and could lead to a loss of subscribers.

Unauthorized transactions and bad debt may harm our business

  By unlawfully using the access numbers and PINs of authorized users, people have occasionally gained unauthorized access to our network and services. Our business, financial condition and operating results could be negatively affected by large amounts of unauthorized use. In addition, large amounts of unauthorized use may force us to write-off significant amounts of bad debt.

Federal, state and local regulation may impact our business

  Our business may be affected by federal, state and local regulation. For example, the FCC may soon approve some local exchange carriers' applications to provide long-distance services to customers within their local service territories, including applications of Baby Bells. As a result, we may soon face increased competition. In addition, we may be subject to additional regulatory requirements and costs because of the Telecom Act, including:

  .  common carrier interconnection;

  .  pay phone rates;

  .  enhanced 911 (E-911);

  .  assignment of new area codes;

  .  telephone repay service fund contributions;

  .  resale requirements; and

  .  auction authority.

Our business could be harmed if the FCC does not renew our licenses

  If we are unable to renew our FCC licenses, our business, financial condition and results of operations could be adversely affected. One of our competitors could file a competing application or the FCC could decide not to renew our licenses. In addition, the FCC has the authority to restrict the operations of licensed radio facilities or, following a hearing under the Communications Act of 1934, revoke or modify radio licenses.

Our business could be harmed if the FCC does not grant us additional licenses

  The FCC may, at any time, require auctions for new or existing services prior to the award of any license. Additionally, the FCC no longer accepts many types of applications for licenses on exclusive paging frequencies. We cannot be certain that we will be able to obtain additional frequencies or expand existing paging networks into new services areas.

Recently enacted FCC rules could eliminate some of our competitive advantages


  The FCC has fully implemented rules classifying the services offered by paging carriers as either commercial mobile radio services or private mobile radio services. These FCC rules aim to reduce the disparate regulatory treatment given to similar mobile services. We believe that these parity rules will remove some regulatory advantages that we and other private carriers previously received.

We have only limited protection of our proprietary rights and technology

  We rely primarily on a combination of intellectual property laws and contracts to protect our proprietary rights and technology. However, these laws and contractual provisions provide only limited protection. Unauthorized parties may attempt to copy aspects of our software or services or to obtain and use proprietary information. Although we do not know of any present or past infringements, we cannot be certain that our means of protecting our proprietary rights and technology will be successful. Alternatively, our competitors could independently develop similar technology. Also, some foreign countries' laws do not offer as much protection of our proprietary rights as laws in the United States.

We may not be successful in avoiding claims that we infringe others' proprietary rights

  Many patents, copyrights and trademarks have been issued in the general areas of information and telecommunications services as well as personal telecommunications. In the ordinary course of our business, third parties may claim that our services infringe on their patent, copyright or trademark rights. Third parties making infringement claims may have significantly greater resources than we do to pursue litigation, and we cannot be certain that we would prevail in an infringement action.

  Infringement claims, whether with or without merit, could be time consuming, distract management, result in costly litigation, delay the introduction of new services and require us to enter into royalty or licensing agreements. As a result of an infringement claim, we could be required to discontinue use of a specific technology, tradename or service mark. In such instances, it could be expensive for us to develop or buy replacement technology or market a new name. Consequently, whether justified or not, infringement claims could have a negative effect on our business, financial condition and operating results.

Investors will not be able to exert control over Satellink

  If you purchase our securities, you will become a minority shareholder of Satellink and will not be able to control our management or business. Upon the completion of the offering, our directors, officers and their affiliates will beneficially own 3,993,722 shares (approximately 34.8%) of our common stock, including exercisable options and warrants. Our directors, officers and their affiliates also will hold options to acquire 146,750 shares of common stock that are not immediately exercisable. If exercised, these options, taken with the shares owned and the exercisable options, would give the directors, officers and their affiliates ownership of approximately 36.1% of our common stock. Consequently, our directors, officers and their affiliates could control or exercise significant influence over the election of directors and all other matters requiring shareholder approval. As shareholders, our directors, officers and their affiliates also could prevent a change of control or ownership of Satellink. You will become minority shareholders of Satellink and will not be able to control our management or business.

Our stock has not previously traded on a public market and its price may be volatile

  Prior to the offering, our common stock has not been traded on a public market. We have applied for listing of our common stock on the Nasdaq National Market. The initial public offering price will be determined by negotiations between Satellink and the underwriters. The initial price may not be related to our book value, net worth or any other established criteria of value. In addition, the initial price may not be indicative of the market price for the common stock after the offering. The price of our stock after the offering may fluctuate significantly and may fall below the initial price. The stock market at times experiences significant price and volume fluctuations that may be unrelated to the operating results of particular companies. The stock market's fluctuations particularly affect the stock prices of high technology companies such as Satellink. Our stock price could be affected by the following factors, among others:

  .  actual or anticipated operating results;

  .  growth rates;

  .  changes in analysts' estimates;

  .  industry conditions;

  .  competitors' announcements;

  .  regulatory actions; and

  .  general economic conditions.

  If our operating results are below the expectations of analysts and investors, our stock price could fall significantly.

Additional shares will be eligible for public sale in the future and could cause our stock price to drop

  The market price of our common stock could drop as a result of sales of a large number of shares in the market after the offering, or the perception that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings.

  There will be 11,485,316 shares of common stock outstanding immediately after the offering. Of these shares, the shares sold in the offering, except for any shares purchased by "affiliates" of Satellink as defined in Rule 144 under the Securities Act of 1933, as well as 475,164 of the currently outstanding shares will be freely transferable without restriction or further registration under the Securities Act. Of those shares 115,065 are subject to the provisions of lock-up agreements. The remaining 6,010,152 shares of common stock outstanding will be "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or an exemption under the Securities Act. Additionally, we have granted registration rights to some of our shareholders, as well as to holders of options and warrants to buy our common stock, that allow them to require us to register their common stock for public sale under certain circumstances. We also plan to register under the Securities Act all of the common stock issuable under our 1997 Long-Term Incentive Plan.

  In connection with the offering, Satellink, our executive officers and directors, holders of more than 5% of our common stock, all of the selling shareholders and all of the holders of registration rights have agreed that, with certain exceptions, they will not sell any shares of common stock without the consent of J.C. Bradford & Co. for 180 days after the date of this prospectus.

Purchasers' shares will be immediately diluted

  The initial public offering price is substantially higher than the tangible book value per share of our outstanding common stock. Investors purchasing shares in the offering will incur immediate and substantial dilution. At the same time, existing shareholders will receive a significant increase in the tangible book value per share of their shares. At an initial public offering price of $10.00 per share, the immediate dilution to new investors would be $9.70 per share. In addition, purchasers' shares will be further diluted to the extent outstanding options and warrants are exercised.

Several measures that we have adopted have anti-takeover effects

  Several measures that we have adopted limit the ability of shareholders or others to change or gain control of Satellink. The Board of Directors may issue preferred stock, with any rights it may wish to assign, without shareholder action. The existence of this "blank check" preferred stock could discourage or make difficult a tender offer, merger, proxy contest or other attempt to gain control. In addition, the Board of Directors will be divided into three classes of directors at the first annual shareholders meeting held after the completion of the offering. The directors will then be elected for staggered three-year terms, which could affect shareholders' ability to change control of Satellink. In addition to considering the best interests of Satellink and its shareholders, our articles of incorporation also permit directors to consider the interests of other constituencies when considering any change of control transaction. Directors may consider the impact of their decisions on employees, customers, suppliers, creditors and the communities in which Satellink operates as well as other factors that the directors deem pertinent when carrying out their responsibilities. We have also elected to be subject to provisions of the Georgia Business Corporation Code that can make more difficult and discourage business combinations with interested shareholders.

             SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements in this prospectus, including some statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are forward-looking statements about what may happen in the future. They include statements regarding our current beliefs, goals and expectations about matters such as our expected financial position and operating results, our business strategy and our financing plans. These statements can sometimes be identified by our use of forward-looking words such as "anticipate," "estimate," "expect," "intend," "may," "will" and similar expressions. We cannot guarantee that our forward-looking statements will turn out to be correct or that our beliefs and goals will not change. Our actual results could be very different from and worse than our expectations for various reasons, including those discussed in "Risk Factors."

                                USE OF PROCEEDS

  The net proceeds to Satellink from the sale of the 4,000,000 shares of common stock offered by Satellink are estimated to be approximately $36.3 million after deducting estimated underwriting discounts and offering expenses payable by Satellink.

  Satellink presently intends to use the net proceeds as follows:

                                                       Approximate
                                                         Dollar    Approximate
                                                         Amount    Percentage
                                                       ----------- -----------
   To repay outstanding indebtedness and accrued
    interest.......................................... $31,800,000      88%
   To redeem all outstanding shares of Series D
    preferred stock...................................   4,500,000      12
                                                       -----------     ---
     Total............................................ $36,300,000     100%
                                                       ===========     ===

  Satellink currently intends to use approximately $31.8 million of the net proceeds to repay outstanding indebtedness under Satellink's credit facility with Bank Austria Creditanstalt, which indebtedness totaled $52.7 million at January 31, 1999. This indebtedness matures as follows: (1) approximately $2.8 million during fiscal 2000 ; (2) approximately $3.8 million during fiscal 2001;
(3) approximately $3.8 million in fiscal 2002; (4) approximately $3.8 million in fiscal 2003; and approximately $17.6 million in fiscal 2004. The credit facility carries a variable interest rate based on, at Satellink's election:
(a) Creditanstalt's prime rate plus 2%; or (b) LIBOR plus 4%. Satellink has historically utilized the credit facility for working capital and to finance acquisitions. As of February 28, 1999, the outstanding balance under the credit facility accrued interest at a rate of 9.2%. During the past 12 months, Satellink borrowed approximately $28.8 million under the credit facility, which was used for three acquisitions and for capital expenditures and general corporate purposes.

  Satellink expects to use approximately $4.5 million of the net proceeds to redeem all shares of its Series D preferred stock outstanding prior to the offering. These shares were issued in April 1998, and the proceeds from this issuance were used to finance a portion of the purchase price of Premier Paging, Inc., Premier Paging of New Orleans, Inc and Hyde's Stay in Touch, Inc. Upon the closing of the offering, Satellink will amend its articles of incorporation to eliminate the Series D preferred stock. See "Certain Transactions."

  The anticipated reduction in amounts outstanding under the credit facility will increase the availability of bank credit for general business purposes, including acquisitions of businesses, products or technologies of strategic importance to Satellink. Satellink currently is engaged in preliminary discussions with potential acquisition candidates. Although it has no binding commitments to acquire any of such candidates, management believes that Satellink may acquire one or more of these candidates in the future by using available borrowings under the credit facility. There can be no assurance that Satellink will complete any acquisitions on terms favorable to Satellink, if at all. See "Risk Factors -- Acquisitions could harm our business," "Management's Discussion and Analysis of Financial Condition and Results of Operations --
 Liquidity and Capital Resources" and "Business -- Acquisitions."

                                DIVIDEND POLICY

  Satellink presently intends to employ all available funds for the expansion of its business and, therefore, does not anticipate declaring or paying cash dividends on the common stock in the foreseeable future. Satellink has not paid cash dividends on its common stock in the past, and the payment of cash dividends, if any, in the future will depend upon Satellink's earnings, financial condition, capital requirements, cash flow, long range plans and other factors that the Board of Directors may deem relevant at that time. The terms of the credit facility prohibit Satellink, without the prior written consent of its lenders, from paying cash dividends in any fiscal year in an amount exceeding the lesser of 25% of Satellink's excess cash flow (as defined in the credit facility) for the immediately preceding fiscal year or $350,000. Additionally, the designation of Satellink's non-voting preferred stock provides that dividends and other distributions, payable in cash or other property, shall be paid on the non-voting preferred stock equally, ratably and on a parity with dividends and other distributions paid on the common stock. See "Description of Capital Stock."

                                 CAPITALIZATION

  The following table sets forth the indebtedness and capitalization of Satellink at January 31, 1999 from a historical basis and as adjusted to reflect (1) the conversion of all issued and outstanding shares of Series A preferred stock and Series C preferred stock into shares of common stock,
(2) the exercise of warrants to purchase 321,096 shares of common stock to be sold in the offering by a selling shareholder, (3) the sale by Satellink of 4,000,000 shares of the common stock offered hereby and (4) the application of the estimated net proceeds to repay indebtedness and redeem Series D preferred stock. Upon the closing of the offering, Satellink will amend its articles of incorporation to redesignate the Class A common stock and Series B preferred stock as common stock and non-voting preferred stock, respectively, and to eliminate the Class B common stock, Series A preferred stock, Series C preferred stock and Series D preferred stock. The following table should be read in conjunction with "Use of Proceeds," "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes, including the unaudited pro forma consolidated financial information, included elsewhere in this prospectus.

                               At January 31, 1999
                              --------------------------
                               Actual      As Adjusted
                              -----------  -------------
                              (Dollars in thousands)
Short-term debt (including
 current portion of long-
 term debt).................  $        --   $        --
                              ===========   ===========
Long-term debt..............  $    53,486   $    21,686
Stock warrants..............        5,896            --
Series C redeemable
 convertible preferred
 stock; 3,500 shares
 authorized, issued and
 outstanding, actual; 0
 shares authorized, issued
 and outstanding, as
 adjusted...................        3,500            --
Series D redeemable
 preferred stock; 4,500
 shares authorized, issued
 and outstanding, actual; 0
 shares authorized, issued
 and outstanding, as
 adjusted...................        3,672            --
Shareholders' equity
 (deficit):
Series A convertible
 preferred stock; 7,500
 shares authorized and 7,360
 shares issued and
 outstanding, actual; 0
 shares authorized, issued
 and outstanding, as
 adjusted...................           --            --
Series B convertible
 preferred stock; 30,000
 shares authorized and 0
 shares issued and
 outstanding................           --            --
Class A common stock;
 50,000,000 shares
 authorized and 5,588,296
 shares issued and
 outstanding, actual; and
 11,164,220 shares issued
 and outstanding, as
 adjusted (1)...............           56           115
Class B common stock; 20,000
 shares authorized and 0
 shares issued and
 outstanding, actual; 0
 shares authorized, issued
 and outstanding, as
 adjusted...................           --            --
Additional paid-in capital..        2,805        43,878
Stock warrants..............           --         4,566 (2)
Accumulated deficit.........      (10,810)      (11,638)(3)
                              -----------   -----------
    Total shareholders'
     equity (deficit).......       (7,949)       36,921
                              -----------   -----------
     Total capitalization...  $    58,605   $    58,607
                              ===========   ===========

--------

(1) Excludes 1,784,346 shares of common stock that were subject to outstanding options and warrants at January 31, 1999 at a weighted average exercise price of $2.86 per share. See "Management -- Incentive Plan," "Shares Eligible for Future Sale" and Note 6 to the consolidated financial statements.

(2) Includes a reduction in value of stock warrants of $1,330,000 related to the exercise of 321,096 warrants in the offering.

(3) Includes a loss of approximately $828,063 that Satellink expects to incur upon redemption of the Series D redeemable preferred stock (the difference between the $4,500,000 redemption value and the $3,671,937 carrying value).

                                    DILUTION

  As of January 31, 1999, the net tangible book value of Satellink was approximately $(41,480,000), or $(7.42) per share of common stock. "Net tangible book value per share" is defined as the book value of Satellink's tangible assets less all liabilities, divided by the number of issued and outstanding shares of common stock. The pro forma net tangible book value of Satellink as of January 31, 1999 would have been approximately $3,390,000 or $0.30 per share, after giving effect to (1) the conversion of all outstanding shares of Series A preferred stock and Series C preferred stock into common stock, (2) the exercise of warrants to purchase 321,096 shares of common stock to be sold in the offering by a selling shareholder, (3) the sale of the 4,000,000 shares of common stock offered hereby at an assumed initial public offering price of $10.00 per share and (4) deduction of the estimated underwriting discounts and offering expenses payable by the Company. This represents an immediate increase in net tangible book value of $7.72 per share to existing shareholders and an immediate dilution in net tangible book value of $9.70 per share to purchasers of shares of common stock in the offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share..................        $10.00
                                                                         ------
  Net tangible book value before the offering.................... (7.42)
  Increase per share attributable to new shareholders............  7.72
                                                                  -----
Pro forma net tangible book value per share......................          0.30
                                                                         ------
Dilution per share to new shareholders...........................        $ 9.70
                                                                         ======

  The following table sets forth as of January 31, 1999, on a pro forma basis giving effect to the conversion of the Series A preferred stock and Series C preferred stock into common stock and the exercise of warrants to purchase 321,096 shares of common stock to be sold in the offering by a selling shareholder, (1) the number of shares of common stock acquired from Satellink,
(2) the total consideration paid and (3) the average price per share paid by existing shareholders and by new investors, assuming the sale of 4,000,000 shares of common stock in the offering at an assumed initial public offering price of $10.00 per share.

                                                                        Average
                                                                         Price
                                 Shares Purchased  Total Consideration Per Share
                                ------------------ ------------------- ---------
                                  Number   Percent   Amount    Percent
                                ---------- ------- ----------- -------
Existing shareholders..........  7,485,316   65.2% $ 6,362,930   13.7%  $ 0.85
New investors..................  4,000,000   34.8   40,000,000   86.3    10.00
                                ----------  -----  -----------  -----
Total.......................... 11,485,316  100.0% $46,362,930  100.0%
                                ==========  =====  ===========  =====

  The foregoing tables do not take into account the exercise of outstanding options and warrants to acquire 1,784,346 shares of common stock. Assuming that all such options and warrants were exercised and that the full amount of cash consideration was received therefrom, dilution per share to new investors would be $9.36. See "Management -- Incentive Plan," "Certain Transactions Non-Voting Preferred Stock Warrant Issuance" and note 6 to the consolidated financial statements.

                     SELECTED FINANCIAL AND OPERATING DATA

  The following table sets forth selected historical and pro forma consolidated financial and operating information of Satellink. The selected historical consolidated financial data as of July 31, 1997 and 1998 and for the fiscal years ended July 31, 1996, 1997 and 1998 have been derived from Satellink's consolidated financial statements included in this prospectus, which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical consolidated financial data as of July 31, 1994, 1995 and 1996 and for the years ended July 31, 1994 and 1995 have been derived from Satellink's unaudited consolidated financial statements that are not included in this prospectus. The selected historical consolidated financial data as of and for the six months ended January 31, 1998 and 1999 have been derived from Satellink's unaudited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such information. Operating results for the six months ended January 31, 1999 are not necessarily indicative of the results that may be expected for the entire fiscal year. The selected historical and pro forma consolidated financial data are qualified by reference to, and should be read in conjunction with, Satellink's consolidated financial statements and the notes to the consolidated financial statements, including the unaudited pro forma consolidated financial information, included in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The pro forma statements of operations data reflect the acquisition of Hyde's Stay In Touch, Inc. and its affiliated company as if it had occurred at the beginning of the periods presented. The pro forma financial information does not represent what Satellink's results of operations would have been if the acquisition had occurred on such date, nor does it indicate Satellink's future financial position or results of future operations. The pro forma adjustments are based on currently available information and certain assumptions that we believe are reasonable. The "As Adjusted" column reflects the sale of 4,000,000 shares of common stock offered by Satellink in this offering and the application of the estimated net proceeds from the offering.

  Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, fixed asset impairment, nonrecurring charges, write-off of offering costs, accretion of stock warrants, extraordinary item and the cumulative effect of a change in accounting principle. Adjusted EBITDA is a measure of financial performance that is often used to compare companies on the basis of liquidity, capital resources and leverage and to determine a company's ability to service debt. Adjusted EBITDA also is one of the financial measurements used to determine whether Satellink is in compliance with its covenants under the credit facility. However, Adjusted EBITDA should not be considered in isolation or as an alternative to net income (loss), operating income, cash provided by operating activities or any other measure of performance under generally accepted accounting principles. Further, Adjusted EBITDA may be calculated differently by different companies. Thus, Adjusted EBITDA as presented herein may not be comparable to Adjusted EBITDA or other similarly titled measures reported by other companies. Adjusted EBITDA for fiscal 1996 excludes $440,000 related to research and development expenses. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net revenues.

                                                                                      Six Months Ended
                                        Years Ended July 31,                             January 31,
                          ------------------------------------------------------ -----------------------------
                                                                       Pro Forma                   As Adjusted
                           1994     1995     1996     1997     1998      1998     1998     1999       1999
                          -------  -------  -------  -------  -------  --------- -------  -------  -----------
                                     (Dollars in thousands, except per share data and ARPU)
Statement of Operations
 Data:
Service, rent and
 maintenance revenues...  $13,610  $16,580  $21,285  $31,194  $37,339   $40,639  $17,652  $22,008    $22,008
Product sales...........      906    1,251    1,836    2,315    2,322     3,386      930    1,756      1,756
                          -------  -------  -------  -------  -------   -------  -------  -------    -------
 Total revenues.........   14,516   17,831   23,121   33,509   39,661    44,025   18,582   23,764     23,764
Cost of products sold...     (825)  (1,108)  (1,396)  (1,968)  (1,515)   (2,684)    (561)  (1,525)    (1,525)
                          -------  -------  -------  -------  -------   -------  -------  -------    -------
 Net revenues...........   13,691   16,723   21,725   31,541   38,146    41,341   18,021   22,239     22,239
Service, rent and
 maintenance expenses...    5,193    6,782    8,962   13,517   15,600    15,924    7,496    8,379      8,379
Selling and marketing
 expenses...............    1,747    2,736    3,053    4,281    4,764     4,973    2,198    3,214      3,214
General and
 administrative
 expenses...............    2,231    2,874    4,320    6,573    7,332     8,184    3,371    3,784      3,784
Engineering expenses....      552      673      669      997    1,162     1,162      556      870        870
Depreciation and
 amortization...........    1,755    1,916    2,222    4,181    5,130     5,793    2,225    2,776      2,776
Research and
 development............       --       --      440       --       --        --       --       --         --
Nonrecurring charges....       --       --       --       --       --        --       --    1,629      1,629
Fixed asset impairment..      297       --       --       --      834       834      834       --         --
                          -------  -------  -------  -------  -------   -------  -------  -------    -------
Operating income........    1,916    1,742    2,059    1,992    3,324     4,471    1,341    1,587      1,587
Other income (expense)..      182       13      (17)     494      695       966      (81)     472        472
Interest expense........     (769)    (926)    (909)  (2,289)  (3,832)   (4,788)  (1,463)  (2,430)      (935)
Accretion of stock
 warrants(1)............     (350)    (643)    (854)  (1,773)    (450)     (450)    (229)    (119)        --
Write-down of offering
 costs..................       --       --       --       --       --        --       --     (570)        --
                          -------  -------  -------  -------  -------   -------  -------  -------    -------
Income (loss) before
 income tax expense,
 extraordinary item and
 cumulative effect
 of change in accounting
 principle..............      979      296      279   (1,576)    (263)      199     (432)  (1,060)     1,124
Income tax expense......      492      626      578      390      630       630      558       88        427
                          -------  -------  -------  -------  -------   -------  -------  -------    -------
Income (loss) before
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............      487     (330)    (299)  (1,966)    (893)     (431)    (990)  (1,148)       697
Extraordinary loss on
 early retirement of
 debt ..................       --       --     (132)      --       --        --       --       --         --
Cumulative effect of
 change in accounting
 principle..............       --       --       --       --     (629)       --     (629)      --         --
                          -------  -------  -------  -------  -------   -------  -------  -------    -------
 Net income (loss)......      487     (330)    (431)  (1,966)  (1,522)     (431)  (1,619)  (1,148)       697
Preferred stock
 dividends..............       88       88      334      439      630       631      219      508         --
                          -------  -------  -------  -------  -------   -------  -------  -------    -------
Net income (loss)
 attributable to common
 shareholders...........  $   399  $  (418) $  (765) $(2,405) $(2,152)  $(1,062) $(1,838) $(1,656)   $   697
                          =======  =======  =======  =======  =======   =======  =======  =======    =======
 Allocation to Class A
  common stock..........  $   385  $  (401) $  (739) $(2,384) $(2,151)  $(1,062) $(1,837) $(1,656)   $   697
 Allocation to Class B
  common stock..........       14      (17)     (26)     (21)      (1)       --       (1)      --         --

                                           Years Ended July 31,                                Six Months Ended January 31,
                     ----------------------------------------------------------------------  ----------------------------------
                                                                                 Pro Forma                          As Adjusted
                        1994        1995        1996        1997        1998        1998       1998        1999        1999
                     ----------  ----------  ----------  ----------  ----------  ----------  ---------  ----------  -----------
                                           (Dollars in thousands, except per share data and ARPU)
Net income (loss)
 per share (2):
 Loss from
  extraordinary
  item -- basic:
 Class A common
  stock..........    $       --  $       --  $    (0.03) $       --  $       --  $       --  $      --  $       --  $        --
 Class B common
  stock..........            --          --       (2.23)         --          --          --         --          --           --
 Loss from
  cumulative
  effect of
  change in
  accounting
  principle:
 Class A common
  stock..........    $       --  $       --  $       --  $       --  $    (0.11) $       --  $   (0.11) $       --  $        --
 Class B common
  stock..........            --          --          --          --       (9.59)         --      (9.68)         --           --
 Net income
  (loss)
  attributable to
  common
  shareholders --
  basic:
 Class A common
  stock..........    $     0.08  $    (0.08) $    (0.15) $    (0.47) $    (0.39) $    (0.19) $   (0.33) $    (0.30) $      0.06
 Class B common
  stock..........          6.46       (6.86)     (12.90)     (39.36)     (32.77)        --      (28.29)         --           --
 Net income
  (loss)
  attributable to
  common
  shares --
   diluted:
 Class A common
  stock..........    $     0.06  $    (0.08) $    (0.15) $    (0.47) $    (0.39) $    (0.19) $   (0.33) $    (0.30) $      0.05
 Class B common
  stock..........          4.75       (6.86)     (12.90)     (39.36)     (32.77)         --     (28.29)         --           --
 Weighted average
  common shares
  outstanding --
  basic:
 Class A common
  stock..........     4,977,621   4,938,587   4,841,962   5,117,657   5,545,168   5,545,168  5,486,730   5,588,296   11,485,316
 Class B common
  stock..........         2,821       2,418       2,013         535          22          22         35          --           --
 Weighted average
  common shares
  outstanding --
  diluted:
 Class A common
  stock..........     6,844,790   4,938,587   4,841,962   5,117,657   5,545,168   5,454,168  5,486,730   5,588,296   13,293,229
 Class B common
  stock..........         2,821       2,418       2,013         535          22          22         35          --           --
                                          At July 31,                                                 At January 31,
                     ----------------------------------------------------------              ----------------------------------
                                                                                                                    As Adjusted
                        1994        1995        1996        1997        1998                   1998        1999        1999
                     ----------  ----------  ----------  ----------  ----------              ---------  ----------  -----------
Balance Sheet
 Data:
Working capital
 (deficit).......    $    1,587  $    2,987  $    1,255  $   (1,798) $   (3,150)             $   1,895  $    2,311  $     2,313
Property and
 equipment, net..         3,730       4,760       8,615      13,041      17,251                 15,008      22,763       22,763
Total assets.....         8,614      10,738      24,135      36,047      62,662                 39,464      67,024       67,027
Long-term debt,
 less current
 maturities......         6,223       8,748      15,951      24,065      41,342                 29,777      53,486       21,686
Total
 shareholders'
 equity
 (deficit).......          (640)     (1,677)     (2,192)     (4,365)     (6,154)                (5,698)     (6,896)      36,921
                                          Years Ended July 31,(1)                              Six Months Ended January 31,
                     ----------------------------------------------------------------------  ----------------------------------
                                                                                 Pro Forma                          As Adjusted
                        1994        1995        1996        1997        1998        1998       1998        1999        1999
                     ----------  ----------  ----------  ----------  ----------  ----------  ---------  ----------  -----------
Other Data:
Cash provided by
 operating
 activities......    $      925  $      806  $    4,189  $    4,523  $    5,440  $    8,198  $   1,645  $    4,048  $     5,078
Cash used in
 investing
 activities......        (2,146)     (2,803)    (15,329)    (14,354)    (29,809)    (16,055)    (5,942)     (9,520)      (9,520)
Cash provided by
 financing
 activities......         1,255       1,654      11,972       9,288      24,241       7,729      4,021       5,380        5,859
Adjusted EBITDA..         4,150       3,781       4,265       6,668       9,984      12,063      4,319       6,484        6,484
Adjusted EBITDA
 margin..........          30.3%       22.6%       19.6%       21.1%       26.2%       27.4%      24.0%       29.2%        29.2%
Subscribers (end
 of period)......        44,001      57,808     105,748     146,717     207,067     207,067    163,394     221,966      221,966
Average revenues
 per unit (3)....    $    32.92  $    27.38  $    22.14  $    20.82  $    17.97  $    19.48  $   19.37  $    17.28  $     17.28
Capital
 expenditures....    $   (2,146) $   (2,803) $   (4,930) $   (5,393) $   (8,831) $   (8,831) $  (5,352) $   (8,739) $    (8,739)
Cash dividends
 and
 distributions (4)..       (100)        (77)       (334)       (450)       (519)         --       (263)       (479)          --

--------

 (1) See note 6 to consolidated financial statements.

 (2) See note 2 to consolidated financial statements.

 (3) Average revenues per unit, or ARPU, equals the net revenues for a given period divided by the average number of subscribers during such period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

 (4) See note 6 to consolidated financial statements and "Dividend Policy."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in connection with the discussion set forth in "Risk Factors" and with the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Overview

  Satellink is a leading regional provider of messaging and enhanced personal telecommunications services to businesses and individuals. Satellink provides these services in smaller metropolitan areas and major cities in the southeastern and southwestern United States. Through Satellink's proprietary STAR*Net platform and the use of multiple message distribution networks, Satellink offers its subscribers an assortment of service and pricing options not readily available from many of its competitors. The low-cost STAR*Net platform allows Satellink to quickly customize its services to meet the needs of its subscribers and expand system capacity.

  Satellink's revenues consist of service, rent and maintenance revenues and product sales. Service, rent and maintenance revenues consist of revenues from messaging and enhanced personal telecommunications services. Satellink bills the fixed portion of the fees it charges for these services in advance and bills usage-related fees in arrears. The majority of Satellink's revenues are recurring in nature (approximately 92.1%, 93.1%, 94.1% and 92.6% for fiscal 1996, 1997 and 1998 and for the six months ended January 31, 1999, respectively) and are derived from periodic (usually monthly) fixed and usage-related fees charged to subscribers. While a subscriber continues to use Satellink's services, operating results benefit from a recurring revenue stream with minimal requirements for incremental selling expenses. Service, rent and maintenance revenues are recognized during the periods in which the services are provided. Product sales revenues include the revenues derived from the sale of pagers and other subscriber equipment and accessories and are recognized during the periods in which sales occur. Net revenues include service, rent and maintenance revenues and product sales revenues less the cost of products sold. The cost of products sold consists of the cost of subscriber equipment.

  Service, rent and maintenance expenses include: subcarrier, tower and satellite channel lease costs; data delivery telephone costs; third party carriers' airtime expenses; and network maintenance expenses. Selling and marketing expenses include salaries, commissions, travel and administrative costs for Satellink's sales force and related marketing and advertising expenses. General and administrative expenses include expenses associated with executive management, accounting, billing, customer service, office telephones, office rents and maintenance and employee benefits. Engineering expenses include costs associated with technical support personnel and information services. Satellink has experienced a decline in total average operating expenses per unit in service (operating expenses per unit before depreciation, amortization, and nonrecurring charges from $17.78 for fiscal 1996 to $13.59 for fiscal 1998. Operating expenses per unit in service was $12.62 for the six months ended January 31, 1999.

  Depreciation is calculated on a straight-line basis over periods ranging from five to 20 years depending on the nature of the asset. Amortization is calculated on a straight-line basis over periods ranging from three to 30 years.

  Other income consists primarily of income from late fees, finance charges and income derived from the sale of used subscriber equipment.

  Interest expense consists primarily of interest paid under the credit facility and, to a lesser extent, interest paid in connection with unsecured promissory notes issued by Satellink to finance acquisitions.

  Accretion of stock warrants represents non-cash expense or income associated with the put feature of the Creditanstalt warrants. The expense or income has been calculated using a formula based on Satellink's Adjusted EBITDA. The put feature of the Creditanstalt warrants is canceled upon completion of a qualified initial public offering of common stock that yields net proceeds to Satellink of at least $10.0 million.

  Income tax expense consists of the expense associated with one of the Cape Fear Paging Companies. The Cape Fear Paging Companies consisted of one S corporation and two C corporations. The income tax expense reflects the expense associated with the C corporation. Upon the completion of the merger, which was accounted for as a pooling of interest, each of the Cape Fear Paging Companies was merged with a wholly-owned subsidiary of Satellink. In the future, Satellink and the Cape Fear Paging Companies will recognize income tax expense on a consolidated net basis.

  ARPU equals the net revenues for a given period divided by the average number of subscribers during such period. ARPU for fiscal 1996, 1997 and 1998 and for the six months ended January 31, 1999 was $22.14, $20.82, $17.97 and $17.28,
respectively. The downward trend is the result of the acquisitions of paging companies that primarily provide local service and competitive pressures. At August 1, 1995, local, regional and nationwide subscribers as a percentage of total subscribers equaled 16.7%, 58.8% and 24.5%, respectively. At January 31, 1999, local, regional and nationwide subscribers as a percentage of total subscribers equaled 48.6%, 34.0% and 17.4%, respectively.

  Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, fixed asset impairment, nonrecurring charges, write-off of offering costs, accretion of stock warrants, extraordinary item and the cumulative effect of a change in accounting principle. Adjusted EBITDA is a measure of financial performance that is often used to compare companies on the basis of liquidity, capital resources and leverage and to determine a company's ability to service debt. Adjusted EBITDA also is one of the financial measurements used to determine whether Satellink is in compliance with certain covenants under the credit facility. However, Adjusted EBITDA should not be considered in isolation or as an alternative to net income or loss, income from operations, cash flows from operating activities or any other measure of performance under GAAP. Further, Adjusted EBITDA may be calculated differently by different companies within the personal telecommunications industry. Thus, Adjusted EBITDA as presented herein may not be comparable to Adjusted EBITDA or other similarly titled measures reported by other companies.

Results of Operations

  The following table sets forth the percentage of net revenues represented by items in Satellink's statements of operations:

                                                                 Six Months
                                        Years Ended July           Ended
                                               31,              January 31,
                                        ---------------------   -------------
                                        1996    1997    1998     1998   1999
                                        -----   -----   -----   ------  -----
Service, rent and maintenance
 revenues..............................  98.0%   98.9%   97.9%    98.0%  99.0%
Product sales..........................   8.5     7.3     6.1      5.1    7.9
                                        -----   -----   -----   ------  -----
  Total revenues....................... 106.5   106.2   104.0    103.1  106.9
Cost of products sold..................  (6.5)   (6.2)   (4.0)    (3.1)  (6.9)
                                        -----   -----   -----   ------  -----
  Net revenues......................... 100.0   100.0   100.0    100.0  100.0
Service, rent and maintenance
 expenses..............................  41.2    42.8    40.9     41.6   37.7
Selling and marketing expenses.........  14.1    13.6    12.5     12.2   14.5
General and administrative expenses....  19.9    20.8    19.2     18.7   17.0
Engineering expenses...................   3.1     3.2     3.1      3.1    3.9
Depreciation and amortization..........  10.2    13.3    13.4     12.4   12.5
Research and development...............   2.0      --      --       --     --
Nonrecurring charges...................    --      --     2.2      4.6    7.3
                                        -----   -----   -----   ------  -----
Operating income.......................   9.5     6.3     8.7      7.4    7.1
Other income (expense).................    --     1.6     1.8     (0.4)   2.1
Interest expense.......................  (4.3)   (7.3)  (10.0)    (8.1) (10.9)
Accretion of stock warrants............  (3.9)   (5.6)   (1.2)    (1.3)  (0.5)
Writedown of offering costs............    --      --      --       --   (2.6)
                                        -----   -----   -----   ------  -----
Income (loss) before income tax
 provision and extraordinary item......   1.3    (5.0)   (0.7)    (2.4)  (4.8)
Income tax provision...................   2.7     1.2     1.6      3.1   (0.4)
                                        -----   -----   -----   ------  -----
Loss before extraordinary item.........  (1.4)   (6.2)   (2.3)    (5.5)  (5.2)
Extraordinary loss on early retirement
 of debt...............................  (0.6)     --      --       --     --
Cumulative effect of change in
 accounting principle..................    --      --    (1.7)    (3.5)    --
                                        -----   -----   -----   ------  -----
  Net loss.............................  (2.0)   (6.2)   (4.0)    (9.0)  (5.2)
Preferred stock dividends..............  (1.5)   (1.4)   (1.6)    (1.2)  (2.2)
                                        -----   -----   -----   ------  -----
Net loss attributable to common
 shareholders..........................  (3.5)%  (7.6)%  (5.6)% (10.2)% (7.4)%
                                        =====   =====   =====   ======  =====

Six Months Ended January 31, 1999 Compared to Six Months Ended January 31, 1998

  Total Revenues. Total revenues increased $5.2 million, or 28.0%, to $23.8 million for the six months ended January 31, 1999 from $18.6 million for the six months ended January 31, 1998. This increase was primarily due to growth in subscribers both internally and from acquisitions. Total subscribers increased 58,600, or 35.9%, to 222,000 at January 31, 1999 from 163,400 at January 31,
1998. Of this increase in subscribers, internal growth accounted for 9,600 new subscribers and two acquisitions during the period accounted for 49,000 new subscribers. Product sales increased $871,000, or 93.8%, to $1.8 million for the six months ended January 31, 1999 from $929,000 for the six months ended January 31, 1998, and increased as a percentage of net revenues to 7.9% for the six months ended January 31, 1999 from 5.1% for the six months ended
January 31, 1998. The increase in product sales and the increase in product sales as a percentage of net revenue was primarily the result of subscriber base growth.

  Cost of Products Sold. Cost of products sold increased $939,000, or 167.4%, to $1.5 million for the six months ended January 31, 1999 from $561,000 for the six months ended January 31, 1998. The gross margin on products sold decreased to 13.1% for the six months ended January 31, 1999 from 39.7% for the six months ended January 31, 1998. The increase in cost of products sold was attributable to increased product sales while the decrease in gross margin was primarily attributable to lower prices paid by customers for subscriber equipment.

  Service, Rent and Maintenance Expenses. Service, rent and maintenance expenses increased $900,000, or 12.0%, to $8.4 million for the six months ended January 31, 1999 from $7.5 million for the six months ended January 31, 1998. This increase reflects an increase in airtime expense paid to third party service providers associated with subscriber base growth and related increased telephone expenses. Telephone expenses increased due to additional telephone facilities and increased voicemail usage. Service, rent and maintenance expenses decreased as a percentage of net revenues to 37.7% for the six months ended January 31, 1999 from 41.6% for the six months ended January 31, 1998. This decrease reflects Satellink's ability to achieve certain economies of scale as the subscriber base has grown.

  Selling and Marketing Expenses. Selling and marketing expenses increased $1.0 million, or 45.5%, to $3.2 million for the six months ended January 31, 1999 from $2.2 million for the six months ended January 31, 1998. Selling and marketing expenses increased as a percentage of net revenues to 14.5% for the six months ended January 31, 1999 from 12.2% for the six months ended January 31, 1998. These increases reflect increased expenditures for sales and marketing activities, advertising and the hiring of a new director of marketing.

  General and Administrative Expenses. General and administrative expenses increased $400,000, or 11.8%, to $3.8 million for the six months ended January 31, 1999 from $3.4 million for the six months ended January 31, 1998. This increase reflects higher office costs and customer service staffing levels associated with subscriber base growth. This increase also relates to costs incurred by Satellink in connection with the introduction of new STAR*Net products. General and administrative expenses decreased as a percentage of net revenues to 17.0% for the six months ended January 31, 1997 from 18.7% for the six months ended January 31, 1998.

  Engineering Expenses. Engineering expenses increased $314,000, or 56.5%, to $870,000 for the six months ended January 31, 1999 from $556,000 for the six months ended January 31, 1999. This increase reflects higher staffing levels and costs associated with upgrading Satellink's information systems and capabilities and the introduction of new STAR*Net products.

  Adjusted EBITDA. Adjusted EBITDA increased $2.2 million, or 51.2%, to $6.5 million for the six months ended January 31, 1999 from $4.3 million for the six months ended January 31, 1998. As a percentage of net revenues, Adjusted EBITDA increased to 29.3% for the six months ended January 31, 1999 from 23.9% for the six months ended January 31, 1998. These increases reflect the factors discussed above.

  Depreciation and Amortization. Depreciation and amortization increased $600,000, or 27.3%, to $2.8 million for the six months ended January 31, 1999 from $2.2 million for the six months ended January 31, 1998. This increase reflects an increase in pagers, switches and other depreciable assets associated with the growth of the subscriber base and amortization related to acquired intangible assets.

  Operating Income. Operating income increased $300,000, or 23.1%, to $1.6 million for the six months ended January 31, 1999 from $1.3 million for the six months ended January 31, 1998. This increase reflects Satellink's ability to achieve certain economies of scale related to subscriber base growth.

  Interest Expense. Interest expense increased $900,000, or 60%, to $2.4 million for the six months ended January 31, 1999 from $1.5 million for the six months ended January 31, 1998. This increase primarily reflects the growth in the debt outstanding under the credit facility due to acquisitions completed during the second half of fiscal 1997.

  Accretion of Stock Warrants. Accretion of stock warrants decreased $110,000, or 48.0%, to $119,000 for the six months ended January 31, 1999 from $229,000 for the six months ended January 31, 1998. Changes in the value of the warrants are based on a formula contained in the put feature of the Creditanstalt warrants.

  Income Tax Expense. Income tax expense decreased $470,000, or 84.2%, to $88,000 for the six months ended January 31, 1999 from $558,000 for the six months ended January 31, 1999. This decrease primarily reflects a decrease in the pre-tax income of the Cape Fear entity that was a C corporation.

  Net Loss. Net loss decreased $500,000, or 31.3%, to $1.1 million for the six months ended January 31, 1999 from $1.6 million for the six months ended January 31, 1998. This increase reflects the factors described above. Excluding the effect of the accretion of stock warrants, net loss decreased $400,000, or 28.6%, to $1.0 million for the six months ended January 31, 1999 from $1.4 million for the six months ended January 31, 1998.

Fiscal Year Ended July 31, 1998 Compared to Fiscal Year Ended July 31, 1997

  Total Revenues. Total revenues increased $6.2 million, or 18.5%, to $39.7 million for fiscal 1998 from $33.5 million for fiscal 1997. This increase was primarily due to growth in subscribers both internally and from acquisitions. Total subscribers increased 60,400, or 41.2%, to 207,100 at July 31, 1998 from 146,700 at July 31, 1997. Of this increase in subscribers, internal growth accounted for 9,600 new subscribers and four acquisitions during the period accounted for 50,800 new subscribers. Product sales increased $7,000, or 0.3%, to $2.3 million for fiscal 1998, but decreased as a percentage of net revenues to 6.1% for fiscal 1998 from 7.3% for fiscal 1997. The increase in product sales was related to subscriber base growth while the decline in product sales as a percentage of net revenues reflects increased voicemail and other services revenues which do not require subscriber equipment.

  Cost of Products Sold. Cost of products sold decreased $500,000, or 25.0%, to $1.5 million for fiscal 1998 from $2.0 million for fiscal 1997. The gross margin on products sold increased to 34.8% for fiscal 1998 from 15.0% for fiscal 1997. The decrease in cost of products sold and the increase in gross margin were primarily attributable to lower product costs associated with the changing mix of products sold and the declining cost for subscriber equipment.

  Service, Rent and Maintenance Expenses. Service, rent and maintenance expenses increased $2.1 million, or 15.4%, to $15.6 million for fiscal 1998 from $13.5 million for fiscal 1997. This increase reflects an increase in airtime expenses paid to third party service providers associated with subscriber base growth and related increased telephone expenses. Telephone expenses increased due to additional telephone facilities and increased voicemail usage. Service, rent and maintenance expenses decreased as a percentage of net revenues to 40.9% for fiscal 1998 from 42.8% for fiscal 1997. This decrease reflects Satellink's ability to achieve certain economies of scale as the subscriber base has grown.

  Selling and Marketing Expenses. Selling and marketing expenses increased $500,000, or 11.6%, to $4.8 million for fiscal 1998 from $4.3 million for fiscal 1997. This increase reflects increased expenditures for sales and marketing activities, including the hiring and compensation of additional sales representatives, and advertising. Selling and marketing expenses decreased as a percentage of net revenues to 12.5% for fiscal 1998 from 13.6% for fiscal 1997.

  General and Administrative Expenses. General and administrative expenses increased $700,000, or 10.6%, to $7.3 million for fiscal 1998 from $6.6 million for fiscal 1997. This increase reflects higher office costs and customer service staffing levels associated with subscriber base growth. This increase also relates to costs incurred by Satellink in connection with the introduction of new STAR*Net services. General and administrative expenses decreased as a percentage of net revenues to 19.2% for fiscal 1998 from 20.8% for fiscal 1997.

  Engineering Expenses. Engineering expenses increased $203,000, or 20.4%, to $1.2 million for fiscal 1998 from $997,000 for fiscal 1997. This increase reflects higher staffing levels and costs associated with upgrading Satellink's information systems and capabilities and the introduction of new STAR*Net products.

  Adjusted EBITDA. Adjusted EBITDA increased $3.3 million, or 49.3%, to $10.0 million for fiscal 1998 from $6.7 million for fiscal 1997. As a percentage of net revenues, Adjusted EBITDA increased to 26.2% for fiscal 1998 from 21.1% for fiscal 1997. These increases reflect the factors discussed above.

  Depreciation and Amortization. Depreciation and amortization increased $900,000, or 21.4%, to $5.1 million for fiscal 1998 from $4.2 million for fiscal 1997. This increase reflects an increase in pagers, switches and other depreciable assets associated with the growth of the subscriber base and amortization related to acquired intangible assets.

  Operating Income. Operating income increased $1.3 million, or 65.0%, to $3.3 million for fiscal 1998 from $2.0 million for fiscal 1997. The fiscal 1998 results include an $834,000 one-time charge for the write-down of traditional paging terminals removed from service in connection with Satellink's implementation of its STAR*Net platform and the write-off of assets associated with Satellink's previous billing system which was replaced. Excluding the one-time charge, operating income would have been $4.1 million for fiscal 1998, a 108.8% increase over fiscal 1997.

  Interest Expense. Interest expense increased $1.5 million, or 65.2%, to $3.8 million for fiscal 1998 from $2.3 million for fiscal 1997. This increase primarily reflects the growth in the debt outstanding under the credit facility due to acquisitions completed during the second half of fiscal 1997 and fiscal 1998, and to a lesser extent, higher bank lending rates during fiscal 1998.

  Accretion of Stock Warrants. Accretion of stock warrants expense decreased $1.4 million, or 77.8%, to $450,000 for fiscal 1998 from $1.8 million for fiscal 1997.

  Income Tax Expense. Income tax expense increased $240,000, or 61.5%, to $630,000 for fiscal 1998 from $390,000 for fiscal 1997. This increase primarily reflects an increase in the pre-tax income of the Cape Fear entity that was a C corporation.

  Net Loss. Net loss decreased $500,000, or 25.0%, to $1.5 million for fiscal 1998 from $2.0 million for fiscal 1997. This decrease reflects the factors described above. Excluding the effect of the accretion of stock warrants, the one-time charge for the write-down of traditional paging terminals removed from service in connection with Satellink's implementation of its STAR*Net platform, the write-off of assets associated with Satellink's previous billing system that was replaced and the cumulative effect of a change in accounting principle, net income increased $584,000 to $391,000 for fiscal 1998 from a loss of $193,000 for fiscal 1997.

Fiscal Year Ended July 31, 1997 Compared to Fiscal Year Ended July 31, 1996

  Total Revenues. Total revenues increased $10.4 million, or 45.0%, to $33.5 million for fiscal 1997 from $23.1 million for fiscal 1996. This increase was primarily due to growth in subscribers both internally and from acquisitions. Total subscribers increased 41,000, or 38.8%, to 146,700 at July 31, 1997 from 105,700 at July 31, 1996. Of this increase in subscribers, internal growth accounted for 14,600 new subscribers and six acquisitions during the period accounted for 26,400 new subscribers. Results for fiscal 1997 include 12 months of operations of C.R., Inc. and Atlanta Voice Page, Inc. ("AVP"), which were acquired in February and June, 1996, respectively, through which Satellink added 22,000 paging subscribers. Also during fiscal 1997, Satellink completed four smaller acquisitions through which it added 11,900 subscribers. Results of operations of the acquired companies were included from the various acquisition dates. Product sales increased $500,000, or 27.8%, to $2.3 million for fiscal 1997 from $1.8 million for fiscal 1996. This increase was related to subscriber base growth. Product sales decreased as a percentage of net revenues to 7.3% for fiscal 1997 from 8.5% for fiscal 1996. This decrease reflects increased voicemail and other services revenues which do not require subscriber equipment.

  Cost of Products Sold. Cost of products sold increased $600,000, or 42.9%, to $2.0 million for fiscal 1997 from $1.4 million for fiscal 1996. This increase was associated with continued subscriber base growth. Gross margin on products sold decreased to 13.0% for fiscal 1997 from 22.2% for fiscal 1996. This decrease was primarily attributable to lower prices paid by customers for subscriber equipment.

  Service, Rent and Maintenance Expenses. Service, rent and maintenance expenses increased $4.5 million, or 50.0%, to $13.5 million for fiscal 1997 from $9.0 million for fiscal 1996. This increase reflects an increase in airtime expense paid to third party service providers and in subcarrier and tower lease expenses primarily associated with the acquisitions of C.R. and AVP. Results of operations for C.R. and AVP are reflected for all of fiscal 1997 but are included only in the last two months and six months, respectively, of fiscal 1996. Telephone expenses increased as a result of additional telephone facilities and increased voicemail usage. Service, rent and maintenance expenses increased as a percentage of net revenues to 42.8% for fiscal 1997 from 41.2% for fiscal 1996. This increase primarily reflects increases in telephone and airtime costs as a percentage of net revenues.

  Selling and Marketing Expenses. Selling and marketing expenses increased $1.2 million, or 38.7%, to $4.3 million for fiscal 1997 from $3.1 million for fiscal 1996. This increase reflects increased expenditures for sales and marketing activities, including the hiring and compensation of additional sales representatives, and advertising. Selling and marketing expenses decreased as a percentage of net revenues to 13.6% for fiscal 1997 from 14.1% for fiscal 1996.

  General and Administrative Expenses. General and administrative expenses increased $2.3 million, or 53.5%, to $6.6 million for fiscal 1997 from $4.3 million for fiscal 1996. This increase reflects higher staffing levels associated with the subscriber base growth, as well as higher office costs. General and administrative expenses increased as a percentage of net revenues to 20.8% for fiscal 1997 from 19.9% for fiscal 1996.

  Engineering Expenses. Engineering expenses increased $328,000, or 49.0%, to $997,000 for fiscal 1997 from $669,000 for fiscal 1996. This increase reflects higher staffing levels associated with the subscriber base growth and related systems.

  Adjusted EBITDA. Adjusted EBITDA increased $2.4 million, or 55.8%, to $6.7 million for fiscal 1997 from $4.3 million for fiscal 1996. As a percentage of net revenues, Adjusted EBITDA decreased to 21.1%, for fiscal 1997 from 19.6% for fiscal 1996.

  Depreciation and Amortization. Depreciation and amortization increased $2.0 million, or 90.9%, to $4.2 million for fiscal 1997 from $2.2 million for fiscal 1996. This increase reflects an increase in depreciable assets associated with the increased subscriber base and increased amortization related to acquired intangible assets.

  Operating Income. Operating income decreased $100,000, or 4.8%, to $2.0 million for fiscal 1997 from $2.1 million for fiscal 1996.

  Interest Expense. Interest expense increased $1.4 million, or 154.0%, to $2.3 million for fiscal 1997 from $909,000 for fiscal 1996. This increase primarily reflects the growth in the debt outstanding under the credit facility due to acquisitions during fiscal 1997 and the second half of fiscal 1996 and, to a lesser extent, higher bank lending rates during fiscal 1997.

  Accretion of Stock Warrants. Accretion of stock warrants expense increased $946,000, or 110.8%, to $1.8 million for fiscal 1997 from $854,000 for fiscal 1996.

  Income Tax Expense. Income tax expense decreased $188,000, or 32.5%, to $390,000 for fiscal 1997 from $578,000 for fiscal 1996. This decrease primarily reflects a decrease in the pre-tax income of the Cape Fear entity that was a C corporation.

  Net Loss. Net loss increased $1.6 million, or 372.1%,to $2.0 million for fiscal 1997 from $430,000 for fiscal 1996. This increase reflects the factors described above. Excluding the effect of the accretion of stock warrants and a $132,000 extraordinary charge on early retirement of debt for fiscal 1996, net loss increased $740,000, or 136.0%, to $200,000 for fiscal 1997 from net income of $556,000 for fiscal 1996.

Liquidity and Capital Resources

  Satellink has met its primary cash requirements from borrowings under the credit facility and cash flows from operations. Borrowings under the credit facility have been used to fund acquisitions, capital expenditures and general corporate needs. Satellink had outstanding borrowings under the credit facility of $12.6 million, $18.8 million and $38.3 million as of July 31, 1996, 1997 and 1998, respectively, and $52.8 million as of January 31, 1999. The credit facility was increased in October 1998 to $55.0 million from $40.0 million. The credit facility carries a variable rate of interest based on, at Satellink's election: (1) Bank Austria Creditanstalt's prime rate plus 2%; or (2) LIBOR plus 4%. The credit facility is secured by substantially all of Satellink's assets.

  Satellink's cash balances were $1.2 million, $666,000 and $538,000 at July 31, 1996, 1997 and 1998, respectively, and $445,000 at January 31, 1999. Net cash provided by operating activities was $4.2 million, $4.5 million and $5.4 million for the years ended July 31, 1996, 1997 and 1998, respectively, and $4.0 million for the six months ended January 31, 1999.

  Net cash used in investing activities was $15.3 million, $14.4 million and $29.8 million for the years ended July 31, 1996, 1997 and 1998, respectively, and $9.5 million for the six months ended January 31, 1999. Investing activities during fiscal 1996 included $10.4 million for acquisitions and $4.9 million net purchases of property and equipment. Investing activities during fiscal 1997 included $9.0 million for acquisitions and $5.4 million net purchases of property and equipment. Investing activities during fiscal 1998 included $21.0 million for acquisitions and $8.8 million net purchases of property and equipment. Investing activities during the six months ended January 31, 1999 included $781,000 for acquisitions and $8.7 million net purchases of property and equipment.

  Net cash provided by financing activities was $12.0 million, $9.3 million and $24.2 million for the years ended July 31, 1996, 1997 and 1998, respectively, and $5.4 million for the six months ended January 31, 1999. Included in cash provided by financing activities for fiscal 1996 was $8.6 million of proceeds from the issuance of long-term debt, $3.5 million of proceeds from the issuance of Series A preferred stock and Series C preferred stock, $250,000 of proceeds from the issuance of common stock, partially offset by $334,000 of dividends on Series A preferred stock and Series C preferred stock. Included in cash provided by financing activities for fiscal 1997 was $10.0 million of proceeds from issuance of long-term debt, partially offset by $450,000 of dividends on Series A preferred stock and Series C preferred stock and $60,000 of other financing activities. Included in net cash provided by financing activities for fiscal 1998 was $20.4 million of proceeds from issuance of long-term debt, $4.5 million of proceeds from the issuance of Series D preferred stock, and $100,000 of proceeds from the issuance of common stock, partially offset by $519,000 of dividends on Series A preferred stock, Series C preferred stock and Series D preferred stock and $206,000 of other financing activities. Included in cash provided by financing activities for the six months ended January 31, 1999 was $6.0 million from the issuance of long term debt, partially offset by $479,000 of dividends on Series A preferred stock, Series C preferred stock and Series D preferred stock, and $150,000 of other financing activity.

  Satellink had negative working capital of $1.8 million and $3.1 million at July 31, 1997 and 1998, respectively, and working capital of $2.3 million at January 31, 1999.

  On April 3, 1998, Satellink issued $4.5 million of Series D preferred stock, a portion of the proceeds of which was used to finance the acquisition of Premier Paging and Hyde's Stay in Touch. The acquisition of Premier was also financed with an unsecured four year note in the principal amount of $900,000. The note bears interest at 9% per year. The remaining proceeds from the sale of the Series D preferred stock were used for working capital. The Series D preferred stock pays a monthly coupon of 8.5% per annum.

  On May 1, 1998, Satellink borrowed $11.4 million under the credit facility to finance the acquisition of Hyde's Stay in Touch, Inc. and other working capital purposes. Satellink intends to repay a portion of amounts outstanding under the credit facility and redeem the Series D preferred stock with the net proceeds of the offering. This indebtedness matures as follows: (1) approximately $2.8 million during fiscal 2000; (2) approximately $3.8 million during fiscal 2001;
(3) approximately $3.8 million in fiscal 2002; (4) approximately $3.8 million in fiscal 2003; and (5) approximately $38.5 million in fiscal 2004.

  While there can be no assurance, Satellink estimates that the proceeds of the offering, funds to be provided by operations and funds available under the credit facility will be sufficient to meet Satellink's anticipated needs for working capital for the next 12 months. This estimate is a forward-looking statement that is subject to risks and uncertainties. Actual results and working capital needs could differ materially from those estimated due to a number of factors, including the use of such proceeds to fund acquisitions and the factors discussed under "Risk Factors." In addition, acquisitions may require additional debt and equity financing. Satellink has no present plans to make any other significant capital expenditures.

Impact of Year 2000

  Many existing computer hardware and software systems are designed to use two digits to identify a year in date fields (e.g., "99" for "1999"). These systems may not properly recognize a year that begins with "20" instead of "19." If not corrected, these systems could fail or could create erroneous results when working with dates beyond the year 1999. This is commonly referred to as the "Year 2000 issue." Satellink believes that the Year 2000 issue may affect it through its services and internal operations.

 Readiness Status

  Satellink has substantially completed its assessment of the state of readiness of its services and its internal operations. Further, Satellink has put in place plans that are intended to ensure that all of its services as well as its internal operations will be Year 2000 compliant (i.e. that such systems will recognize the difference between the years "2000" and "1900" and will continue to function normally) by October 1999. These plans, which were developed by internal personnel without third party assistance, are described below.

  Satellink designed the STAR*Net platform to be Year 2000 compliant. The STAR*Net platform is based on Microsoft's MS-DOS 6.22 operating system, which Microsoft has certified to be Year 2000 compliant. In 1998, Satellink tested STAR*Net for Year 2000 compliance on several hardware platforms and found no failures.

  Satellink uses three switches manufactured by Glenayre Electronics. They are the GL-3000 paging terminal, the GL-3900 TAS terminal and the MVP voice mail terminal. These three terminals are not Year 2000 compliant. Glenayre has produced a Year 2000 compliant software upgrade to each terminal which is presently available. However, Satellink has elected to retire these terminals and migrate the existing customers to the STAR*Net platform by October 1999. If for any reason the Glenayre terminals must remain in use after October 1999, Satellink will purchase and install the Glenayre software upgrades at a total estimated cost of $28,000. Glenayre has assured Satellink that it will continue to support these terminals after the Year 2000.

  Satellink delivers paging services by broadcasting messages over various paging networks, some of which it owns and some of which are owned by third parties. Satellink has tested the paging networks that it owns and has found them to be Year 2000 compliant. Satellink also has received written assurances from the operators of the other paging networks that these paging networks are Year 2000 compliant. However, if any of the paging networks tested by Satellink are not Year 2000 compliant, it could negatively affect the functionality of Satellink's paging services.

  Although Satellink believes that its services currently are, or by October 1999 will be, Year 2000 compliant, Satellink cannot guarantee that its current or future services, or those of the paging networks used by it, contain or will contain all necessary date code changes or that errors will not be found later. The costs to resolve any resulting Year 2000 related problems could negatively impact Satellink's business, financial condition and operating results.

  Satellink has identified and assessed the Year 2000 readiness of most of the material information technology and non-information technology systems, including accounting systems, billing systems, telephone equipment and systems, and telephone service providers, used internally as part of Satellink's operations, but such work is ongoing. Satellink's only accounting system is the Real World Accounting system, which is not Year 2000 compliant. However, Satellink has ordered a Year 2000 compliant upgrade, which is scheduled to be installed by May 1, 1999 at a total estimated cost of $3,000.

  Satellink uses billing systems provided by In-Touch and by Beep Plus. Both companies have certified that their systems are Year 2000 compliant. The In-Touch system uses a Unix operating system that does not rely on 2-digit values for the year, which minimizes the chance of a Year 2000 problem. The Beep Plus system uses the Microsoft MS-DOS 6.22 system, which Microsoft has certified to be Year 2000 compliant. Additionally, Satellink wrote a portion of its billing software in-house using Microsoft Access, which Microsoft has certified to be Year 2000 compliant.

  Satellink uses office telephone systems and equipment from three major vendors: Siemens, Toshiba and Lucent. These vendors have certified that their equipment is Year 2000 compliant. Satellink also uses call-tracking software from Tap-it Software. This software in its present configuration is not Year 2000 compliant. Satellink has ordered an update to this system that has been certified to be Year 2000 complaint, and Satellink expects that this update will be installed and tested by April 1, 1999. The total estimated cost of this upgrade is $1,000. Satellink uses the telephone services of most of the major telephone companies, including BellSouth, GTE, MCI WorldCom, Sprint and Southwestern Bell. These vendors have certified the Year 2000 readiness of the services used by Satellink.

  Satellink continues to assess and test its remaining internal operating systems for Year 2000 compliance. Satellink expects its testing of these remaining systems to be complete by October 1999. Satellink believes that it has appropriate plans in place to achieve timely Year 2000 readiness for all of its internal systems. Satellink believes further that the costs of the remaining assessment, testing and any required remediation will not be significant. However, Satellink's on-going assessment and testing program may in the future reveal Year 2000 issues which are not currently identified or fully understood.

  As indicated above, Satellink depends heavily on third party providers for most of its critical internal operating systems, as well as for certain critical aspects of the services that it provides. If these third party services are not Year 2000 compliant (despite certifications to the contrary by the third party providers), Satellink's business, financial condition and operating results could be negatively affected.

  Satellink's services as well as its internal operations also could be negatively impacted by Year 2000 issues affecting vendors and other third parties with which Satellink has relationships, such as utilities, distributors and banks. Satellink has gathered written materials published by all third parties upon which Satellink's services and internal operations significantly depend or have otherwise communicated directly with such third parties to determine the Year 2000 readiness of their business operations or the services they supply to Satellink. While Satellink has collected many responses and other materials from such third parties regarding their Year 2000 readiness, the process is ongoing. Satellink expects to have received information on all third parties upon which it significantly relies by October 1999. Satellink is not certain that the Year 2000 issue will be properly and timely resolved by all of the third parties upon which it relies. If not so resolved, it could negatively affect Satellink's business, financial condition and operating results.

 Costs to Address the Year 2000 Issue

  Satellink has incurred approximately $50,000 in costs to make its services and internal systems Year 2000 compliant. Other than an additional $28,000 that Satellink would incur if it purchases the Glenayre software update for its switches, Satellink does not expect to incur material additional costs to remedy any remaining Year 2000 problems with its services and internal systems. However, Satellink cannot currently assess the costs of remedying problems resulting from the Year 2000 issues of others. If the costs of remedying these Year 2000 problems prove to be significant, it may negatively affect Satellink's business, financial condition and operating results.

 Risks

  Satellink's business is heavily dependent upon the constant availability of telecommunications services and other utilities. As a result, Satellink currently believes that the most reasonably likely worst case Year 2000 scenario would involve the temporary interruption of telephone, electric power or other utility supplies to Satellink's facilities due to a failure of a utility supplier to be Year 2000 compliant. In addition, despite assurances and testing, it is also possible that the services or internal systems of some of the third parties upon which Satellink significantly depends may not be Year 2000 compliant. Such failure could negatively affect Satellink's business, financial condition and operating results.

  In addition, "business interruption" litigation may arise out of the Year 2000 issue. Satellink is not aware of any possible claim against it arising from instances of business interruption. However, Satellink cannot assure that customers or others will not bring Year 2000 related claims against Satellink. Any such claims, with or without merit, could be time consuming and expensive for Satellink to defend or resolve. Any adverse outcome in any such litigation could subject Satellink to significant liability. As a result, business interruption litigation could negatively affect Satellink's business, financial condition and operating results.

 Contingency Plans

  Satellink has not yet established a contingency plan to address the most reasonably likely worst case scenario described above. Satellink is currently considering whether it is feasible to attempt to develop a contingency plan that could address such a far-reaching worst case scenario.

 Cautionary Statements

  The continued assessment, progress and timing of Satellink's Year 2000 readiness efforts and potential exposures as described above depend upon the cooperation and responsiveness of third parties, the accuracy and reliability of responses provided and testing procedures, and the availability of skilled resources, both internal and external, to address Year 2000 issues that exist or may arise. There can be no assurance that assessments to date will prove to be accurate. Serious deficiencies which are not currently identified or fully understood may arise in the future and may negatively affect Satellink's business, financial condition and operating results. Satellink plans to continue its assessment of Year 2000 issues and develop appropriate contingency plans where necessary in an effort to minimize potential exposure to the Year 2000 issue.

Recent Accounting Pronouncement

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS 131 is not expected to have a material impact on Satellink's financial statements.

                                    BUSINESS

General

  Founded in 1988, Satellink is a leading regional provider of messaging and enhanced personal telecommunications services to businesses and individuals. Satellink provides these services in smaller metropolitan areas and major cities in the southeastern and southwestern United States. In 1995, Satellink began development of its proprietary STAR*Net platform in anticipation of increased demand for enhanced personal telecommunications services from a single provider. The STAR*Net platform allows Satellink to provide messaging services and an integrated suite of personal telecommunications services to businesses and individuals in smaller markets not generally targeted by major providers. Current services provided by the STAR*Net platform when combined with services under development will comprise a unified messaging service. Satellink will continue capitalizing on its STAR*Net platform by marketing messaging and enhanced services to its existing subscriber base and by attracting new subscribers who would otherwise use multiple providers to fulfill their personal telecommunications needs. Satellink has increased its subscriber base through internal growth and acquisitions from approximately 105,700 subscribers as of July 31, 1996 to approximately 222,000 subscribers as of January 31, 1999.

  Through the STAR*Net platform, which integrates carrier-grade telephony platform hardware with Satellink's proprietary software, Satellink provides its subscribers messaging and enhanced services such as single telephone number access to paging, voicemail, long distance and "find me" services. The STAR*Net platform also allows Satellink to offer subscribers paging services as well as the following enhanced personal telecommunication services:

  .single telephone number access to paging, voicemail, long distance and "find me" services;

  .prepaid and postpaid long distance calling cards;

  .inbound 1-800 service;

  .the ability to originate a phone call from within a subscribers voicemail;
     and

  .Internet e-mail delivery via alphanumeric pager,

At a cost of approximately $25,000 per platform, the STAR*Net platform costs significantly less than comparable switching platforms. This allows Satellink to offer its services in smaller markets where the implementation of a more expensive platform is not economically justified. Satellink believes that the STAR*Net platform's scalable and flexible architecture and relatively low cost of implementation provide a competitive advantage by allowing it to quickly add and customize services.

  Satellink delivers paging services by broadcasting messages over the following networks:

  . an FM subcarrier network that it owns in Alabama, Georgia, Kentucky and Tennessee and that is linked with the CUE nationwide FM paging network, which reaches over 95% of the population of the United States and Canada and covers 60,000 miles of interstate highway;

  . VHF and UHF paging networks in Georgia and Louisiana that it owns; and

  . VHF, UHF, 900 MHz and narrowband PCS paging networks operated by third parties from which Satellink purchases and resells local, regional and nationwide service.

  Satellink has exclusive regional distribution rights on the CUE system in the areas where it owns the network as well as in North Carolina, southern Louisiana and Dallas/Fort Worth. Satellink's use of the STAR*Net platform and multiple message distribution networks in its market areas allows Satellink to offer an assortment of service and pricing options not readily available from many of its competitors.

  Satellink's principal executive offices are located at 1325 Northmeadow Parkway, Suite 120, Roswell, Georgia 30075, and the telephone number is (770) 625-2599. Satellink maintains a website on the Internet at www.satellink.net. Information contained in the website is not part of this prospectus.

Industry

  The telecommunications industry has been characterized by high levels of competition and consolidation over the past 15 years as a result of deregulation and the breakup of AT&T. The Telecom Act further increased competition by allowing many telecommunications companies to enter markets from which they were previously excluded. One result was further industry consolidation as companies acquired other companies in their market segment as well as companies in different market segments. Additionally, many companies are attempting to broaden their product and service offerings and sell those products to existing and new customers. Many companies which once regarded themselves as primarily long distance carriers, local exchange carriers, paging companies, cellular companies, cable companies or Internet service providers now compete with each other. For example, Satellink's messaging and enhanced personal telecommunications services now compete with services offered by companies as diverse as BellSouth, MCI WorldCom and Premiere Technologies, as well as traditional paging and voice messaging competitors.

  Satellink believes that the principal factors influencing financial results in the telecommunications industry are price, cost of service, customer acquisition cost, customer attrition, and the ability to sell multiple services, which increases the revenue per customer. As the industry continues to consolidate, Satellink believes that these factors will become increasingly important.

  The messaging and enhanced personal telecommunications industry is large and growing. The U.S. paging industry had 48.2 million subscribers at December 31, 1997 and was estimated to grow to 53.4 million by December 31, 1998, an annual growth rate of 10.8%. From 1990 through 1997, the number of subscribers grew from 9.9 million to 48.2 million, a compound annual growth rate of 25.4%. From December 31, 1997 through 2002, the number of paging subscribers is forecast to grow at a compound annual rate of 7.4%, reaching penetration of approximately 24% of the U.S. population. Paging industry revenue was approximately $5.2 billion in 1997, with average revenues per unit of $9.57. For 1998, revenue is estimated to be $6.2 billion, with average revenues per unit of $10.17. For 2002, The Strategis Group forecasts industry revenue and average revenues per unit to be $8.6 billion and $10.69, respectively. The U.S. paging market is serviced by over 2,000 paging companies. Of these companies, the five largest served approximately 51.0% of the total subscribers as of December 31, 1997.

  An important development in the paging market has been the recent development of advanced messaging services, which include guaranteed messaging, two-way text messaging and voice messaging. Advanced messaging was estimated to account for approximately 600,000 subscribers as of December 31, 1998, or approximately 1.1% of the paging market. The Strategis Group forecasts that advanced messaging will grow to approximately 8.4 million subscribers, or 12.2% of the paging market, by 2002.

  Another trend that provides growth opportunities for messaging and telecommunications companies is unified messaging. Unified messaging allows a subscriber to retrieve messages sent to a voice mailbox, pager, fax machine or e-mail address through a number of methods. As the telecommunications industry is increasingly focusing on user-friendly messaging capabilities, voicemail companies, local exchange carriers, competitive local exchange carriers, and Internet service providers are offering unified messaging. The Pelorus Group estimates that worldwide unified messaging revenues could grow from $26.8 million in 1997 to $2.3 billion in 2002. Additionally, Ovum estimates that the global unified messaging market will reach $31 billion by 2006. The Pelorus Group estimates that in the United States unified messaging revenues could grow to $970 million by 2002. Ovum estimates that by 2006 more than one-third of households and 75% of businesses in the United States will subscribe to services that include unified messaging.

Growth Strategy

  Satellink's primary objective is to become a leading national provider of messaging and enhanced personal telecommunications services. Satellink intends to achieve its objective by pursuing the following strategies:

  . Focus on Niche Markets. Satellink targets smaller metropolitan markets throughout the southeastern and southwestern United States that it believes are underserved by larger providers of personal telecommunications services, who focus on more densely populated metropolitan areas. Satellink intends to continue implementing its niche market strategy by opening additional offices in smaller metropolitan markets, acquiring other providers of paging, voicemail and other personal telecommunications services in existing and additional markets and utilizing its direct sales force to obtain new subscribers in smaller metropolitan markets. While Satellink serves larger markets, smaller markets are attractive to Satellink because management believes these markets have reduced competition for personal telecommunications services, limited availability of competitive services and lower market penetration rates for personal telecommunications services. Satellink also focuses on providing regional and national coverage, which generates higher revenue per subscriber as compared to local coverage. Approximately 18% of Satellink paging subscribers currently utilize nationwide coverage paging services as compared to approximately 8% of total paging subscribers in the United States who used such services as of December 31, 1997. Satellink believes this reflects its ability to serve mobile individuals who require the broad, uninterrupted coverage area provided by Satellink.

  .  Capitalize on Enhanced STAR*Net Services to Attract New
     Subscribers. Satellink intends to attract new subscribers by continuing to aggressively market its STAR*Net services. Satellink believes that the introduction of the STAR*Net services has expanded its target market because potential new subscribers now include users of enhanced personal telecommunications services in addition to users of traditional paging and voicemail services. In addition, Satellink believes that businesses and individuals who currently use multiple providers for their personal telecommunications needs will be attracted to Satellink because Satellink is able to provide subscribers with a suite of services and a single bill for all of their services. During the six-month period ended January 31, 1999, approximately 45% of new STAR*Net subscribers selected enhanced services in addition to traditional messaging services.

  . Expand Subscriber Base Through Acquisitions. Satellink intends to continue increasing its subscriber base and its opportunities to cross-market STAR*Net services by identifying and acquiring providers of paging, voicemail and other personal telecommunications services. Based on its experience acquiring and integrating 13 paging and voicemail operators since January 1996, Satellink believes that acquisitions will generate cost savings through integration of acquired companies, particularly from its increased purchasing power for equipment and airtime and other resulting economics of scale. Any cost savings would effectively reduce the multiple paid for acquired companies, thereby increasing Satellink's return on invested capital. Satellink intends to continue to focus on smaller acquisition candidates because it expects larger providers to focus increasingly on internal growth and larger acquisitions, decreasing competition for smaller acquisition candidates.

  . Cross-Market an Integrated Suite of STAR*Net Services to Existing and Acquired Subscribers. Satellink intends to continue cross-marketing additional STAR*Net services to its existing and acquired subscribers. Satellink believes that its subscribers are mobile individuals who are likely to use multiple personal telecommunications services. Satellink believes these subscribers are more likely to purchase these services from Satellink because:

      . Satellink owns the subscribers' access numbers and is able to offer them the ability to change service plans and coverage areas without changing access numbers;

      . Satellink has developed a proprietary unified billing system that enables it to provide its subscribers with a single bill for all of Satellink's personal telecommunications services; and

      . subscribers are familiar with Satellink and have purchased services from it in the past.

  . Expand the Suite of STAR*Net Services. Satellink intends to develop new STAR*Net services and offer them along with existing STAR*Net services. These combined services will constitute a unified messaging service and provide Satellink with additional cross-marketing opportunities to existing and new subscribers. Services under development include Internet-based conference calling, local access voicemail between cities, text-to-speech playback of e-mail messages and narrowband PCS.

Acquisitions

  Acquisitions have contributed significantly to Satellink's growth. The following table provides a summary of acquisitions in which Satellink acquired more than 5,000 subscribers. Satellink paid an aggregate cash consideration of approximately $34.0 million and issued approximately 2.5 million shares of its common stock in connection with these acquisitions.

                                                                        Approximate
                                                             Date          Number
 Name of Acquired Company             Locations            Acquired    of Subscribers
 ----------------------------  -----------------------   ------------- --------------
 Cape Fear Paging Companies..  Nashville and Jackson,    December 1998     59,000
                               TN, Raleigh and
                               Fayetteville, NC

 Hyde's Stay in Touch,         Shreveport, Monroe and    May 1998          39,000
  Inc. ......................  Alexandria, LA

 Premier Paging, Inc. .......  Baton Rouge, New          April 1998        10,000
                               Orleans, Denham Springs
                               and Hammond, LA

 Message World...............  Atlanta, GA               February 1997      5,300

 C.R., Inc. .................  Dallas, TX                May 1996          10,500

 Atlanta Voice Page, Inc. ...  Atlanta, GA               February 1996     11,500

  Since January 1996 Satellink has completed seven additional acquisitions for aggregate consideration of approximately $3.0 million. Through these acquisitions, Satellink acquired approximately 8,900 paging subscribers, generally in smaller metropolitan markets. Satellink is currently engaged in preliminary discussions with several other acquisition candidates, but it has no binding commitments to acquire any of such candidates. See "Risk Factors --
 Acquisitions could harm our business" and "Use of Proceeds."

Services

  Satellink provides an integrated suite of messaging and enhanced personal telecommunications services. A subscriber can select any single service or combination of services, all of which can be accessed through a single local or 1-800 access number. Satellink's current services combined with its services under development will allow Satellink to offer unified messaging services. The following table summarizes each of Satellink's current and planned services.

 Current Services
 ----------------

 STAR*Paging              Satellink provides a variety of local, regional or
                          national paging services through traditional, FM and
                          third party networks. Satellink's paging network is
                          able to reach 95% of the population of the United
                          States and Canada.

 STAR*Message             Satellink provides subscribers with an outsourced
                          voicemail solution that allows subscribers to avoid
                          the capital investment necessary to establish their
                          own stand alone voicemail system.

 STAR*FindMe              Satellink provides a subscriber with a personal local
                          or 1-800 number that serves as a single point of
                          access from which callers can select various
                          messaging options or attempt to locate the subscriber
                          at up to four predetermined phone numbers.


 STAR*Calling               Satellink enables a subscriber to place worldwide
                            long distance calls from the United States while
                            accessing the STAR*Net voicemail box, thereby
                            allowing the subscriber to return a voicemail
                            message, listen to additional voicemail messages
                            and make additional calls without redialing an
                            access number or PIN. Additionally, a subscriber
                            can use prepaid or postpaid Satellink calling cards
                            to place long distance calls.

 One number services        Satellink enables a subscriber to change coverage
                            area or type of service without changing the
                            subscriber's local or 1-800 access number.

 STAR*Toll Free             Satellink provides a subscriber the opportunity to
                            establish a single 1-800 number from which the
                            subscriber can forward calls to a different number
                            at a cost that is generally lower than that charged
                            by traditional 1-800 providers.

 STAR*MeetMe                Satellink enables a subscriber to initiate a
                            conference call from any telephone with up to 16
                            participants without operator assistance.

 STAR*Mail                  Satellink enables a subscriber to receive an e-mail
                            message via an alphanumeric pager.

 MessageLink.Net            Satellink provides a subscriber unlimited Internet
                            access service for $19.95 per month.

 Services Under Development
 --------------------------

 STAR*Web A subscriber would be able to access paging, voicemail or e-mail messages through the Internet.

 Local access voicemail     A subscriber would be able to leave messages for
                            other subscribers in networked cities without
                            dialing a long distance number.

 Text-to-speech playback    A subscriber would be able to access Internet or
                            LAN e-mail messages via the subscriber's voicemail.

 STAR.Conference            An individual would be able to initiate, monitor
                            and manage conference calls with up to eight
                            participants via Satellink's website.

Paging Infrastructure

  Satellink operates multiple paging distribution networks and has reseller and other arrangements with third parties which enable Satellink to distribute its services in ways that address the needs of a variety of subscribers. The majority of these services utilize Satellink's FM and traditional paging networks and traditional paging networks owned and operated by third party carriers. A portion of these services also utilize the CUE FM paging network, which allows Satellink to reach over 95% of the population of the United States and Canada and covers 60,000 miles of interstate highway. Despite Satellink's multiple distribution networks, there can be no assurance that Satellink's subscribers will not experience downtime due to the failure of Satellink's network, a third party's network on which Satellink relies or any of Satellink's switching facilities or its STAR*Net platforms. See "Risk
Factors -- Our services depend on networks, switching facilities and the STAR*Net platform."

 FM Network

  Satellink's FM network operates by broadcasting on the sideband of FM radio stations in Alabama, Georgia, Kentucky and Tennessee. Satellink has entered into agreements with approximately 55 FM radio stations pursuant to which the stations agree to transmit paging messages on a 57 KHz subcarrier concurrently with their regular radio broadcasts. Because most FM radio stations have significantly higher power output and taller towers than traditional paging transmitters, Satellink is able to deliver messages over its FM network using fewer transmitters than would be necessary to cover the same geographic area with a traditional paging network. This allows Satellink to enter a new local market by installing equipment to inject a 57 KHz subcarrier into an existing FM radio station rather than building a network of paging towers equipped with low-powered traditional paging transmitters.

  Paging messages broadcast over Satellink's FM network are broadcast from approximately 55 radio stations. Satellink's pagers are programmed to scan the FM frequency spectrum to locate a station broadcasting Satellink's 57 KHz paging signal, allowing subscribers to move within the coverage area without interruption of paging service. Satellink's FM network is linked to a national FM network operated by CUE and made up of over 500 FM radio stations throughout the United States and Canada. The CUE network reaches over 95% of the population of the United States and Canada and covers 60,000 miles of interstate highway. Numeric paging messages are broadcast over the CUE network through a relay system whereby Satellink transmits a paging message to CUE's main terminal which then transmits the message to a satellite which, in turn, retransmits the message either to all participating FM stations for nationwide subscribers or to selected FM stations for regional subscribers. Satellink offers regional, nationwide and North American paging through the CUE network, and CUE bills Satellink for paging distribution depending on the coverage provided. Additionally, Satellink pays a co-operative advertising fee to CUE based on the number of Satellink pagers connected to the CUE network. See "Risk Factors -- We depend on CUE paging corporation to maintain its network."

 Traditional Paging Networks

  Satellink has developed or acquired traditional paging networks in Georgia, Kentucky, Louisiana North Carolina and Tennessee. The traditional paging network broadcasts messages on VHF, UHF and 900 MHz. These messages are broadcast from transmitters owned by Satellink. Such transmitters are mounted on radio towers owned by third parties who lease tower space to Satellink and other broadcasters of radio and other transmissions. Each transmitter owned by Satellink is operated pursuant to an FCC-issued license. See "-- Government Regulation."

 Third Party Carrier Network

  In addition to maintaining its own traditional paging network, Satellink's switching facilities are networked to traditional regional and nationwide paging networks owned and operated by third parties, including PageNet, Preferred Networks, Inc., Metrocall, Inc., BestCom and others. Paging data is transferred from Satellink's switch to the third party network, which then transmits the data over its network. Satellink has entered into a nationwide resale agreement with PageNet pursuant to which Satellink can resell PageNet airtime anywhere in the United States. Under this reseller agreement, Satellink can access new paging markets by installing the STAR*Net platform to receive incoming calls and forward such calls to the PageNet network for broadcast. Satellink is also a party to a national reseller agreement with SkyTel pursuant to which Satellink can resell SkyTel's one-way and two-way nationwide paging services.

The STAR*Net Platform

  Incoming calls to or from Satellink's subscribers are received by either a traditional switching platform or by the STAR*Net platform. Traditional switching platforms provide only for the delivery of paging and voicemail messages. The STAR*Net platform allows Satellink not only to deliver paging and voicemail messages in the same manner as a traditional platform, but also to relay incoming data to a variety of distribution mechanisms, such as switched 1-800 service and, in the future, the Internet. In addition, the STAR*Net platform allows incoming calls to access trunk lines from which a subscriber can place long-distance calls or conference calls. The STAR*Net platform also combines with Satellink's one number capability to allow it to switch a subscriber from one service to another or one network to another without issuing a new telephone number to the subscriber. Accordingly, Satellink can switch a subscriber between paging networks with different coverage areas or with less paging traffic, which often results in more reliable and timely message delivery, without changing the subscriber's access number.

  The STAR*Net platform is a software-driven system that utilizes carrier grade telephony platform hardware combined with Satellink's proprietary software. A STAR*Net platform is generally located in each of Satellink's markets, thereby providing access to Satellink's multiple message distribution networks. Subscribers in market areas where a separate STAR*Net platform has not been installed may still obtain access to the broad range of enhanced personal telecommunications services available through the STAR*Net platform through 1-800 access numbers that connect into a STAR*Net platform. Because the STAR*Net platform relies on readily available and relatively inexpensive hardware components, Satellink is able to enter new markets without the substantial capital investment associated with traditional switching equipment. Additionally, Satellink believes that the flexible and scalable architecture of the STAR*Net platform will allow it to be easily modified to accommodate new services without replacing or materially modifying the existing hardware. In addition to functioning as part of Satellink's network, the STAR*Net platform can be customized to meet the specific needs of a subscriber, such as a school system that implements an automated system through which students can access grades or register for courses or a small business that needs an integrated voicemail system but cannot afford a traditional voicemail system.

  Satellink currently maintains switching facilities and STAR*Net platforms in the following locations:

  .Albany, Atlanta, Augusta, Cordele, Macon, Savannah and Valdosta, Georgia;

  .Birmingham, Alabama;

  .Baton Rouge and New Orleans, Louisiana;

  .Fayetteville, Lumberton and Raleigh, North Carolina;

  .Clarksville and Nashville, Tennessee; and

  .Dallas and Stevenville, Texas.

Satellink's network service operations are dependent upon its ability to protect the equipment and data at its switching facilities against potential damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other similar events. Satellink has therefore implemented monitored security systems, controlled access, automated data backup procedures, uninterrupted power supply systems and automated system trouble alerts.

Sales, Marketing and Customer Service

  Historically, Satellink has relied on its direct sales force to obtain subscribers. Satellink's sales and marketing strategy incorporates a multi-channel distribution system that utilizes the following distribution channels to access different market segments:

  .  a direct sales staff that concentrates on business accounts;

  . a database telemarketing sales staff which uses computerized lead management and professional telemarketing techniques to identify primarily small businesses and professionals as potential subscribers; and

  . retail stores that are designed to sell products and services that produce higher average revenues per unit to the consumer market.

  Satellink also has developed a major account program with sales representatives and managers dedicated to establishing and maintaining relationships with large clients. As of January 31, 1999, Satellink employed 125 sales representatives, including Satellink's direct sales staff, telemarketing professionals, retail sales staff and sales representatives who call on third-party retailers.

  Satellink's sales representatives are typically recent college graduates who attend a weeklong training program administered by Satellink's senior marketing personnel. Sales representatives are compensated through salary plus a commission generally based on recurring revenue generated by each new subscriber. Satellink believes that this compensation system encourages its sales representatives to sell multiple services to each new subscriber in order to generate recurring revenues and increase the recurring revenue per new subscriber. See "Risk Factors -- Our success depends upon our ability to attract and retain key personnel."

  In connection with the development of the STAR*Net platform and rollout of STAR*Net services, Satellink has commenced an intensive program designed to educate its sales representatives about STAR*Net services. The sales representatives cross-market STAR*Net services to existing subscribers as well as sell such services to new subscribers. Satellink also intends to hire additional outside sales representatives for its retail outlets to focus on marketing STAR*Net services to multi-unit subscribers. At the same time, Satellink intends to market STAR*Net services to individual and small business subscribers through billing inserts and telemarketing. Sales representatives are compensated based on the first month's recurring revenue generated by each subscriber, which promotes the cross-sale of STAR*Net services which generate higher monthly recurring revenue.

  Satellink maintains customer service centers in Roswell, Georgia and Nashville, Tennessee. As of January 31, 1999, these centers employed 22 full-time customer service personnel who are available via a toll-free call 24 hours a day, 7 days a week. Satellink also has four customer services representatives at its offices in Louisiana. Customer service calls received between midnight and 8:00 a.m. are forwarded via a paging message to on-call customer service personnel, who return the service calls within 30 minutes of receipt of the paging message. Customer service personnel are trained to educate and assist Satellink's subscribers in the use of Satellink's services and to resolve billing and technical issues. Satellink's customer service centers can accommodate an additional 11 full-time customer service representatives.

Subscribers

  Satellink markets its services to large and small businesses and, to a lesser extent, individuals who require advanced, high-volume personal telecommunications services. These subscribers have traditionally included truck drivers and other small business operators and employees, utility companies, professionals, medical personnel, sales and service providers, construction and trade people, and real estate brokers and developers. Additionally, messaging and enhanced personal telecommunications services are increasingly being adopted by individuals for private, nonbusiness uses such as communicating with family members and friends. Satellink also believes that its focus on business and high-volume individual subscribers generates increased revenues, reduces subscriber turnover and provides an attractive base to market additional personal telecommunications services. Based on the number of individuals using Satellink's services, Satellink's largest subscribers include Southern Company, the State of Tennessee, CSX Corporation, Tennessee Valley Authority, Sprint, Carolina Power and Light and State Farm Insurance. No subscriber represents more than 5% of Satellink's subscriber base.

Pagers

  The majority of Satellink's paging services are delivered through either: (1) numeric display pagers, which permit a subscriber to receive a telephone number or other numeric coded information and to store several such numeric messages that the customer can recall when desired; or (2) alphanumeric display pagers, which allow the subscriber to receive and store text messages. Satellink utilizes pagers for traditional paging subscribers that are manufactured by Motorola, NEC, Panasonic and other manufacturers. Satellink utilizes Info Telecom numeric pagers for FM paging subscribers. Most of the traditional pagers used by Satellink are among the smallest available and have time and date stamping capability and average battery life of five weeks. Info Telecom pagers are more expensive and approximately 50% larger than many traditional pagers and have an average battery life of five weeks; however, these pagers do not have time and date stamping capability.

  Satellink is seeking to address the limitations of the Info Telecom pager by developing a new FM pager, the FM Concepts Pager, which is expected to be 25% smaller than the Info Telecom pager and have capabilities similar to those of many popular traditional pagers. Satellink plans to introduce the FM Concepts Pager during the fourth quarter of fiscal 1999 and believes the FM Concepts Pager can be produced at approximately 75% of the cost of its Info Telecom pager. These cost savings can be passed on to new subscribers, thereby making FM paging a more cost-effective alternative for new subscribers. There can be no assurance that Satellink's potential or existing subscribers will accept the inherent limitations of the FM Concepts Pager or that a third party will not develop a superior FM pager to which Satellink does not have access at competitive prices. Reduced acceptance of FM pagers or increased competition from FM pager providers could have a material adverse effect on Satellink's business, financial condition and results of operations. See "--
 Proprietary Rights and Technology."

  Satellink's business subscribers either lease or buy their pagers, and its individual subscribers buy their pagers. Both business and individual subscribers then subscribe for either local, regional, multi-regional or nationwide service. Contracts with large unit volume subscribers are typically for two to three year terms, while contracts with smaller volume subscribers generally have one year terms with annual renewals. The volume discounts on lease costs and service fees are typically offered to large unit volume subscribers. Annual loss protection allows subscribers who lease pagers to limit their costs of replacement upon loss or destruction of the pager. Maintenance services are offered to subscribers who own their own pagers.

  Satellink purchases a variety of models of traditional pagers from Motorola and other manufacturers and sells or leases these pagers to its subscribers. Traditional pagers are capable of receiving a signal on a single frequency and are capable of receiving alphanumeric messages. The cost of different model pagers varies based on the model's messaging capability and whether it is a traditional or FM pager. Satellink and most of its competitors sell pagers without a significant markup. The absence of a markup inhibits Satellink's ability to compete on the basis of price. Accordingly, the cost at which Satellink is able to obtain pagers directly relates to the price at which it is able to sell pagers and generate recurring revenues from providing services to the purchasers of such pagers.

Proprietary Rights and Technology

  In 1995, Satellink began development of the STAR*Net platform in anticipation of increased demand for a broad spectrum of personal telecommunications services from a single provider. The STAR*Net platform utilizes off-the-shelf servers, typically produced by Compaq Computer Corporation or Hewlett-Packard Company, augmented by commercially available add-ons such as telephony hardware produced by Dialogic Corporation. The STAR*Net platform's proprietary software is written in "C" and was developed by a team of Satellink and independent contractor programmers. See "-- The STAR*Net Platform" and "Risk Factors --We Must Adapt To Changes In Technology" and "-- Our Software May Contain Undetected Errors."

  Satellink intends to develop and use a new FM pager, the FM Concepts Pager, to reduce its dependence on Info Telecom pagers. As of January 31, 1999, the FM Concepts Pager was at an experimental stage, and there can be no assurance that it will ever reach the production stage. In addition, there can be no assurance that, once produced, the FM Concepts Pager will function in accordance with design specifications or that subscribers will view it as an attractive alternative to traditional pagers or competing FM pagers. Satellink intends to outsource the production of the FM Concepts Pager to a third party manufacturer. However, there can be no assurance that Satellink will successfully identify a suitable manufacturer or that any manufacturer will be able to produce the FM Concepts Pager according to design specifications and/or in a cost-effective manner.

  Satellink's ability to compete is dependent in part upon its proprietary technology, particularly its newly-developed STAR*Net platform and FM Concepts Pager. Satellink relies primarily on a combination of intellectual property laws and contractual provisions to protect its proprietary rights and technology. Satellink has identified several key components of the FM Concepts Pager for which it intends to submit patent applications. In addition, Satellink intends to submit several patent applications in connection with the STAR*Net platform. These laws and contractual provisions provide only limited protection of Satellink's proprietary rights and technology. Satellink's proprietary rights and technology include confidential information and trade secrets that Satellink attempts to protect through confidentiality and nondisclosure agreements. Satellink generally attempts to protect its confidential information and trade secrets through these contractual provisions for the term of the applicable agreement and, to the extent permitted by applicable law, for some negotiated period of time following termination of the agreement, typically one to two years at a minimum.

  Despite Satellink's efforts to protect its proprietary rights and technology through intellectual property laws and contractual provisions, there can be no assurance that others will not be able to copy or otherwise obtain and use Satellink's proprietary technology without authorization, or independently develop technologies that are similar or superior to Satellink's technology. However, Satellink believes that, due to the rapid pace of technological change in the information and telecommunications service industry, factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and the timeliness and quality of support services are more important to establishing and maintaining a competitive advantage in the industry. See "Risk Factors -- We have only limited protection of our proprietary rights and technology."


  Many patents, copyrights and trademarks have been issued in the general areas of information and personal telecommunications services. In the ordinary course of its business third parties may claim that Satellink's current or future products or services infringe the patent, copyright or trademark rights of such third parties. The success of any such claim could negatively affect Satellink's business, financial condition and operating results.

Technical Support

  Satellink's technical support and development personnel are responsible for developing, testing and supporting proprietary software applications, as well as creating and improving enhanced system features and services. Satellink's technical support and development strategy is to focus its efforts on enhancing its proprietary software and integrating its software with readily available software and hardware when feasible. Satellink continually develops software and periodically introduces major and minor enhancements of its software.

  Satellink's technical support and development personnel developed the STAR*Net platform over a three-year period using carrier grade telephony platform hardware and proprietary software. These personnel continuously evaluate and develop new applications for and additions to the STAR*Net platform in order to fulfill the actual or anticipated needs of subscribers and to respond to technological and marketplace developments. There can be no assurance, however, that Satellink's personnel will be able to successfully identify such needs or developments or develop and implement new technologies or applications in response thereto.

  As of January 31, 1999, Satellink had 14 employees and 6 independent contractors in technical support and development positions. In addition to developing and monitoring the STAR*Net platform, this technical support and development team continuously monitors and performs necessary improvements to Satellink's billing systems and messaging systems and network connections to determine if software or hardware modifications are necessary. Satellink's technical support and development personnel also engage in joint development efforts with its strategic partners and vendors.

Competition

  Satellink believes that its focus on business and individual subscribers requiring regional or nationwide service distinguishes it from larger providers, many of whom focus on selling local paging services to a larger number of lower-volume subscribers. Satellink has identified a market niche in smaller metropolitan markets throughout the Southeast and Southwest that it believes are underserved by larger providers of personal telecommunications services who focus on more densely-populated metropolitan markets. However, the information and telecommunications services industry is intensely competitive, rapidly evolving and subject to rapid technological change. Satellink expects competition to increase in the future, especially as an increasing number of telecommunications companies begin offering unified messaging services. Many of Satellink's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than Satellink. Competition from these competitors could have a negative effect on Satellink's business, financial condition and operating results.

  Satellink attempts to differentiate itself from its competitors by offering an integrated suite of telecommunications services. Other providers currently offer each of the individual services and certain combinations of the services offered by Satellink. For example, Premiere Technologies offers bundled telecommunications services which are similar to those offered by Satellink. Octel and Microsoft recently announced a service called "Unified Messenger," which places all voicemail, e-mail and fax messages in a single mailbox available by computer or telephone. Satellink's nationwide mobile communications services and features compete with services provided by companies such as AT&T, MCI WorldCom and Sprint as well as smaller interexchange long distance providers. Satellink's voicemail services compete with voicemail services provided by AT&T, certain Baby Bells and other service bureaus as well as by equipment manufacturers, such as Octel, Nortel, Siemens, Centigram, Boston Technology and Digital Sound. Satellink's paging services compete primarily with those offered by PageNet, the world's largest provider of paging services, AirTouch, Arch, MobileComm, SkyTel, PageMart and Metrocall. Satellink expects that other parties will develop and implement information and telecommunications service platforms similar to its platform, thereby increasing competition for Satellink's services.

  In addition, the Telecom Act may allow the Baby Bells, as is the case with other local exchange carriers ("LECs"), to provide long distance telephone service between LATAs. The Telecom Act will likely significantly increase competition for long distance services. The new legislation also grants the FCC the authority to deregulate other aspects of the telecommunications industry, which in the future may, if authorized by the FCC, facilitate the offering of an integrated suite of information and telecommunications services by the Baby Bells in competition with Satellink. Such increased competition could have a negative effect on Satellink's business, financial condition and operating results. See "--Legislative Matters."

  Telecommunications companies compete for consumers primarily based on price, with major long distance carriers and paging companies conducting extensive advertising campaigns to capture market share. There can be no assurance that a decrease in the rates charged for communications services by the major long distance carriers, major paging companies or other competitors, whether caused by general competitive pressures or the entry of the Baby Bells and other LECs into the bundled telecommunications market, would not have a negative effect on Satellink's business, financial condition and operating results. Satellink expects that the information and telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than Satellink's technology.

Legislative Matters

  The Telecom Act was intended to increase competition in the long distance and local telecommunications markets. The Telecom Act opens competition in the local services market and, at the same time, contains provisions intended to protect consumers and businesses from unfair competition by incumbent LECs, including the Baby Bells. The Telecom Act allows Baby Bells to provide long distance service outside of their local service territories but bars them from immediately offering in-region inter-LATA long distance services until certain conditions are satisfied. A Baby Bell must apply to the FCC to provide in-region inter-LATA long distance services and must satisfy a set of pro-competitive criteria intended to ensure that Baby Bells open their own local markets to competition before the FCC will approve such application. Further, while the FCC has final authority to determine whether a Baby Bell application is granted, the FCC must consult with the Department of Justice and with the relevant state authority to determine that the pro-competitive criteria have been satisfied. Satellink is unable to determine how the FCC will rule on any such applications.

  The Telecom Act provides a framework for Satellink and other long distance carriers to compete with LECs by reselling local telephone service, by interconnecting to LEC network facilities at different points in the network or by building new local service facilities. In the future, Satellink may decide to lease unbundled network elements, which could also be used as a platform to provide access to Satellink's services, or to build local service facilities. Satellink's decision to enter the local services market is dependent on the economic viability of the options and on the regulatory environment, which will likely vary by state.

Government Regulation

  Satellink provides telecommunications services and consequently is subject to extensive federal and state regulation in the United States. Various international authorities may also seek to regulate the services provided by Satellink.

  Tariffs and Detariffing. Satellink is classified by the FCC as a non-dominant carrier for its domestic interstate and international common carrier telecommunications services. Common carriers that provide domestic interstate and international telecommunications services must maintain tariffs on file with the FCC describing rates, terms and conditions of service. The tariffs of non-dominant carriers, such as Satellink, may be implemented and changed on one day's notice. The FCC usually does not review or require them to be changed unless a complaint is filed. Currently, Satellink either has applied for and received, or is in the process of applying for and receiving, all necessary authority from the FCC to provide domestic interstate and international telecommunications services.

  In October 1996, the FCC issued an order detariffing long distance services. The order prohibits non-dominant long distance carriers from filing tariffs for domestic, interstate, long distance services in the future. The FCC's scheduled detariffing rules were to become effective September 22, 1997, but were appealed by several parties. In February 1997, the U.S. Court of Appeals for the District of Columbia Circuit issued a temporary stay preventing the rules from taking effect pending judicial review. Satellink is currently unable to predict what impact the outcome of the FCC's detariffing proceeding will have on it.

  Local Interconnection and Resale. In August 1996, the FCC adopted an order that established rules relating to the manner in which telecommunications carriers can interconnect with the LECs' networks. The interconnection order addressed several important interconnection issues, including the use of the LEC's facilities and networks and negotiation and arbitration procedures between LECs and long distance carriers.

  Several states, companies, associations and other entities appealed the interconnection order. On July 18, 1997, the U.S. Court of Appeals for the Eighth Circuit overturned many of the rules established by the order, including rules governing the pricing of interconnection, resale and unbundled network elements. The FCC and other parties appealed the Eighth Circuit Court's ruling to the U.S. Supreme Court, and the case was argued before the Supreme Court in the Fall of 1998. The Supreme Court issued a decision on January 25, 1999 affirming some portions of the case and remanding other matters back to both the Eighth Circuit and the FCC. Until the Eighth Circuit and the FCC respond to the Supreme Court remands, Satellink is unable to predict the impact on its ability to offer competitive local service. No assurance can be given that the Supreme Court's decision will not have a negative effect on Satellink's business, financial condition and results of operation.

  FCC Licenses. Satellink's paging operations are subject to FCC regulation under the Communications Act of 1934. Satellink holds FCC licenses to use the radio frequencies necessary to conduct its paging operations. The FCC licenses set forth the technical parameters for each station under which Satellink is authorized to operate, such as location, frequency, signal strength and tower height.

  License Grant and Renewal. Satellink's FCC licenses are for varying terms of up to 10 years. The license expiration dates are staggered, and only a portion of the licenses expire in any particular calendar year. At the end of the license terms, Satellink must file a renewal application with the FCC. Licensees in the paging services industry generally are renewed automatically, unless a competitor demonstrates that the licensee has not operated the station in conformance with FCC rules or that the licensee has not provided adequate service to the public. Challenges by competitors are rare, and the vast majority of license renewal applications are granted in the normal course. Although Satellink is unaware of any circumstance which could prevent the grant of its license renewal applications, no assurance can be given that any of Satellink's license renewal applications will be free of competing applications or will be granted by the FCC. Furthermore, the FCC has the authority to restrict the operations of licensed radio facilities or, following a hearing under the Communications Act, to revoke or involuntarily modify radio licenses. To date, none of Satellink's licenses have ever been revoked or modified involuntarily.

  FCC Regulatory Developments. Under FCC regulations governing the award of radio licenses, the FCC may, at any time, require auctions for new or existing services prior to the award of any license. Accordingly, there can be no assurance that Satellink will be able to procure additional frequencies or expand existing paging networks into new service areas.

  In March 1994, the FCC adopted rules under which licenses for blocks of spectrum are auctioned on a "market area basis." The winner of the license is given the right to use a certain frequency or group of frequencies throughout a defined geographic area and can construct and operate its transmitters throughout this market area without FCC licensing of individual stations. In some cases, existing users of the designated frequencies must be protected from interference or furnished with alternative means of communications. The FCC has completed auctions to license various radio services on a market area basis, including narrowband PCS or two-way paging and broadband PCS. In these auctions, successful bidders have made significant auction payments in order to obtain their blocks of spectrum.

  Satellink has the option of participating in the market area licensing auctions for paging services. It is anticipated that the FCC will schedule the auction for the 900 MHz paging bands in 1999. The lower paging bands, e.g., the exclusive 150 and 450 MHz frequencies, are likely to be auctioned in 1999 or 2000. Satellink believes that most bidders in the auctions will be larger carriers, with significant resources to build out large regional systems. As a result, Satellink may not be successful in acquiring additional frequencies through the market area licensing auctions. The FCC is currently not proposing to auction the shared private carrier paging frequencies licensed under its rules.

  On February 8, 1996, the FCC announced a freeze on applications for new or modified transmitter facilities in paging services. The FCC temporarily lifted the freeze to permit existing paging carriers' expansion applications. The FCC has dismissed expansion applications filed after July 31, 1996 for paging systems licensed on exclusive paging frequencies. The FCC also has dismissed any pending application that was mutually exclusive with another pending application due to the possibility of harmful electrical interference. However, the FCC is accepting expansion applications from incumbent licensees with respect to shared paging channels, e.g. 462,850 MHz. Therefore, although Satellink may be licensed on a particular shared frequency at a particular site in Georgia, it could expand its paging system throughout the southeastern United States or elsewhere. However, this method cannot be used to expand its paging system licensed on exclusive frequencies under the FCC rules. Currently, the only method for expanding that paging system is by acquiring existing stations, with prior FCC approval, which Satellink did during 1998.

  In 1996, the FCC fully implemented its rules classifying the services offered by paging carriers as either commercial mobile radio service or private mobile radio service. These FCC rules aim to reduce the disparities in the regulatory treatment of similar mobile services. Satellink's paging services are classified as commercial service under the rules because its radio facilities are interconnected to the public switched telephone network and its services are provided to the general public for profit. Satellink believes that the new parity rules removed certain regulatory advantages that it and other private carriers previously enjoyed. However, some disparities still exist between the exclusive frequencies and the shared frequencies licensed by the FCC. These disparities can affect Satellink's ability to respond timely to subscriber demands. Specifically, Satellink will only be able to expand its exclusive paging channel coverage through the acquisition of another carrier's station on the same channel or by winning the bid in an upcoming paging auction.

  The paging auctions will feature "overlay" licenses, and that the winning bidder will be required to protect existing licensees in the designated service area. If Satellink wins the bid for its areas, it will be able to expand the coverage in the licensed market areas of its existing exclusive operations without further FCC approval. If Satellink does not win the bid, it will be unable to expand its existing coverage unless it obtains the consent of the winning bidder and, if licensing partitioning is contemplated, the prior approval of the FCC. However, the winning bidder would have to protect Satellink's existing coverage areas from interference. Additionally, with respect to its shared channel operations, Satellink is still able to license additional facilities on a site by site basis.

  Satellink's FM sub-carrier paging system is separate and distinct from Satellink's paging facilities discussed above. Although the FCC requires Satellink and other carriers to file applications prior to initiating service on "leased subcarrier facilities of broadcast stations," these applications are not included in the FCC's freeze on applications for paging systems. Thus, Satellink can expand its FM subcarrier paging system if necessary.

  The Telecom Act could have both positive and negative impacts on Satellink's business. Proposed federal guidelines regarding antenna siting issues could remove local and state barriers to the construction of communications facilities. In addition, the local and state restrictions are now being litigated in the courts and debated in Congress, and could be changed as a result of those processes. Satellink's cost of acquiring necessary communications services and facilities could decrease if competition in the local and interexchange industries increased. However, some provisions of the Telecom Act could place additional burdens on Satellink or subject it to increased competition such as:

   .common carrier interconnection;

   .pay phone rates;

   .enhanced 911 (E-911);

   .telephone number portability;

   .equal access;

   .the assignment of new area codes;

   .universal service fund and telephone relay service fund contributions;

   .resale requirements; and

   .auction authority.

  FAA regulations indirectly affect paging carriers. Proposed antenna sites may require prior FAA approval, and the tower owner usually is the party responsible for obtaining the approval. If FAA approval is required, the FCC will not grant an application for new or modified facilities the until the FAA approves the antennae structure. Recently, the FCC issued stricter guidelines with respect to radio frequency radiation hazards, although most paging facilities will be categorically exempt if the base station and antenna system meet specific criteria governing power and antenna height. If the base station does not meet the exemption criteria, Satellink may have to modify its facility or relocate to another antenna structure. Satellink's choices for relocation will be limited to certain sites within its service area if an exclusive paging channel is involved, because Satellink cannot expand its composite interference contour. However, Satellink can move freely with respect to the shared paging frequencies if it has FCC approval, which could take several months.

  Universal Service Reform. On May 8, 1997, the FCC released an order establishing a significantly expanded federal telecommunications subsidy regime. For example, the FCC established new subsidies for schools and libraries with an annual cap of $2.25 billion and for rural health care providers with an annual cap of $400 million. Providers of interstate telecommunications service, such as Satellink, as well as certain other entities, must make contributions to the federal programs. Satellink's contribution to schools, libraries, and rural health care funds will be based on its gross end user revenues for intrastate, interstate, and international telecommunications services. Satellink's contribution to other federal subsidy funds will be based upon its gross end user revenues for interstate and international telecommunications services. Several parties have appealed the May 8, 1997 order, and those appeals have been consolidated in the U.S. Court of Appeals for the Fifth Circuit. No assurance can be given that the FCC's ultimate universal service contribution requirements will not have a negative effect on Satellink's business, financial condition and operating results.

  Access Charge Reform. On May 16, 1997, the FCC released an Access Charge Reform Order, which revised rules governing the interstate switched access charge rate structure of price cap LECs. The new rules are intended to eliminate implicit subsidies and to establish rate structures that better reflect the manner in which costs are incurred. The new rules substantially increase the costs that price cap LECs recover through monthly, non-traffic sensitive access charges and substantially decrease the costs that price cap LECs recover through traffic sensitive access charges. The manner in which the FCC implements its approach to access charge levels will have an effect on the prices Satellink pays for originating and terminating interstate traffic.

  Payphone Compensation. In September 1996, the FCC issued an order adopting rules to implement the Telecom Act's requirements that all payphone service providers be fairly compensated for every completed call made using their payphone. This order included a specific fee to be paid to each payphone service provider by long distance carriers and intra-LATA toll providers (including LECs) on all "dial around" calls, including debit card and calling card calls. On July 1, 1997, the U.S. Court of Appeals for the D.C. Circuit overturned some of the FCC rules for the implementation plan.

  On October 7, 1997, the FCC issued a second order, decreasing the per-call compensation amount to be paid to payphone service providers to $0.284 per call. Satellink began paying this per-call amount on October 7, 1997. This compensation amount will remain in effect until October 6, 1999, when a market-based rate will become effective. Although Satellink expects to incur additional costs to receive "dial around" calls that originate from payphones, the FCC has permitted long distance carriers, such as Satellink, to pass such costs through to their customers.

  State Regulation. Most public utility commissions require carriers that wish to provide intrastate common carrier services to be authorized to provide such services. Satellink either has applied for and received, or is in the process of applying for and receiving, all necessary authorizations to provide intrastate long distance services.

  Satellink is generally not subject to price regulation or to rate of return regulation for its intrastate services. In most states, however, Satellink is required to file tariffs setting forth the terms, conditions and prices for its intrastate services. In some state jurisdictions, the tariff can list a rate range for intrastate services. Satellink may be subject to additional regulatory burdens in some states, such as compliance with quality of service requirements or remittance of contributions to support state sponsored universal service. Satellink's ability to incur long-term indebtedness is subject to prior public utility commission approval in some state jurisdictions. In addition, some state public utility commissions regulate the issuance of securities and the transfer of control of entities subject to their jurisdiction. These state regulations may have attached to Satellink's recent acquisitions. Currently, Satellink is reviewing whether and to what extent additional regulatory compliance is required in this regard. See "Risk
Factors -- Federal, state and local regulation may impact our business."

Properties

  Satellink's corporate headquarters occupy approximately 10,000 square feet of office space in Roswell, Georgia under a lease expiring in November 2001. Satellink's main network switching center, along with its Atlanta sales force, occupies nearby office space of approximately 7,000 square feet in Roswell, Georgia under a lease expiring in November 2001. Satellink also occupies office space for sales and network operation in Birmingham, Alabama; Albany, Cordele and Valdosta, Georgia; Baton Rouge and New Orleans, Louisiana; Fayetteville and Raleigh, North Carolina; Nashville, Tennessee; and Dallas, Texas. Satellink believes that its current space is sufficient to meet its present needs and does not anticipate any difficulty securing additional space, as needed, on acceptable terms.

Employees

  At January 31, 1999, Satellink had 294 employees, of whom 14 were technical support personnel (two of whom also performed development functions), 125 were sales and marketing personnel and 155 were managerial and administrative employees. In addition, at January 31, 1999, Satellink had six technical support personnel who were independent contractors, all of whom also performed development functions. Except for Satellink's 401(k) Plan, Satellink does not have any collective bargaining, employment, pension or compensation arrangements with any of its employees. Satellink considers its relations with its employees to be good. See "Management."

Legal Proceedings

  Satellink is not a party to any legal proceeding that it believes would have a negative effect on its business, financial condition or operating results.

                                   MANAGEMENT

Directors and Executive Officers of Satellink

  The directors and executive officers of Satellink and their ages as of January 31, 1999 are as follows:

               Name                Age               Position
               ----                ---               --------
 Jerry W. Mayfield................  52 Chairman of the Board, President and
                                        Chief Executive Officer
 V. Weyher Dawson, Jr. ...........  44 Executive Vice President, Assistant
                                        Secretary and Director
 David C. Massey..................  51 Senior Vice President -- Sales &
                                        Marketing and Director
 Robert P. Poche..................  42 Senior Vice President -- Systems &
                                        Technology and Director
 Daniel D. Lensgraf...............  36 Senior Vice President -- Finance &
                                        Administration, Chief Financial
                                        Officer and Secretary
 James O. Carpenter...............  48 Director
 Marc A. Comeaux..................  44 Director
 Robert D. Gage, IV...............  44 Director
 Gordon E. Kaiser.................  54 Director
 Stiles A. Kellett, Jr. ..........  55 Director

  Jerry W. Mayfield has been Chairman of the Board, President and Chief Executive Officer of Satellink since May 1994. Mr. Mayfield served as Executive Vice President of Satellink from the time of its formation in 1988 until May 1994 and has been a director of Satellink since its formation. From 1984 until 1986, Mr. Mayfield served as Chief Executive Officer of Rainbow Chevron Corporation, an oilfield services company in Lafayette, Louisiana, and from 1970 to 1984, Mr. Mayfield was a partner in the New Orleans, Louisiana office of Arthur Andersen LLP. Mr. Mayfield is a Certified Public Accountant.

  V. Weyher Dawson, Jr. has been Executive Vice President, Assistant Secretary and a Director of Satellink since January 1999. From 1989 until December 1998, he served as president and as a director of the Cape Fear Paging Companies. From 1979 to 1989, Mr. Dawson was the general manager of Cape Fear Broadcasting Company. He presently serves on the board of directors of Cape Fear Broadcasting Company.

  David C. Massey has been Senior Vice President -- Sales & Marketing of Satellink since February 1993 and a director of Satellink since December 1995. Mr. Massey has primary responsibility for Satellink's sales and marketing programs, including the supervision of all sales representatives. Mr. Massey is a Certified Public Accountant.

  Robert P. Poche has been Senior Vice President -- Systems & Technology since Satellink's formation in 1988 and was elected a director of Satellink in 1995. Mr. Poche has primary responsibility for Satellink's technical support and development programs and was instrumental in the development of the STAR*Net platform. Mr. Poche is a licensed registered professional engineer.

  Daniel D. Lensgraf has been Senior Vice President -- Finance &
Administration, Chief Financial Officer and Secretary of Satellink since August 1995. From May 1992 until August 1995, Mr. Lensgraf was employed as a Senior Associate in the Corporate Finance Group of Bank Austria Creditanstalt.

  James O. Carpenter has been a director of Satellink since its formation in 1988. Since 1987, Mr. Carpenter has been the Managing Partner of Rock Lake Planting Company, Inc., a Mississippi-based agriculture concern. Mr. Carpenter is a Certified Public Accountant.

  Marc A. Comeaux has been a director of Satellink since its formation in 1988. Since January 1996, Mr. Comeaux has been President of Acadia Fine Foods, Inc., a restaurant operator in Alpharetta, Georgia. From May 1994 through December 1995, Mr. Comeaux was President of Teledata Solutions, Inc., a consulting firm. Mr. Comeaux served as President and Chief Executive Officer of Satellink from 1988 until May 1994.

  Robert D. Gage, IV has been a director of Satellink since its formation in 1988. Mr. Gage has been President and Chief Executive Officer of the Port Gibson Bank, Port Gibson, Mississippi for more than five years.

  Gordon E. Kaiser has been a director of Satellink since April 1990. Mr. Kaiser has been President and Chief Executive Officer of CUE Paging Corporation, an owner of a nationwide FM paging network, for more than five years. Mr. Kaiser is an attorney and was formerly a partner in Gowling & Henderson, Toronto, Canada.

  Stiles A. Kellett, Jr. has been a director of Satellink since December 1995. Mr. Kellett has been Chairman of the Board of Directors of Kellett Investment Corp. since 1995. From 1978 to 1995, Mr. Kellett served as Chairman of the Board of Directors of Convalescent Services, Inc., a long-term health care company in Atlanta, Georgia. Mr. Kellett also serves as a director of MCI WorldCom, Inc.

  Directors of Satellink currently are elected at the annual meeting of shareholders to serve one-year terms. Executive officers of Satellink are appointed at the first meeting of the Board of Directors after each annual meeting of shareholders. Directors and executive officers are elected to serve until they resign, are removed or otherwise are disqualified to serve, or until their successors are elected and qualified. Satellink is not party to any employment agreements with its executive officers.

Board of Directors

  Satellink's Board of Directors is comprised of nine members who, beginning with Satellink's first annual meeting of shareholders following the offering, will be divided into three equal classes. The directors in each class will be elected by the shareholders for a term of three years and until their successors are elected and qualified. The term of office of one of the classes of directors will expire each year, and a new class of directors will be elected by the shareholders each year at the annual meeting of shareholders. The composition of the three classes of directors will be determined by a vote of Satellink's shareholders at the first annual meeting of shareholders following the offering. See "Description of Capital Stock -- Certain Provisions of the Articles, Bylaws and the Georgia Code."

  Pursuant to a Stockholders Agreement dated August 1, 1988 between Satellink and certain of its shareholders, the shareholders agreed to vote the common stock held by them for the election of Messrs. Mayfield, Comeaux and the president of CUE (currently Mr. Kaiser) to the Board of Directors. The shareholders also agreed to vote the common stock held by them for the election of Messrs. Gage and Carpenter to the Board of Directors so long as Messrs. Gage, Carpenter, Ira Carpenter, Jr. and Charles R. Carpenter own, in the aggregate, at least 20% of the voting stock of Satellink. Pursuant to an agreement with Mr. Kellett, Satellink agreed to cause its management to nominate Mr. Kellett and use its best efforts to cause Mr. Kellett's election to the Board of Directors. The Stockholders Agreement and the Kellett Agreement will terminate upon the closing of the offering, and there will be no further voting arrangements with respect to the election of directors.

Compensation of Directors

  Prior to the completion of the offering, each director who is not a Satellink employee receives fees of $750 and $500 for each meeting of the Board of Directors and each Board committee, respectively, attended in person. Following the completion of the offering, the Board intends to begin paying each director who is not a Satellink employee an annual fee of $6,000 as well as fees of $1,000 and $500 for each meeting of the Board of Directors and Board committee, respectively, attended in person. Directors are reimbursed for their out-of-pocket expenses incurred in connection with their service on the Board of Directors. In addition, following the completion of the offering, directors may receive discretionary grants of options to purchase shares of common stock pursuant to the Plan. See "-- Incentive Plan."

Meetings and Committees

  The Board of Directors conducts its business through meetings of the full Board and through Board committees, including the Audit Committee and the Compensation Committee.

  The Audit Committee's responsibilities include:

  .  reviewing with Satellink's independent accountants their audit plan;

  . the scope and results of their audit engagement and the accompanying management letter, if any;

  . reviewing the scope and results of Satellink's internal auditing procedures;

  . consulting with the independent accountants and management with regard to Satellink's accounting methods and the adequacy of its internal accounting controls;

  .  approving professional services provided by the independent accountants;

  .  reviewing the independence of the independent accountants;

  . and reviewing the range of the independent accountants' audit and non-audit fees.

  The Audit Committee is comprised of James O. Carpenter (Chairman), Marc A. Comeaux and Gordon E. Kaiser, none of whom served as an officer or employee of Satellink during fiscal 1998.

  The Compensation Committee is responsible for establishing the compensation of executive officers and for administering Satellink's Incentive Plan. The Compensation Committee consists of Stiles A. Kellett, Jr. (Chairman), James O. Carpenter and Robert D. Gage, IV, none of whom served as an officer or employee of Satellink during fiscal 1998.

Compensation Committee Interlocks and Insider Participation

  On November 17, 1995, Satellink issued and sold 2,000 shares of Series C preferred stock to Mr. Kellett and an affiliate of Mr. Kellett for an aggregate purchase price of $2.0 million. In connection with the sale of the Series C preferred stock, Satellink entered into a letter agreement with Mr. Kellett pursuant to which Satellink agreed to cause its management to nominate Mr. Kellett to serve on the Satellink Board of Directors and to use its best efforts to cause Mr. Kellett's election to the Board. The letter agreement will terminate upon the closing of the offering. Each issued and outstanding share of Series C preferred stock will then be converted into 272.5725 shares of common stock without further action on the part of Satellink or the holders of the Series C preferred stock. It is expected that Mr. Kellett will continue to serve as a director of Satellink at least until the first election of directors by the shareholders following the offering. See "Certain Transactions-- Series C Preferred Stock Issuance."

  On April 3, 1998, Satellink issued and sold 300 shares of Series D preferred stock to Mr. Carpenter for $300,000, 200 shares to Mr. Gage for $200,000 and 1,500 shares to an affiliate of Mr. Kellett for $1.5 million. Pursuant to the terms of the Series D preferred stock, all outstanding shares of Series D preferred stock will be redeemed upon the closing of the offering through proceeds realized from the offering. See "Certain Transactions -- Series D Preferred Stock And Related Warrant Issuance."

Executive Compensation

 Summary Compensation

  The following table summarizes the compensation paid by Satellink for services rendered for fiscal 1998 by Satellink's Chief Executive Officer and Satellink's other executive officers whose total salary and bonus for fiscal 1998 exceeded $100,000 (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                           Annual        Long Term
                                        Compensation    Compensation
                                      ----------------- ------------
                                                         Number of
                                                         Securities  All Other
           Name and            Fiscal                    Underlying  Compensa-
      Principal Position        Year   Salary  Bonus(1)   Options     tion(2)
      ------------------       ------ -------- -------- ------------ ---------
Jerry W. Mayfield.............  1998  $180,000 $50,400     37,267     $9,124
  Chairman of the Board,
   President and Chief
  Executive Officer
V. Weyher Dawson..............  1998   106,386     --         --         --
  Executive Vice President and
   Assistant Secretary
David C. Massey...............  1998   125,000  30,000     19,662      6,394
  Senior Vice President --
   Sales & Marketing
Robert P. Poche...............  1998   125,000  30,000     19,662      6,398
  Senior Vice President --
   Systems & Technology
Daniel D. Lensgraf............  1998   120,000  28,800     17,875      5,700
  Senior Vice President --
   Finance & Administration,
   Chief Financial Officer and
   Secretary

--------

(1) Consists of a discretionary bonus paid to the Named Executive Officer based on Satellink's performance during fiscal 1998.

(2) Represents contributions by Satellink under its 401(k) Profit Sharing Plan on behalf of the Named Executive Officer.

Stock Option Grants

  The following table sets forth information concerning each grant of stock options to the Named Executive Officers during the year ended July 31, 1998.

                                                                        Potential Realizable
                                                                          Value at Assumed
                                                                        Annual Rates of Stock
                                                                         Price Appreciation
                                      Individual Grants                  for Option Term(1)
                         ---------------------------------------------- ----------------------
                         Number of   Percent of
                         Securities Total Options Exercise
                         Underlying  Granted to   or Base
                          Options   Employees in   Price     Expiration
  Name                    Granted    Fiscal Year   ($/Sh)       Date      5% ($)    10% ($)
  ----                   ---------- ------------- --------   ---------- ---------- -----------
Jerry W. Mayfield.......   37,267       24.3%      $4.62(2)   7/31/07      392,027    665,669
David C. Massey.........   19,662       12.8%      $4.62(2)   7/31/07      206,833    351,206
Robert P. Poche.........   19,662       12.8%      $4.62(2)   7/31/07      206,833    351,206
Daniel D. Lensgraf......   17,875       11.7%      $4.62(2)   7/31/07      188,034    319,286

--------
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(2) Options were granted at the fair market value of the common stock on the date of grant as determined by the Board of Directors. These options vest ratably over four years beginning with the date of the grant.

 Option Values as of July 31, 1998

  The following table sets forth information concerning the stock options held by each of the Named Executive Officers as of July 31, 1998. No options were exercised, and no stock appreciation rights were exercised or outstanding, during fiscal 1998.

                         Fiscal Year-End Option Values

                                     Number Of           Value Of Unexercised
                               Securities Underlying         In-The-Money
                                Unexercised Options       Options At July 31,
                                 At July 31, 1998               1998(1)
                             ------------------------- -------------------------
   Name                      Exercisable Unexercisable Exercisable Unexercisable
   ----                      ----------- ------------- ----------- -------------
Jerry W. Mayfield...........      --        37,267           --       200,496
David C. Massey.............      --        19,662           --       105,781
Robert P. Poche.............      --        19,662           --       105,781
Daniel D. Lensgraf..........   28,167       17,875       231,533       96,168

--------
(1) There was no public trading market for the Common Stock at July 31, 1998. Accordingly, these values have been calculated based on an assumed initial public offering price of $10.00 per share, less the applicable exercise price. See "Principal And Selling Shareholders."

Incentive Plan

  The Plan was adopted by Satellink's Board of Directors on September 18, 1997 and approved by the shareholders on December 18, 1997. The Plan's purpose is to promote the success and enhance the value of Satellink by linking the personal interests of key employees, officers and directors to those of the shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide Satellink flexibility in motivating, attracting and retaining individuals upon whose judgment, interest and special effort Satellink's success is largely dependent. The Plan authorizes the granting of awards to key employees, officers and directors of Satellink or its subsidiaries in the form of:

  . options (both incentive stock options and non-qualified stock options) to purchase shares of stock;

  .  stock appreciation rights;

  .  performance shares;

  .  restricted stock; and

  .  other stock-based awards.

  The Plan authorizes the issuance of up to 1,000,000 shares of common stock, and options for the purchase of 153,422 of such shares had been granted and were outstanding as of December 31, 1998.

401(k) Plan

  Satellink sponsors a defined contribution plan (the "401(k) Plan") for eligible employees under Section 401(k) of the Internal Revenue Code of 1986. Participants may contribute up to 15% of their annual salaries to the 401(k) Plan, subject to certain limitations. All employee contributions are fully vested and are not subject to forfeiture. Satellink may make discretionary matching contributions to the 401(k) Plan on behalf of all eligible employees. During fiscal 1998, Satellink made matching contributions equal to 40% of the eligible contribution made by each employee to the 401(k) Plan.

                              CERTAIN TRANSACTIONS

Non-Voting Preferred Stock Warrant Issuance

  In connection with the Credit Facility, Satellink issued the Creditanstalt Warrants for the purchase of 14,074 shares of non-voting preferred stock or 1,189,253 shares of common stock, at the election of Bank Austria Creditanstalt, at a weighted average price of $0.06 per share of common stock. The Creditanstalt Warrants are exercisable from time to time on or before December 3, 2005. The Creditanstalt Warrants provide that, subject to certain conditions and exceptions, the holders may not exercise their warrants to purchase shares of common stock if the purchase of such shares, when aggregated with shares of common stock previously issued pursuant to the warrants or issued upon conversion of non-voting preferred stock issued pursuant to the warrants, would exceed 4.99% of the aggregate number of shares of common stock outstanding as of the time of the exercise of the warrants. The Creditanstalt Warrants further provide that in no event shall any warrant be exercisable for shares of common stock or non-voting preferred stock which, when aggregated with all other shares of common stock and non-voting preferred stock then held by Bank Austria Creditanstalt or its affiliates, would, upon issuance, represent in excess of 24.99% of the total shareholders' equity of Satellink, including all series of preferred stock, determined in accordance with GAAP. The Creditanstalt Warrants provide the warrant holder with certain rights with respect to the registration of the Creditanstalt Warrants and the shares to be issued under the warrants, subject to certain terms and conditions. The put feature of the Creditanstalt warrants will be canceled upon completion of a qualified offering of common stock that yields net proceeds of at least $10.0 million. See "Description of Capital Stock --Preferred Stock" and "Shares Eligible For Future Sale -- Registration Rights."

Series C Preferred Stock Issuance

  On November 17, 1995, Satellink issued and sold 1,000 shares of Series C preferred stock to Bank Austria Creditanstalt, an aggregate of 2,000 shares to Stiles A. Kellett, Jr. and an affiliate of Mr. Kellett and 500 shares to an unaffiliated accredited investor, for aggregate cash consideration of $3.5 million. See "Management --Compensation Committee Interlocks and Insider Participation." Pursuant to the terms and conditions of the Series C preferred stock, upon the closing of the offering each issued and outstanding share of Series C preferred stock will be converted into 272.5725 shares of common stock without further action on the part of Satellink or the holders of Series C preferred stock. The terms of the Series C preferred stock provide holders of the stock with certain rights with respect to the registration under the Securities Act of the Series C preferred stock or the common stock issuable upon conversion of the Series C preferred stock, subject to certain terms and conditions. See "Shares Eligible For Future Sale -- Registration Rights."

Series D Preferred Stock and Related Warrant Issuance

  On April 3, 1998, Satellink issued and sold an aggregate of 4,500 shares of Series D preferred stock for $1,000 per share. Of such shares, 1,000 were issued to Bank Austria Creditanstalt, 1,500 were issued to an affiliate of Mr. Kellett, 300 were issued to Mr. Carpenter, 200 were issued to Mr. Gage, 100 were issued to each of CUE and Mr. Poche and 500 were issued to an affiliate of Messrs. Mayfield, Massey and Lensgraf. Pursuant to the terms of the Series D preferred stock, all outstanding shares of Series D preferred stock will be redeemed upon the closing of the offering through proceeds realized from the offering. The issuance and sale of the Series D preferred stock to directors and executive officers of Satellink was approved by Satellink's shareholders. See "Use Of Proceeds."

  In connection with the issuance of Series D preferred stock, Satellink issued warrants to purchase an aggregate of 327,600 shares of common stock (or, with respect to Bank Austria Creditanstalt and at the election of Bank Austria Creditanstalt, 861.579 shares of non-voting preferred stock) at a price of $4.62 per share

($390.00 per share for non-voting preferred stock). If Satellink does not redeem the Series D preferred stock by December 31, 1999 and December 31, 2000, the aggregate number of shares of common stock subject to the warrants increases to 409,500 and 491,400, respectively (or, with respect to Bank Austria Creditanstalt, 1,076.9225 and 1,292.3070 shares of non-voting preferred stock, respectively). The Series D warrants are exercisable at any time or from time to time on or prior to April 3, 2008. The Series D warrants provide that, subject to certain conditions and exceptions, the warrant holder may not exercise Series D warrants to purchase shares of common stock if the purchase of such shares, when aggregated with shares of common stock previously issued pursuant to the Series D warrants or issued upon conversion of non-voting preferred stock issued pursuant to the Series D warrants, would exceed 4.99% of the aggregate number of shares of common stock outstanding as of the time of the exercise of the Series D warrants. The Series D warrants further provide that in no event shall any of the warrants be exercisable for shares of common stock or non-voting preferred stock which, when aggregated with all other shares of common stock and non-voting preferred stock then held by Bank Austria Creditanstalt or its affiliates, would, upon issuance, represent in excess of 24.99% of the total shareholders' equity of Satellink, including all series of preferred stock, determined in accordance with GAAP. The terms of the Series D warrants provide the holders with certain rights with respect to the registration under the Securities Act of the shares issuable upon exercise of the Series D warrants, subject to certain terms and conditions. See "Shares Eligible For Future Sale -- Registration Rights."

Other Transactions

  Since 1988, Satellink has maintained an ongoing relationship with CUE pursuant to which Satellink's FM subcarrier paging network is linked with the CUE nationwide FM paging network. In April 1988, Satellink issued and sold 403,374 shares of common stock to CUE at a price of $0.74 per share of common stock. In April 1991, Satellink issued and sold 950 shares of Series A preferred stock, which are convertible into 80,275 shares of common stock, to CUE at a price of $1.18 per share of common stock. Additionally, since April 1990, Mr. Gordon E. Kaiser, President and Chief Executive Officer of CUE, has served as a director of Satellink. As of January 31, 1999, CUE owned approximately 7.3% of the outstanding common stock of Satellink on a fully diluted basis. CUE from time to time provides Satellink with different paging services, principally airtime and network services for regional and nationwide paging. Satellink paid $6.0 million, $8.6 million, $9.6 million and $4.8 million to CUE for such services during fiscal 1996 and 1997 and 1998 and during the six months ended January 31, 1999, respectively. Satellink will periodically have outstanding affiliated receivables and payables related to the timing of payments for such services.

  Bank Austria Creditanstalt is a lender and agent for the lenders under Satellink's $55.0 million Credit Facility. As of January 31, 1999, total indebtedness under the credit facility was $52.7 million. The amounts paid by Satellink to Bank Austria Creditanstalt, as agent for the lenders, under the credit facility for fiscal 1996, 1997 and 1998 and for the six months ended January 31, 1999 were $900,000, $1.6 million, $2.7 million and $2.1 million, respectively. Satellink intends to use a portion of the net proceeds to repay outstanding indebtedness under the Credit Facility. See "Use of Proceeds."

  Satellink requires all material transactions between Satellink and its officers, directors or other affiliates to be approved by a majority of the disinterested members of the Board of Directors and to be on terms no less favorable to Satellink than could be obtained from unaffiliated third parties. Satellink believes that none of the transactions described above were on terms less favorable to Satellink than could have been obtained in a transaction with an unaffiliated party.

  On August 1, 1995, Satellink granted to Daniel D. Lensgraf, Vice President and Chief Financial Officer, options to purchase up to 84,500 shares of common stock of an exercise price of $1.78 per share. Mr. Lensgraf's options vested over a three-year term and, as of January 31, 1999, all of these options had vested.

                       PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the common stock as of January 31, 1999, and as adjusted to reflect the sale of the common stock offered by this prospectus, by: (1) each director of Satellink who beneficially owns common stock; (2) each Named Executive Officer; (3) all directors and executive officers of Satellink as a group; (4) each person known to Satellink to beneficially own more than 5% of the common stock; and (5) each of the selling shareholders. Unless otherwise indicated, all shares of common stock are owned directly and the indicated person has sole voting and investment power. All share amounts assume the automatic conversion of all issued and outstanding shares of Series A preferred stock and Series C preferred stock into shares of common stock and the redemption of all issued and outstanding shares of Series D preferred stock upon the closing of the offering.

                           Shares Beneficially               Shares Beneficially
                                  Owned                          Owned After
                          Prior to Offering (1)    Number of      Offering
                          ------------------------- Shares   -----------------------
          Name              Number       Percent    Offered    Number     Percent
          ----            ------------- -------------------- ------------ ----------
Bank Austria
 Creditanstalt (2)......      1,534,625      18.2   321,096     1,213,529     10.5
Kellett Partners, L.P.
 and Stiles A. Kellett,
 Jr. (3)................        629,612       8.7   150,000       479,612      4.1
Jerry W. Mayfield (4)...        607,592       8.5       --        607,592      5.3
David C. Massey (5).....        554,641       7.7       --        554,641      4.8
CUE Paging Corporation
 and Gordon E.
 Kaiser (6).............        670,020       9.4       --        670,020      5.8
Robert D. Gage, IV (7)..        489,244       6.8       --        489,244      4.3
James O. Carpenter (8)..        455,099       6.3       --        455,099      4.0
Marc A. Comeaux (9).....        322,954       4.5   106,433       216,521      1.9
Robert P. Poche (10)....        161,092       2.2    15,000       146,092      1.3
Daniel D.
 Lensgraf (11)..........        109,249       1.5       --        109,249      1.0
V. Weyher Dawson, Jr. ..        265,652       3.7       --        265,652      2.3
Margaret H.
 Dickson (12)...........        496,430       6.9       --        496,430      4.3
Ann H. Lawing (13)......        496,430       6.9       --        496,430      4.3
David Autin.............         60,963         *    60,963           --       --
Ira Carpenter (14)......         94,637       1.3    14,365        80,272        *
Clear Fir Partners......         54,793         *    20,000        34,793        *
Mary M. Dominique.......         84,500       1.2    84,500           --       --
Audrey Menard (15)......         88,683       1.2    88,683           --       --
Jay Menard..............         84,500       1.2    84,500           --       --
Paul Breaux.............        100,893       1.4   100,893           --       --
All directors and
 executive officers as a
 group (10 persons).....      4,265,155      57.5               3,993,722     34.8

--------
 *  Less than 1%.

 (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person or group has the right to acquire within 60 days after January 31, 1999 with respect to which such person has or shares voting or investment power. For purposes of computing the percentages of outstanding shares held by each person or group of persons, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding for purposes of computing the percentage for such person or group but are not deemed to be outstanding for the purpose of computing the percentage of any other person or group. See "Use Of Proceeds."

 (2) Includes 1,189,253 shares of common stock issuable upon exercise of the Creditanstalt warrants and 72,800 shares of common stock issuable upon exercise of the Series D warrants. The address of Bank Austria Creditanstalt is 245 Park Avenue, New York, New York 10167.

 (3) Includes 520,693 shares of common stock held by Kellett Partners, L.P., of which Mr. Kellett is the general partner, and 109,200 shares of common stock issuable upon exercise of the Series D warrants. The address of Kellett Partners, L.P. and Mr. Kellett is 200 Galleria Parkway, Suite 1800, Atlanta, Georgia 30339. Mr. Kellett is a director of Satellink.

 (4) Includes 14,560 shares of common stock issuable upon exercise of the Series D warrants and 9,316 shares of common stock issuable upon exercise of vested options. Mr. Mayfield's address is 1325 Northmeadow Parkway, Suite 120, Roswell, Georgia 30075.

 (5) Includes 32,390 shares of common stock held in trust for Mr. Massey's children and as to which Mr. Massey disclaims beneficial ownership, 10,920 shares of common stock issuable upon exercise of the Series D warrants and 4,915 shares of common stock issuable upon exercise of vested options.
     Mr. Massey's address is 1325 Northmeadow Parkway, Suite 120, Roswell, Georgia 30076.

 (6) Includes 662,740 shares of common stock held by CUE Paging Corporation, of which Mr. Kaiser is the President and Chief Executive Officer, and 7,280 shares of common stock issuable upon exercise of the Series D warrants. The address of CUE Paging Corporation is 5 Corporate Park, Suite 100, Irvine, California 92609.

 (7) Includes 238,412 shares of common stock held by Gage Partners, of which Mr. Gage is the General Partner, and 14,560 shares of common stock issuable upon exercise of the Series D warrants. Mr. Gage's address is Post Office Box 608, Port Gibson, Mississippi 39150.

 (8) Includes 21,840 shares of common stock issuable upon exercise of the Series D warrants. Mr. Carpenter's address is Post Office Box 608, Port Gibson, Mississippi 39150.

 (9) Includes 46,433 shares of common stock held on behalf of Mr. Comeaux's mother-in-law, Audrey B. Menard, and as to which Mr. Comeaux disclaims beneficial ownership. Mr. Comeaux is a director of Satellink.

(10) Includes 7,280 shares of common stock issuable upon exercise of the Series D warrants and 4,915 shares of common stock issuable upon exercise of vested options. Mr. Poche is Senior Vice President--Systems and Technology of Satellink as well as a director.

(11) Includes 7,280 shares of common stock issuable upon exercise of the Series D warrants and 32,635 shares of common stock issuable upon exercise of vested options.

(12) Ms. Dickson's address is 1009 Drayton Road, Fayetteville, North Carolina 28303.
(13) Ms. Lawing's address is 1009 Drayton Road, Fayetteville, North Carolina 28303.

(14) Includes 7,280 shares of common stock issuable upon exercise of the Series D warrants.

(15) Includes 46,433 shares of common stock held by Mr. Comeaux on behalf of Ms. Menard.

                          DESCRIPTION OF CAPITAL STOCK

  The Company's capital stock currently is divided into two classes of common stock, designated Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, and four series of preferred stock, designated Series A convertible preferred stock, par value $0.01 per share, Series B convertible preferred stock, par value $0.01 per share, Series C convertible preferred stock, par value $0.01 per share, and Series D preferred stock, par value $0.01 per share. As of January 31, 1999, there were 30 beneficial owners of Satellink's common stock. Upon the closing of the offering, Satellink will redesignate the Class A common stock as common stock, par value $0.01 per share, and will redesignate the Series B preferred stock as non-voting preferred stock, par value $0.01 per share. In addition, Satellink will eliminate the Class B common stock and will convert each outstanding share of Series A preferred stock into 84.5 shares of common stock. Satellink will convert each outstanding share of Series C preferred stock into 272.5725 shares of common stock and will redeem each outstanding share of Series D preferred stock using a portion of the net proceeds from the offering. Accordingly, no information regarding the terms of the Class B common stock, Series A preferred stock, the Series C preferred stock or the Series D preferred stock is provided below. See "Capitalization."

  Upon the closing of the offering, Satellink's authorized capital stock will consist of 50,000,000 shares of common stock and 10,030,000 shares of preferred stock. Of the 10,030,000 shares of preferred stock, 30,000 shares have been designated by the Board of Directors as non-voting preferred stock.

  The following summary is subject to and qualified in its entirety by the provisions of Satellink's articles of incorporation and bylaws and by the provisions of applicable law.

Common Stock

  Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of Satellink, holders of common stock are entitled to share ratably in the assets of Satellink, if any, remaining after the payment of all debts and liabilities of Satellink and the liquidation preference of any outstanding class or series of preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by Satellink in this prospectus will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the non-voting preferred stock and any series of preferred stock which Satellink may issue in the future as described below.

Preferred Stock

  The Board of Directors has the authority, pursuant to the articles of incorporation, to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series without further vote or action by the shareholders. The issuance of preferred stock by the Board of Directors could adversely affect the rights of holders of common stock.

  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Satellink without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. Other than the Creditanstalt warrants, there are currently no agreements or understandings regarding the issuance of preferred stock which agreements or understandings will survive the consummation of the offering, and the Board of Directors has no present intention of issuing any shares of preferred stock except for shares of non-voting preferred stock that may be issued upon exercise of the Creditanstalt warrants.

  The Board of Directors has designated the non-voting preferred stock solely for the purpose of fulfilling Satellink's obligations under the Creditanstalt warrants. The designation of the non-voting preferred stock does not restrict Satellink from issuing additional securities of any kind, including shares of preferred stock of any class, series or designation. However, issuances of non-voting preferred stock will be limited to issuances upon exercise of the Creditanstalt warrants. Dividends and other distributions, payable in cash or other property, shall be paid on the non-voting preferred stock equally, ratably and on a parity with such dividends and other distributions paid on the common stock, as when and such dividends and other distributions are declared by the Board of Directors, as though the common stock and non-voting preferred stock were one and the same class. Holders of non-voting preferred stock are not entitled to vote or give consent to or on any matter submitted to Satellink's shareholders except as specifically provided by the Georgia Code. Upon liquidation of Satellink, the non-voting preferred stock is entitled to a preference of $0.01 per share prior to any payment on the common stock or any class or series of stock ranking junior to the non-voting preferred stock. Each share of non-voting preferred stock is convertible into 84.5 shares of common stock. See "Certain Transactions -- Non-Voting Preferred Stock Warrant Issuance."

Provisions of the Articles of Incorporation, Bylaws and the Georgia Code

  Satellink's articles of incorporation and bylaws as of the closing of the offering will contain, and the Georgia Code currently contains, certain provisions that could delay, defer or prevent a change in control of Satellink that a shareholder may deem to be in the shareholder's best interest.

  Number, Term and Removal of Directors. Satellink's articles of incorporation and bylaws will provide that the Board of Directors will be comprised of three to 11 members, as determined from time to time by resolution of the Board of Directors. At the first annual meeting of shareholders held after completion of the offering, the Board of Directors will be divided into three classes of approximately equal numbers of directors. Each class of directors will serve for a term of three years, and the shareholders will elect one new class of directors each year. A director may be removed from office only for cause and only by the affirmative vote of the holders of at least 75% of all classes of stock entitled to vote in the election of directors. Any vacancies on the Board of Directors for any reason, including vacancies resulting from an increase in the number of directors, may be filed only by the Board of Directors, acting by the affirmative vote of two-thirds of the total number of directors remaining in office. Any director appointed to fill a vacancy will be elected for the unexpired term of his or her predecessor and until his or her successor is elected and qualified. If a directorship is filled by reason of an increase in the number of directors, the term of the new director will expire at the next election of directors by the shareholders and upon the election and qualification of his or her successor.

  Call of and Notices Relating to Shareholder Meetings; Actions by Written Consent of Shareholders. Satellink's bylaws will provide as of the closing of the offering that special meetings of shareholders or special meetings in lieu of annual shareholders' meetings may be called at any time by the Board of Directors, the Chairman of the Board or the President, or any holder or holders of 25% or more of the votes entitled to be cast on the issue or issues to be considered at the proposed special meeting. Meetings of the shareholders are to be held at such time and place and on such date as specified in the notice of the meeting. Notice of annual or special shareholders' meetings shall be given not less than 10 nor more than 60 days before the date of the meeting. Notice of any special meeting of shareholders shall state the purpose or purposes for which the meeting is called. Actions required to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by persons holding shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by the shareholders entitled to take action without a meeting and delivered to Satellink for inclusion in the minutes or filing with the corporate records.

  Georgia Business Combination Statute. Pursuant to Satellink's bylaws, as of the closing of the offering, Satellink will be subject to the provisions of the Georgia Code prohibiting various "business combinations" involving "interested shareholders" for a period of five years after the shareholder becomes an interested shareholder of Satellink. Such provisions prohibit any business combination with an interested shareholder unless either:

  . prior to such time, the Board of Directors approves either the business combination or the transaction by which such shareholder became an interested shareholder;

  . in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the outstanding voting stock of Satellink that was not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock option plans of Satellink; or

  . subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in such shareholder owning at least 90% of Satellink's outstanding voting stock and the business combination is approved by a majority of the disinterested shareholders' shares not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock options plans of Satellink.

  Under the relevant provisions of the Georgia Code, a "business combination" is defined to include, among other things, (1) any merger, consolidation, share exchange or any sale, transfer or other disposition (or series of related sales or transfers) of Satellink's assets having an aggregate book value of 10% or more of Satellink's net assets (measured as of the end of the most recent fiscal quarter), with an interested shareholder or any other corporation which is or, after giving effect to such business combination, becomes an affiliate of any such interested shareholder, (2) the liquidation or dissolution of Satellink, (3) the receipt by an interested shareholder of any benefit from any loan, advance, guarantee, pledge, tax credit or other financial benefit, other than in the ordinary course of business and (4) certain other transactions involving the issuance or reclassification of securities of Satellink which produce the result that 5% or more of the total equity shares of Satellink, or of any class or series thereof, is owned by an interested shareholder. An "interested shareholder" is defined by the Georgia Code to include any person or entity that, together with its affiliates, beneficially owns or has the right to own 10% or more of the outstanding voting shares of Satellink, or any person that is an affiliate of Satellink and has, at any time within the preceding two-year period, been the beneficial owner of 10% or more of the outstanding voting shares of Satellink. The restrictions on business combinations do not apply to any person who was an interested shareholder before the adoption of the bylaws which made the provisions applicable to Satellink nor to any persons who subsequently become interested shareholders inadvertently, subsequently divest sufficient shares so that the shareholder ceases to be an interested shareholder and would not, at any time within the five-year period immediately before a business combination involving the shareholder, have been an interested shareholder but for the inadvertent acquisition.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the offering, there has been no public market for the common stock. If anyone was to sell substantial amounts of shares of Satellink's common stock in the public market after the offering or if analysts or the public believed anyone intended to sell a large number of shares, the market price of the common stock could adversely be affected. This could impair Satellink's ability to raise capital in the future through sales of its equity securities at a time and price which it deems appropriate.

  Upon the completion of the offering, assuming no exercise of outstanding options or warrants other than the exercise of warrants by Creditanstalt for 321,096 shares of common stock, Satellink will have 11,485,316 shares of common stock outstanding. The 5,000,000 shares of common stock sold in the offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of Satellink, as that term is defined in Rule 144 of the Securities and Exchange Commission, may generally only be sold in compliance with Rule 144. The remaining 6,485,316 shares of common stock are "restricted securities" as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration such as that provided by Rule 144 of the Commission.

Sales of Restricted Securities

  Upon the completion of the offering, subject to the provisions of Rule 144, 790,577 shares of common stock will be eligible for immediate sale in the public market pursuant to Rule 144(k). Beginning 180 days after the date of this prospectus (or earlier with the written consent of J.C. Bradford & Co.) 3,839,749 additional shares will be available for immediate sale in the public market, subject to the provisions of Rule 144, upon the expiration of the lock-up agreements between the underwriters and the directors, executive officers, selling shareholders and each holder of more than 5% of Satellink's common stock. See "-- Lock-Up Agreements."

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including a person who may be deemed an affiliate of Satellink, is entitled to sell, within any three-month period, a number of shares of common stock equal to the greater of 1% of the outstanding common stock (approximately 114,853 shares after giving effect to the offering) and the average weekly reported trading volume of the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and availability of current public information about Satellink. In addition, under Rule 144(k), a person who is not an affiliate and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following the offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144.

Options and Warrants

  As of January 31, 1999, options and warrants to purchase an aggregate of 2,105,442 shares of common stock were outstanding. Of such shares of common stock, 321,096 will be sold in the offering and 234,697 will be eligible for sale beginning 90 days after the date of this prospectus, subject to the provisions of Rule 144 and Rule 701 of the Commission. An additional 1,449,649 shares of common stock that are subject to currently outstanding options and warrants will become eligible for sale upon the expiration of the lock-up agreements beginning 180 days after the date of this prospectus, subject to the provisions of Rule 144.

  Satellink intends to file a registration statement on Form S-8 as soon as practicable after the completion of the offering to register 1,000,000 shares of common stock, of which 291,422 shares are subject to outstanding options, that are available for issuance pursuant to the Incentive Plan. All of such registered shares also generally would then be eligible for immediate sale in the public market, subject to lock-up agreements, if applicable, and compliance with certain provisions of Rule 144 by affiliates.

Lock-Up Agreements

  The directors, executive officers, selling shareholders and each holder of more than 5% of Satellink's common stock (collectively beneficially owning a total of 6,315,176 shares) have entered into lock-up agreements with the underwriters. Pursuant to the lock-up agreements, they have agreed not to directly or indirectly (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including, without limitation, shares of common stock or securities convertible into or exercisable or exchangeable for common stock which may be deemed beneficially owned by them), or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock for a period of 180 days after the date of this prospectus. However, the lock-up agreements permit, during the 180-day lock-up period, (1) transfers made by gift, provided the donee thereof agrees in writing to be bound by the terms of the lock-up agreement, (2) transfers to the transferor's affiliates, as such term is defined by Rule 405 under the Securities Act, provided the transferee agrees to be bound by the terms of the lock-up agreement and (3) transfers made with the prior written consent of J.C. Bradford & Co. If a shareholder should request that J.C. Bradford & Co. waive the 180-day lock-up period as to all or a portion of such shareholder's shares, J.C. Bradford & Co. would take into consideration the number of shares as to which the request relates, the identity of the requesting shareholder, the relative demand for additional shares of common stock in the market, the period of time since the completion of the offering and the average volume and price performance of the common stock during such period. Additionally, each party to a lock-up agreement has agreed that during the 180-day lock-up period, the party will not make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of J.C. Bradford & Co. See "Principal and Selling Shareholders."

Registration Rights

 Non-Voting Preferred Stock Registration Rights

  The Creditanstalt warrants provide that, upon the written demand of any holder requesting that Satellink effect the registration under the Securities Act of Creditanstalt warrants or shares of common stock or non-voting preferred stock issuable upon the exercise of Creditanstalt warrants, Satellink will give written notice to all other warrant holders. If Satellink receives requests for the registration of at least an aggregate of 1,000 Creditanstalt warrants or shares subject to the warrants (or if less than an aggregate of 1,000 Creditanstalt warrants or shares subject to the warrants are outstanding, the remainder of shares subject to the warrants not registered under the Securities
Act), Satellink shall file a registration statement under the Securities Act for the registration of the Creditanstalt warrants or shares subject to the warrants, as appropriate. Satellink is obligated to effect up to three registrations on behalf of the warrant holders upon their request.

  The Creditanstalt warrants further provide that if, at any time after December 3, 1995, Satellink proposes to register any of its securities under the Securities Act (excluding registration statements filed on Form S-8 or S-4 or other forms prescribed under the Securities Act for substantially similar purposes), it will give written notice to all holders of Creditanstalt warrants and shares subject to the warrants of its intention to register such securities. Upon the written request of any warrant holder given within 10 days of the registration notice, Satellink shall use its reasonable best efforts to effect the registration of the Creditanstalt warrants and/or the shares subject to the warrants requested to be included in the proposed registration statement. If the proposed registration is for an underwritten public offering, only Creditanstalt warrants or shares subject to the warrants that are to be included in the underwriting may be included in such registration. Satellink will have the right to designate the managing underwriter(s) in any such underwritten public offering, provided that, (1) Satellink shall use its best efforts to cause the managing underwriter(s) to include the Creditanstalt warrants or shares subject to the warrants in the underwriting; and (2) if the managing underwriter(s) advises the warrant holders and all other persons seeking to include Satellink securities held by them in such registration statement in writing that the total amount of securities which they and Satellink and any other security holders intend to include in such offering is sufficiently large to materially and adversely affect the success of such offering, the amount of securities to be offered shall be reduced.

 Series C Preferred Stock Registration Rights

  The purchase agreement relating to the issuance of Series C preferred stock provides that upon the written demand of any holder of Series C preferred stock, at any time after the earlier of: (1) six months following the consummation of the offering or (2) November 17, 2000, requesting that Satellink effect the registration under the Securities Act of shares of Series C preferred stock or common stock issuable upon conversion of such shares, Satellink will give written notice of such demand to all other holders of Series C preferred stock. If Satellink receives requests for the registration of an aggregate of at least one-fifth of the Series C shares (or if less than an aggregate of one-fifth are outstanding, the remainder of Series C shares not registered under the Securities Act), Satellink will file a registration statement under the Securities Act for the registration of the Series C shares. Satellink is obligated to effect up to two registrations on behalf of the holders of Series C preferred stock.

  The Series C purchase agreement further provides that if Satellink proposes to register any of its securities under the Securities Act (excluding registration statements filed on Form S-8 or S-4 or other forms prescribed under the Securities Act for substantially similar purposes), it will give written notice to all holders of Series C preferred stock of its intention to register such securities. Upon the written request of any Series C shareholder given within 10 days of the registration notice, Satellink shall use its reasonable best efforts to effect the registration of the Series C shares requested to be included in the proposed registration statement. If the proposed registration is for an underwritten public offering, only Series C shares that are to be included in the underwriting may be included in such registration. Satellink will have the right to designate the managing underwriter(s) in any such underwritten public offering, provided that:
(1) Satellink shall use its best efforts to cause the managing underwriter(s) to include the Series C shares in the underwriting; and (2) if the managing underwriter(s) advises the Series C shareholders and all other persons seeking to include securities of Satellink held by them in such registration statement in writing that the total amount of securities which they and Satellink and any other security holders intend to include in such offering is sufficiently large to materially and adversely affect the success of such offering, the amount of securities to be offered shall be reduced.

 Series D Preferred Stock Registration Rights

  The purchase agreement relating to the issuance of Series D preferred stock provides that if Satellink proposes to register any of its securities under the Securities Act (excluding registration statements filed on Form S-8 or S-4 or other forms prescribed under the Securities Act for substantially similar purposes), it will give written notice to all holders of Series D preferred stock of its intention to register such securities. Upon the written request of any holder of Series D warrants given within 10 days of the registration notice, Satellink shall use its reasonable best efforts to effect the registration of the shares issuable upon exercise of the Series D warrants requested to be included in the proposed registration statement. If the proposed registration is for an underwritten public offering, only shares issuable upon exercise of the Series D warrants that are to be included in the underwriting may be included in such registration. Satellink shall have the right to designate the managing underwriter(s) in any such underwritten public offering, provided that: (1) Satellink shall use its best efforts to cause the managing underwriter(s) to include the shares issuable upon exercise of the Series D warrants in the underwriting; and (2) if the managing underwriter(s) advises the Series D warrant holders and all other persons seeking to include Satellink securities in such registration statement in writing that the total amount of securities which they and Satellink and any other security holders intend to include in such offering is sufficiently large to materially and adversely affect the success of such offering, the amount of securities to be offered shall be reduced.

 Breckenridge Registration Rights

  Since 1995, Satellink has maintained an ongoing relationship with The Breckenridge Group, Inc., an Atlanta-based investment banking firm. Breckenridge has advised Satellink on significant acquisitions consummated since February 1996. In July 1997, in consideration of Breckenridge's agreement to forgive the cash payment of outstanding advisory fees and to advise Satellink on future acquisitions, Satellink issued options to purchase an aggregate of 169,000 shares of common stock to principals of Breckenridge. The Breckenridge options provide for an exercise price of $3.68 per share and are exercisable in full at any time on or prior to May 31, 2002. The exercise price of the Breckenridge options was based on sales prices at the time for shares of common stock in arms' length transactions, and the issuance of the Breckenridge options was approved by the Board of Directors of Satellink.

  The Breckenridge options provide that if Satellink proposes to register any of its securities under the Securities Act (excluding registration statements filed on Form S-8 or S-4 or other forms prescribed under the Securities Act for substantially similar purposes), at any time prior to May 31, 2002, Satellink must notify all holders of Breckenridge options of its intention to register its securities. This notice is not required if Satellink proposes to enter into an underwritten initial public offering that produces gross proceeds to the Company in excess of $30,000,000. If any holder of Breckenridge options notifies Satellink within 20 business days of the registration notice, Satellink shall use its reasonable best efforts to effect the registration of the shares of common stock issuable upon exercise of the Breckenridge options requested to be included in the proposed registration statement. If the proposed registration is for an underwritten public offering, only Breckenridge shares that are to be included in the underwriting may be included in the registration. Satellink shall have the right to designate the managing underwriter(s) in any such underwritten public offering, provided that: (1) Satellink will use its best efforts to cause the managing underwriter(s) to include the Breckenridge shares in the underwriting; and (2) if the managing underwriter(s) advises the holders of Breckenridge options and all other persons seeking to include securities of Satellink held by them in such registration statement in writing that the total amount of securities which they and Satellink and any other security holders intend to include in such offering is sufficiently large to materially and adversely affect the success of such offering, the amount of securities to be offered shall be reduced. See "Risk Factors -- Additional shares will be eligible for public sale in the future."

                                  UNDERWRITING

  Pursuant to the underwriting agreement and subject to the terms and conditions thereof, the underwriters named below, acting through J.C. Bradford & Co. and Morgan Keegan & Company, Inc., as representatives of the several underwriters, have agreed, severally, to purchase from Satellink and the selling shareholders the number of shares of common stock set forth below opposite their respective names.

                                                                       Number of
   Name of Underwriters                                                 Shares
   --------------------                                                ---------

   J.C. Bradford & Co.................................................
   Morgan Keegan & Company, Inc.......................................
     Total............................................................

  The underwriters have agreed, subject to the terms and conditions contained in the underwriting agreement, to purchase all shares of common stock offered hereby if any of such shares are purchased.

  Satellink and the selling shareholders have been advised by the representatives that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price stated on the cover page of this prospectus and to certain dealers at such price less a
concession not in excess of $   per share. The underwriters may allow, and such
dealers may reallow, a concession not in excess of $   per share to certain
other dealers. After the offering, the public offering price and such concessions may be changed. The representatives have informed Satellink and the selling shareholders that the underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

  The following table shows the underwriting fees to be paid to the underwriters by Satellink and the selling shareholders in connection with the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares of common stock.

                                                      No Exercise Full Exercise
                                                      ----------- -------------
   Per share.........................................    $            $
   Total to be paid by Satellink.....................    $            $
   Total to be paid by the selling shareholders......    $            $

  Other expenses of the offering (including the registration fees and the fees of financial printers, counsel and the accountants) payable by Satellink are expected to be approximately $900,000.

  The offering of the shares of common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The underwriters reserve the right to reject any offer for the purchase of shares.

  Satellink has granted the underwriters an option, exercisable not later than 30 days from the date of this prospectus, to purchase up to 750,000 additional shares of common stock to cover over-allotments, if any. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the table above bears to the total number of shares in such table, and Satellink will be obligated, pursuant to the option, to sell such shares to the underwriters. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the 5,000,000 shares of common stock offered hereby. If purchased, the underwriters will sell such additional shares on the same terms as those on which the 5,000,000 shares are being offered.

  Prior to the offering, there has been no public market for the common stock. The initial public offering price has been determined by negotiation among Satellink, the selling shareholders and the representatives. In determining such price, consideration was given to, among other things, the financial and operating history and trends of Satellink, the experience of its management, the position of Satellink in its industry, Satellink's prospects and Satellink's financial results. Additionally, consideration was given to the status of the securities markets, market conditions for new offerings of securities and the prices of similar securities of comparable companies.

  Satellink, its executive officers and directors, the selling shareholders and each holder of more than 5% of Satellink's common stock have agreed with the representatives, subject to certain exceptions, not to offer to sell or otherwise dispose of any shares of common stock, options or warrants to purchase common stock or other securities convertible into or exchangeable for common stock for a period of 180 days from the date of this prospectus without the prior written consent of J.C. Bradford & Co., except that Satellink may issue shares in connection with the exercise of stock options granted pursuant to the Plan. See "Risk Factors -- Additional Shares Will Be Eligible For Public Sale In The Future" and "Shares Eligible For Future Sale Lock- Up Agreements."

  The underwriting agreement provides that Satellink and the selling shareholders will indemnify the underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments that the underwriters or any such controlling persons may be required to make in respect thereof.

  In connection with the offering, the underwriters and other persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. To cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. The underwriters may also impose a penalty bid whereby they may reclaim selling concessions allowed to an underwriter or a dealer for distributing common stock in the offering, if the underwriters repurchase previously distributed common stock in transactions to cover their short position, in stabilization transactions or otherwise. Finally, the underwriters may bid for, and purchase, shares of common stock in market making transactions. These activities may stabilize or maintain the market price of common stock above market levels that may otherwise prevail. The underwriters are not required to engage in these activities and may end any of these activities at any time.

                                 LEGAL MATTERS

  The legality of the shares of common stock offered by this prospectus and certain other legal matters will be passed upon for Satellink by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters related to the offering will be passed upon for the underwriters by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                    EXPERTS

  The historical financial statements and financial statement schedule of Satellink as of July 31, 1997 and 1998 and for each of the three years in the period ended July 31, 1998 included in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports. Their reports are included in this prospectus in reliance upon the authority of said firm as experts in giving the reports.

  The historical financial statements of Hyde's as of December 31, 1997 and 1996, and for each of the years then ended included in this prospectus have been audited by James N. Rachel, independent auditor, as indicated in his report, which is included in this prospectus in reliance upon his authority as expert in giving the report.

                             ADDITIONAL INFORMATION

  Satellink has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules, as permitted by the rules and regulations of the Commission. For further information with respect to Satellink and the common stock, refer to the registration statement, including the exhibits and schedules filed or incorporated with it. Statements contained in this prospectus concerning the provisions of any document are necessarily summarized, and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the registration statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

  After effectiveness of the Registration Statement, Satellink will file periodic reports and other information with the Commission under the Securities Exchange Act of 1934. The registration statement, including the exhibits and schedules, and the periodic reports and other information filed, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov. Copies of such material also can be obtained from Satellink upon request.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONSOLIDATED FINANCIAL STATEMENTS

Satellink Communications, Inc. and Subsidiaries

Report of Independent Public Accountants..................................  F-2

Consolidated Financial Statements:
 Consolidated Balance Sheets as of July 31, 1997 and 1998.................  F-3
 Consolidated Statements of Operations for the Years Ended July 31, 1996,
  1997, and 1998..........................................................  F-5
 Consolidated Statements of Shareholders' Equity (Deficit) for the Years
  Ended July 31, 1996, 1997, and 1998.....................................  F-6
 Consolidated Statements of Cash Flows for the Years Ended July 31, 1996,
  1997, and 1998..........................................................  F-7

Notes to Consolidated Financial Statements................................  F-8

Condensed Consolidated Financial Statements as of January 31, 1999
 (Unaudited):
 Condensed Consolidated Balance Sheets as of July 31, 1998 and January 31,
  1999 (Unaudited)........................................................ F-27
 Condensed Consolidated Statements of Operations for the Six Months Ended
  January 31, 1998 and 1999 (Unaudited)................................... F-28
 Condensed Consolidated Statement of Cash Flows for the Six Months Ended
  January 31, 1998 and 1999 (Unaudited)................................... F-29

Notes to Condensed Consolidated Unaudited Financial Statements............ F-30

Hyde's Stay In Touch, Inc.

Independent Auditor's Report.............................................. F-34

Financial Statements:
 Balance Sheets as of December 31, 1997 and 1996.......................... F-35
 Statements of Income for the Year Ended December 31, 1997 and 1996....... F-36
 Statements of Retained Earnings for the Year Ended December 31, 1997 and
  1996.................................................................... F-37
 Statements of Cash Flows for the Year Ended December 31, 1997 and 1996... F-38

Notes to Financial Statements............................................. F-39



Financial Statements:
 Balance Sheet as of April 30, 1998 (Unaudited)........................... F-45
 Statements of Income for the Four Months Ended April 30, 1998 and 1997
  (Unaudited)............................................................. F-46
 Statements of Cash Flows for the Four Months Ended April 30, 1998 and
  1997 (Unaudited)........................................................ F-47

Condensed Notes to Unaudited Financial Statements......................... F-48


             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Satellink Communications, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Financial Information................... F-49

Unaudited Pro Forma Consolidated Statement of Operations for the Six-
 Months Ended January 31, 1999........................................... F-50

Unaudited Pro Forma Consolidated Statement of Operations for the Year
 Ended July 31, 1998..................................................... F-52

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Satellink Communications, Inc.:

We have audited the accompanying consolidated balance sheets of SATELLINK COMMUNICATIONS, INC. (a Georgia corporation) AND SUBSIDIARIES as of July 31, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Satellink Communications, Inc. and subsidiaries as of July 31, 1997 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1998 in conformity with generally accepted accounting principles.

As explained in Note 2 to the financial statements, during the year ended July 31, 1998, the Company changed its method of accounting for certain reengineering costs.

/s/ Arthur Andersen LLP

Atlanta, Georgia
December 18, 1998

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             JULY 31, 1997 AND 1998

                                                         1997          1998
                                                      -----------  ------------
                                    ASSETS
CURRENT ASSETS:
 Cash and cash equivalents..........................  $   666,032  $    537,799
 Accounts receivable, net of allowance for doubtful
  accounts of $445,028 and $622,208 in 1997 and
  1998, respectively................................    3,453,150     5,715,651
 Other receivables..................................      234,433       544,363
 Marketable securities..............................      793,537       587,826
 Inventory..........................................    1,123,891     2,499,272
 Prepaid expenses and other current assets (Note
  2)................................................      425,535     1,576,989
                                                      -----------  ------------
 Total current assets...............................    6,696,578    11,461,900
                                                      -----------  ------------
PROPERTY AND EQUIPMENT (Note 2):
 Paging systems and equipment.......................   16,095,844    20,601,562
 Computer and terminal equipment....................    4,288,456     5,816,071
 Furniture and fixtures.............................      602,730       771,102
 Leasehold improvements.............................      119,809       104,789
                                                      -----------  ------------
                                                       21,106,839    27,293,524
 Less accumulated depreciation......................   (8,065,682)  (10,042,459)
                                                      -----------  ------------
 Property and equipment, net........................   13,041,157    17,251,065
                                                      -----------  ------------
OTHER LONG-TERM ASSETS:
 Goodwill, net of accumulated amortization of
  $404,604 and $956,003 in 1997 and 1998,
  respectively (Note 2).............................   12,553,334    27,667,639
 Other intangible assets, net of accumulated
  amortization of $2,054,812 and $2,794,118 in 1997
  and 1998, respectively (Note 2)...................    3,722,288     6,281,685
 Other..............................................       33,191           --
                                                      -----------  ------------
 Total other long-term assets.......................   16,308,813    33,949,324
                                                      -----------  ------------
 Total assets.......................................  $36,046,548  $ 62,662,289
                                                      ===========  ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                             JULY 31, 1997 AND 1998

                                                          1997         1998
                                                       -----------  -----------
                LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Current maturities of long-term debt (Note 5).......  $ 3,108,813  $ 6,135,525
 Accounts payable and accrued liabilities (Note 2)...    2,968,994    5,464,701
 Customer deposits...................................      674,995      646,686
 Deferred revenues...................................    1,491,030    2,058,504
 Deferred tax liabilities............................      162,497      172,045
 Accrued dividends on preferred stock................       88,047      134,642
                                                       -----------  -----------
  Total current liabilities..........................    8,494,376   14,612,103
                                                       -----------  -----------
LONG-TERM DEBT, less current maturities (Note 5).....   24,064,912   41,342,337
                                                       -----------  -----------
STOCK WARRANTS (Notes 6 and 8).......................    4,346,722    5,776,517
                                                       -----------  -----------
MINORITY INTEREST....................................        5,351          --
                                                       -----------  -----------
COMMITMENTS AND CONTINGENCIES (Note 10)
SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK (Note
 7):
 $.01 par value; 3,500 shares authorized; 3,500
  shares issued and outstanding in 1997 and 1998;
  entitled to a maximum of $1,000 per share plus
  accrued dividends in liquidation, dissolution, or
  windup of the Company..............................    3,500,000    3,500,000
                                                       -----------  -----------
SERIES D REDEEMABLE PREFERRED STOCK (Note 8):
 $.01 par value; 0 and 4,500 shares authorized,
  issued, and outstanding in 1997 and 1998,
  respectively.......................................          --     3,585,333
                                                       -----------  -----------
SHAREHOLDERS' EQUITY (DEFICIT) (Note 6):
 Series A convertible preferred stock, $.01 par
  value; 7,500 shares authorized, 7,360 shares issued
  and outstanding in 1997 and 1998; entitled to a
  maximum of $290 per share plus accrued dividends in
  liquidation, dissolution, or windup of the
  Company............................................           74           74
 Series B convertible preferred stock, $.01 par
  value; 30,000 shares authorized in 1997 and 1998; 0
  shares issued and outstanding......................          --           --
 Common stock, $.01 par value:
 Class A voting, 50,000,000 shares authorized,
  5,486,730 and 5,588,296 shares issued and
  outstanding in 1997 and 1998, respectively.........       54,868       55,883
 Class B nonvoting, 20,000 shares authorized, 535.5
  and 0 shares issued and outstanding in 1997 and
  1998, respectively.................................            5          --
 Additional paid-in capital..........................    2,453,467    2,804,501
 Accumulated deficit.................................   (6,880,213)  (9,032,346)
 Unrealized gain on marketable securities............        6,986       17,887
                                                       -----------  -----------
  Total shareholders' equity (deficit)...............   (4,364,813)  (6,154,001)
                                                       -----------  -----------
  Total liabilities and shareholders' equity.........  $36,046,548  $62,662,289
                                                       ===========  ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               FOR THE YEARS ENDED JULY 31, 1996, 1997, AND 1998

                                             1996         1997         1998
                                          -----------  -----------  -----------
REVENUES:
  Service, rent, and maintenance
   revenues.............................  $21,284,575  $31,194,030  $37,338,780
  Product sales.........................    1,835,942    2,315,379    2,322,688
                                          -----------  -----------  -----------
    Total revenues......................   23,120,517   33,509,409   39,661,468
  Cost of products sold.................   (1,395,971)  (1,968,382)  (1,514,984)
                                          -----------  -----------  -----------
    Net revenues........................   21,724,546   31,541,027   38,146,484
                                          -----------  -----------  -----------
OPERATING EXPENSES:
  Service, rent, and maintenance........    8,961,461   13,517,471   15,600,359
  Selling and marketing.................    3,052,991    4,280,744    4,764,265
  General and administrative............    4,320,069    6,572,482    7,331,578
  Engineering...........................      669,398      997,411    1,161,827
  Depreciation and amortization.........    2,222,100    4,181,239    5,130,377
  Research and development..............      439,813          --           --
  Fixed asset impairment (Note 2).......          --           --       833,996
                                          -----------  -----------  -----------
    Total operating expenses............   19,665,832   29,549,347   34,822,402
                                          -----------  -----------  -----------
OPERATING INCOME                            2,058,714    1,991,680    3,324,082
                                          -----------  -----------  -----------
OTHER INCOME (EXPENSE):
  Other income..........................      (13,363)     497,694      702,850
  Interest expense......................     (908,804)  (2,289,249)  (3,831,924)
  Accretion of stock warrants (Notes 6
   and 8)...............................     (854,350)  (1,773,107)    (449,795)
  Minority interest.....................       (2,522)      (2,829)      (7,740)
                                          -----------  -----------  -----------
                                           (1,779,039)  (3,567,491)  (3,586,609)
                                          -----------  -----------  -----------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE,
 EXTRAORDINARY ITEM, AND CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE..............................      279,675   (1,575,811)    (262,527)
INCOME TAX EXPENSE......................      577,960      390,174      629,989
                                          -----------  -----------  -----------
LOSS BEFORE EXTRAORDINARY ITEM AND
 CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE...................     (298,285)  (1,965,985)    (892,516)
EXTRAORDINARY LOSS ON EARLY RETIREMENT
 OF DEBT, net of taxes of approximately
 $88,000................................     (132,130)         --           --
CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE (Note 2)..........          --           --      (628,700)
                                          -----------  -----------  -----------
NET LOSS................................     (430,415)  (1,965,985)  (1,521,216)
PREFERRED STOCK DIVIDENDS...............      334,295      438,558      630,917
                                          -----------  -----------  -----------
NET LOSS ATTRIBUTABLE TO COMMON
 SHAREHOLDERS...........................  $  (764,710) $(2,404,543) $(2,152,133)
                                          ===========  ===========  ===========
ALLOCATION OF LOSS TO:
  Class A...............................  $  (738,752) $(2,383,488) $(2,151,412)
  Class B...............................  $   (25,958) $   (21,055) $      (721)
BASIC AND DILUTED NET LOSS PER SHARE
 (Note 2):
  Loss from extraordinary item:
    Class A.............................  $     (0.03) $       --   $       --
    Class B.............................  $     (2.23) $       --   $       --
  Loss from cumulative effect of change
   in accounting principle:
    Class A.............................  $       --   $       --   $     (0.11)
    Class B.............................  $       --   $       --   $     (9.59)
  Net loss attributable to common
   shareholders:
    Class A.............................  $     (0.15) $     (0.47) $     (0.39)
    Class B.............................  $    (12.90) $    (39.36) $    (32.77)
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
  Class A...............................    4,841,962    5,117,657    5,545,168
  Class B...............................        2,013          535           22

 The accompanying notes are an integral part of these consolidated statements.

                         SATELLINK COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

               FOR THE YEARS ENDED JULY 31, 1996, 1997, AND 1998

                                                  Common Stock
                      Preferred Stock    --------------------------------
                         Series A             Class A         Class B
                      -----------------  ----------------- --------------   Paid-In    Accumulated  Unrealized
                      Shares    Amount    Shares   Amount  Shares  Amount   Capital      Deficit       Gain       Total
                      --------  -------  --------- ------- ------  ------  ----------  -----------  ---------- -----------
BALANCE, July 31,
 1995................    7,360   $   74  4,783,564 $47,837  2,071  $  21   $1,986,159  $(3,710,960)  $ 3,853   $(1,673,016)
 Net loss
  attributable to
  common
  shareholders.......      --       --         --      --     --     --           --      (764,710)      --       (764,710)
 Issuance of Class A
  common stock.......      --       --     105,625   1,056    --     --       248,944          --        --        250,000
 Net change in
  unrealized gain on
  marketable
  securities.........      --       --         --      --     --     --           --           --      1,032         1,032
 Adjustment for
  conversion of Class
  B to Class A common
  stock..............      --       --      84,500     845 (1,000)   (11)        (834)         --        --            --
                      --------   ------  --------- ------- ------  -----   ----------  -----------   -------   -----------
BALANCE, July 31,
 1996................    7,360       74  4,973,689  49,738  1,071     10    2,234,269   (4,475,670)    4,885    (2,186,694)
 Net loss
  attributable to
  common
  shareholders.......      --       --         --      --     --     --           --    (2,404,543)      --     (2,404,543)
 Issuance of Class A
  common stock.......      --       --     467,749   4,677    --     --         2,323          --        --          7,000
 Net change in
  unrealized gain on
  marketable
  securities.........      --       --         --      --     --     --           --           --      2,101         2,101
 Adjustment for
  conversion of Class
  B to Class A common
  stock..............      --       --      45,292     453   (536)    (5)        (448)         --        --            --
 Issuance of stock
  options (Note 6)...      --       --         --      --     --     --       217,323          --        --        217,323
                      --------   ------  --------- ------- ------  -----   ----------  -----------   -------   -----------
BALANCE, July 31,
 1997................    7,360       74  5,486,730  54,868    535      5    2,453,467   (6,880,213)    6,986    (4,364,813)
 Net loss
  attributable to
  common
  shareholders.......      --       --         --      --     --     --           --    (2,152,133)      --     (2,152,133)
 Net change in
  unrealized gain on
  marketable
  securities.........      --       --         --      --     --     --           --           --     10,901        10,901
 Adjustment for
  conversion of Class
  B to Class A common
  stock..............      --       --      45,233     452   (535)    (5)        (447)         --        --            --
 Issuance of stock
  options (Note 6)...      --       --         --      --     --     --       252,044          --        --        252,044
 Exercise of stock
  options (Note 6)...      --       --      56,333     563    --     --        99,437          --        --        100,000
                      --------   ------  --------- ------- ------  -----   ----------  -----------   -------   -----------
BALANCE, July 31,
 1998................    7,360   $   74  5,588,296 $55,883    --   $ --    $2,804,501  $(9,032,346)  $17,887   $(6,154,001)
                      ========   ======  ========= ======= ======  =====   ==========  ===========   =======   ===========

 The accompanying notes are an integral part of these consolidated statements.

                         SATELLINK COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED JULY 31, 1996, 1997, AND 1998

                                             1996         1997         1998
                                          -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................  $  (430,415) $(1,965,985) $(1,521,216)
                                          -----------  -----------  -----------
  Adjustments to reconcile net loss to
   net cash provided by operating
   activities:
    Minority interest...................        2,522        2,829        7,740
    Depreciation and amortization.......    2,222,100    4,181,239    5,130,377
    Deferred income taxes...............       48,623      (21,126)       9,548
    Extraordinary loss on early
     retirement of debt.................      132,130          --           --
    Asset impairment....................          --           --       905,296
    Cumulative effect of change in
     accounting principle...............          --           --       628,700
    Accretion of stock warrants.........      854,350    1,773,107      449,795
    Changes in operating assets and
     liabilities, net of the effects of
     acquisitions:
      Accounts receivable, net..........      (54,726)  (1,350,595)  (1,737,603)
      Other receivables.................      (10,184)    (161,961)    (309,930)
      Marketable securities.............      498,103       58,236      793,537
      Inventory.........................      158,963     (283,723)  (1,375,381)
      Prepaid expenses and other current
       assets...........................     (124,706)     326,200     (845,143)
      Other assets......................      108,007     (586,157)    (403,635)
      Accounts payable and accrued
       liabilities......................      (28,282)   2,129,443    2,605,411
      Customer deposits.................      644,501     (215,322)     (14,528)
      Deferred revenues.................      168,052      636,345    1,117,474
                                          -----------  -----------  -----------
        Total adjustments...............    4,619,453    6,488,515    6,961,658
                                          -----------  -----------  -----------
        Net cash provided by operating
         activities.....................    4,189,038    4,522,530    5,440,442
                                          -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of businesses, net of cash
   acquired.............................  (10,399,546)  (8,960,645) (20,978,475)
  Purchases of property and equipment,
   net..................................   (4,929,700)  (5,393,089)  (8,830,728)
                                          -----------  -----------  -----------
        Net cash used in investing
         activities.....................  (15,329,246) (14,353,734) (29,809,203)
                                          -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred
   stock................................    3,500,000          --     4,500,000
  Payment of preferred stock dividends..     (334,295)    (449,958)    (518,859)
  Proceeds from issuance of long-term
   debt, net............................    8,556,386    9,791,335   20,365,148
  Proceeds from issuance of common
   stock................................      250,000        7,000      100,000
  Other financing activities............          --       (60,150)    (205,761)
                                          -----------  -----------  -----------
        Net cash provided by financing
         activities.....................   11,972,091    9,288,227   24,240,528
                                          -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS............................      831,883     (542,977)    (128,233)
CASH AND CASH EQUIVALENTS AT BEGINNING
 OF YEAR................................      377,126    1,209,009      666,032
                                          -----------  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF
 YEAR...................................  $ 1,209,009  $   666,032  $   537,799
                                          ===========  ===========  ===========
CASH PAID FOR INTEREST..................  $ 1,337,063  $ 1,765,766  $ 3,486,792
                                          ===========  ===========  ===========
CASH PAID FOR TAXES.....................  $   704,334  $   353,000  $   554,984
                                          ===========  ===========  ===========

 The accompanying notes are an integral part of these consolidated statements.

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JULY 31, 1996, 1997 AND 1998

1. ORGANIZATION AND BUSINESS OPERATIONS

  Satellink Communications, Inc. (the "Company" or "Satellink") (a Georgia corporation), formerly Satellink Paging, Inc., is a communications company providing local, regional, and nationwide paging, voice mail, and other enhanced telecommunications services. The Company has provided paging and voice mail services since 1988.

  In December 1998, the Company completed the acquisitions of Cape Fear Paging Company, Cape Fear Paging Company of North Carolina, and CF Paging Corporation (collectively, "Cape Fear Companies"). Cape Fear Companies are engaged in providing local, regional, and nationwide paging and voice mail communications services. The acquisitions of Cape Fear Companies were accounted for as a pooling of interests. The accompanying consolidated financial statements have been restated for all periods presented to give effect to these transactions (Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
  The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Satellink Paging, LLC, FM Concepts, Ltd., FM Concepts, L.L.C., and DirectLink Communications, L.L.C. ("DirectLink") (Note 4). All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
  The Company considers all short-term highly liquid investments with an original maturity of three months or less to be cash equivalents.

Marketable Securities
  The Company's marketable securities are categorized as available-for-sale securities as defined by Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Unrealized holding gains and losses are reflected as a net amount in a separate component of shareholders' equity (deficit) until realized. For the years ended July 31, 1996, 1997, and 1998, gross realized gains and losses on sales of available-for-sale securities were not material. The cost of securities sold is based on the specific identification method.

Inventory
  Inventory is valued at the lower of cost or market. Inventory consists primarily of pagers and pager replacement parts.

Prepaid Expenses and Other Current Assets

  Prepaid expenses and other current assets as of July 31, 1997 and 1998 consisted of the following:

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998


                                                              1997      1998
                                                            -------- ----------
   Deferred offering costs (Note 13)....................... $      0 $  696,496
   Prepaid expenses........................................  227,404    667,132
   Other...................................................  198,131    213,361
                                                            -------- ----------
                                                            $425,535 $1,576,989
                                                            ======== ==========

  Deferred offering costs associated with the Company's initial public offering will be expensed if the Company is unable to complete its planned initial public offering.

Long-Lived Assets

  In 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and cost in excess of net assets acquired related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The effect of adopting SFAS No. 121 was not material to the Company's consolidated financial statements.

  The Company reviews its long-lived assets such as property and equipment, goodwill, and other intangible assets for impairment at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed. Management evaluates the tangible and intangible assets related to each acquisition individually to determine whether an impairment has occurred. An impairment is recognized when the undiscounted future cash flows estimated to be generated by the assets are not sufficient to recover the unamortized balance of the asset with the amount of any such deficiency charged to income in the current year. Estimates of future cash flows are based on many factors, including current operating results, expected market trends, and competitive influences. If an impairment is recognized, the reduced carrying amount of the asset is accounted for as its new cost and depreciated over the asset's remaining useful life. Management believes that the long-lived assets in the accompanying consolidated balance sheets are appropriately valued.

Property and Equipment
  Property and equipment are stated at cost. Expenditures for renewals and improvements are capitalized, and replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Depreciation is provided on a straight-line basis over the remaining estimated useful lives, as follows:

   Paging equipment..............................................        5 years
   Paging systems................................................ 10 to 20 years
   Computers and terminal equipment..............................  5 to 10 years
   Furniture and fixtures........................................  5 to 10 years
   Leasehold improvements........................................  5 to 15 years

  All costs in the software development process that are classified as research and development are expensed as incurred until technological feasibility has been established. Once technological feasibility has been established, such costs are considered for capitalization. The Company's policy is to amortize these costs using the greater of the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or the straight-line method over the remaining estimated economic life of the product. Amortization will begin when the product is available for general release to customers, accordingly, no amortization related to software cost has been charged to expense during the years ended July 31, 1996, 1997 and 1998. The amount of capitalized unamortized software cost included in the accompanying consolidated balance sheet at July 31, 1997 and 1998 is $327,251 and $914,972, respectively.

  In the year ended July 31, 1998, the Company implemented a new communications platform, the Satellink Telecommunications Application Resource Network ("STAR*Net"). In conjunction with such implementation,

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998

the existing platform, including associated equipment, has been removed or is expected to be removed as a part of the conversion to the new STAR*Net system. Accordingly, the Company recognized a loss totaling $833,996 related to the impairment of the existing equipment, which is in the process of being replaced. The Company estimated the fair value of the existing equipment based on the Company's intention to dispose of the equipment. The remaining net book value of the impaired assets is immaterial.

Goodwill and Other Intangible Assets
  The excess of cost over the fair market value of the identifiable assets acquired is being amortized using the straight-line method over a period of 30 years.

  Other intangible assets, net of accumulated amortization as of July 31, 1997 and 1998, consisted of the following:

                                                             1997       1998
                                                          ---------- ----------
     Acquired subscriber bases........................... $1,991,236 $4,518,386
     Affiliate fees......................................    557,538    544,166
     Noncompete agreements...............................    530,556    309,455
     Debt issuance costs.................................    257,209    393,104
     FCC licenses........................................    385,749    516,574
                                                          ---------- ----------
                                                          $3,722,288 $6,281,685
                                                          ========== ==========

  Acquired subscriber bases related to the Company's acquisitions are amortized using the straight-line method over five years. Affiliate fees are amortized on a straight-line basis over periods ranging from 10 to 20 years. Federal Communications Commission ("FCC") licenses are amortized using the straight-line method over a period of ten years.

  In connection with the Company's acquisitions (Note 3), certain shareholders of the sellers have entered into noncompete agreements with the Company. Amounts assigned to noncompete agreements are being amortized using the straight-line method over three to five years in accordance with the terms of the related agreements.

  Subsequent to an acquisition that results in the recording of goodwill or other intangible assets, the Company continually evaluates whether later events and circumstances have occurred that indicate that the remaining estimated useful life of intangible assets may warrant revision or that the remaining balance of intangible assets may not be recoverable. When factors indicate that intangible assets should be evaluated for possible impairment, the Company uses an estimate of the related business segment's undiscounted cash flows over the remaining life of the intangible assets in measuring whether such intangible assets are recoverable in accordance with APB Opinion No. 17.

  The Company has incurred debt issuance costs in connection with its long-term debt (Note 6). These costs are capitalized and are amortized using the effective interest method over the term of the related debt.

  The Company initially capitalized certain costs related to process reengineering initiatives that were directed toward assessing the current state of certain processes and reengineering those processes associated with its customer service department and certain retail stores. On November 20, 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board ("FASB") reached a consensus on Issue No. 97-13, "Accounting for Costs Incurred in Connection With a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology" ("EITF 97-13"). EITF 97-13 requires that the cost of business process reengineering activities, whether done internally or by third parties, be expensed as incurred. EITF 97-13 also applies when business process reengineering activities are part of a project to acquire, develop, or implement internal-use software. During the year ended July 31, 1998, the Company

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998

adopted EITF 97-13. Capitalized third-party and internally generated costs related to operational efficiency improvement initiatives as of November 20, 1997 totaled $628,700 and have been written off through a cumulative effect of a change in accounting principle in the accompanying statement of operations for the year ended July 31, 1998. The Company incurred $234,000 and $466,000 of costs related to these initiatives in fiscal 1997 and 1998, respectively, of which $71,300 was incurred subsequent to November 20, 1997 and is recorded in operating expenses in the accompanying statement of operations for the year ended July 31, 1998.

Accounts Payable and Accrued Liabilities
  Accounts payable and accrued liabilities as of July 31, 1997 and 1998 consisted of the following:

                                                             1997       1998
                                                          ---------- ----------
     Accounts payable.................................... $1,208,919 $1,749,013
     Accounts payable -- related parties (Note 11).......    545,095  1,164,735
     Accrued interest....................................    417,751    207,189
     Accrued professional fees (Note 13).................     60,000    741,444
     Accrued wages, salaries, and related taxes..........    410,029    762,177
     Other accrued liabilities...........................    327,200    840,143
                                                          ---------- ----------
                                                          $2,968,994 $5,464,701
                                                          ========== ==========

Income Taxes
  The Company utilizes the liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

  Cape Fear Paging Company of North Carolina ("CFNC"), included herein, was acquired in conjunction with the pooling-of-interests method of accounting discussed in Note 3 and was treated as an S corporation for federal and state income tax purposes. As such, in lieu of corporate income tax consequences arising at CFNC's level, the individual shareholders were allocated their proportionate shares of CFNC's taxable income or loss.

Revenue Recognition and Deferred Revenues

  The Company's revenues consist of (i) service, rent, and maintenance revenues and (ii) product sales. Service, rent, and maintenance revenues consist of revenues received for enhanced voice messaging and personal telecommunications services. The Company bills the fixed portion of the fees it charges for enhanced voice messaging and personal telecommunications services in advance and bills usage-related fees in arrears. Revenue from product sales is recorded at the time the goods are transferred or title passes.

  The Company's policy is to record revenue at the time the service is performed. Deferred revenues represent advance billings for recurring charges to customers. The deferred revenues relating to recurring charges are recognized when earned, primarily in the following month.

Research and Development
  Research and development costs incurred in connection with the Company's pager development project are charged to operations in the year incurred. Approximately $439,800 was expensed related to the Company's pager development project for the year ended July 31, 1996 and has been recorded as research and development in the accompanying statements of operations.

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998


Advertising
  The Company expenses all advertising costs as incurred. The Company incurred and expensed advertising costs in the approximate amounts of $370,100, $450,400, and $516,700 for the years ended July 31, 1996, 1997, and 1998, respectively, and has recorded these costs as selling and marketing in the accompanying consolidated statements of operations.

Commissions

  The Company expenses commissions when earned by sales representatives.

Basic Loss Per Share
  During 1997, the Company adopted SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes accounting standards for calculating earnings per share. All share and per share information presented in these financial statements has been calculated in accordance with this statement.

  Earnings per share are presented using the two-class method. Earnings attributable to each class of common stock are allocated between each class of stock based on the extent to which each class shares in the Company's earnings. The Company's Class A and Class B common shareholders share in dividends at a 1:84.5 ratio. All convertible preferred stock, options, and warrants currently outstanding are antidilutive for all periods presented.

  On February 4, 1998, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 98, "Computation of Earnings Per Share." SAB No. 98 requires the retroactive inclusion of nominal issuances of common stock and common stock equivalents in earnings per share calculations for all periods presented and precludes the use of the treasury stock method for these issuances. Management believes that all issuances of common stock and stock options have been made at the current market value at the time of issuance and that there have been no nominal issuances.

Fair Value of Financial Instruments
  The Company's financial instruments include cash and cash equivalents, marketable securities, debt, and other short-term assets and liabilities. Based on the short-term nature or variable interest rate of these financial instruments, the estimated fair values of the Company's financial instruments approximates their carrying value as of July 31, 1997 and 1998.

Credit Risk
  The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services and the ability to terminate access on delinquent accounts. The concentration of credit risk is mitigated by the large number of customers comprising the customer base. The carrying amounts of the Company's receivables approximates their fair values.

Regulation
  Various regulatory factors affect the Company's financial performance and its ability to compete. The Company is subject to regulation by the FCC and by various state public service and public utility commissions, and could be affected by regulatory decisions, trends, and policies made by these agencies.


New Accounting Pronouncements
  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income and its components in a full set of general-purpose financial statements. This statement is effective for periods beginning after December 15, 1997. The adoption of SFAS No. 130 is not expected to have an impact on the Company's financial statements.

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998


  In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS No. 131 is not expected to have a material impact on the Company's financial statements.

3. ACQUISITIONS

  Satellink has made the acquisitions set forth below. The acquisitions have been accounted for as purchases and poolings of interest in accordance with the Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations."

Poolings of Interest
Cape Fear Companies
  Effective December 8, 1998, the Company acquired all of the outstanding shares of Cape Fear Companies in exchange for 2,533,893 shares of common stock of the Company. The transactions were accounted for as a pooling of interests. Prior to Cape Fear Companies' merger with Satellink, Cape Fear Companies reported on a calendar year basis ending December 31. In accordance with the SEC rules and interpretations, Cape Fear Companies' financial statements for the 12-month periods ending September 30, 1996, 1997, and 1998 have been combined with the Company's financial statements for the fiscal years ended July 31, 1996, 1997, and 1998, respectively. The consolidated financial statements have been restated for all periods presented to include the operations of the Cape Fear Companies accounted for as a pooling of interests.

  A reconciliation of previously reported operating results to those restated for the poolings-of-interest transactions is as follows (in thousands, except earnings per share data):

                                                      1996     1997     1998
                                                     -------  -------  -------
   Revenues:
     Satellink, as previously reported.............. $10,814  $17,572  $22,848
     Cape Fear Companies............................  12,307   15,937   16,813
                                                     -------  -------  -------
       Satellink, as restated....................... $23,121  $33,509  $39,661
                                                     =======  =======  =======
   Loss from continuing operations:
     Satellink, as previously reported.............. $  (812) $(1,628) $  (884)
     Cape Fear Companies............................     514     (338)      (9)
                                                     -------  -------  -------
       Satellink, as restated....................... $  (298) $(1,966) $  (893)
                                                     =======  =======  =======
   Allocation of losses to:
     Satellink, as previously reported:
       Class A...................................... $(1,205) $(2,035) $(2,143)
                                                     -------  -------  -------
       Class B...................................... $   (74) $   (31) $    (1)
                                                     =======  =======  =======
     Satellink, as restated:
       Class A...................................... $  (739) $(2,383) $(2,151)
                                                     =======  =======  =======
       Class B...................................... $   (26) $   (21) $    (1)
                                                     =======  =======  =======

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998


                                                      1996     1997     1998
                                                     -------  -------  -------
   Basic and diluted net loss per share:
     Satellink, as previously reported:
       Class A...................................... $ (0.43) $ (0.69) $ (0.71)
                                                     =======  =======  =======
       Class B...................................... $(36.69) $(58.24) $(59.68)
                                                     =======  =======  =======
     Satellink, as restated:
       Class A...................................... $ (0.15) $ (0.47) $ (0.39)
                                                     =======  =======  =======
       Class B...................................... $(12.90) $(39.36) $(32.77)
                                                     =======  =======  =======

Purchases
MidSouth Paging Network, Inc. ("MidSouth")
  Effective October 15, 1996, the Company acquired substantially all of the assets of MidSouth under the terms of an asset purchase agreement. The acquired assets consisted primarily of local subscribers, pagers, paging terminals, furniture and fixtures, and an FCC license. The purchase price was approximately $4,000,000 before recording certain acquisition expenses and adjustments and was financed through a note payable.

Message World ("MW")
  Effective February 1, 1997, Satellink acquired substantially all of the assets of MW under the terms of an asset purchase agreement. The acquired assets consisted primarily of voice mail subscribers. The purchase price was approximately $1,550,000 before recording certain acquisition expenses and adjustments and was financed through the Company's term loan and revolving credit facility.

Call One, Inc. ("Call")

  Effective February 15, 1997, Satellink acquired substantially all of the assets of Call under the terms of an asset purchase agreement. The acquired assets consisted primarily of voice mail subscribers. The purchase price was approximately $250,000 before recording certain acquisition expenses and adjustments and was financed through the Company's term loan and revolving credit facility.

Satellink Paging, Inc. ("SPI")
  Effective May 23, 1997, Satellink acquired all of the outstanding capital stock of SPI under the terms of a stock purchase agreement. Subsequent to the acquisition, SPI was merged into Satellink Paging, LLC. The acquired assets consisted primarily of local paging subscribers, a paging terminal and transmitter, pagers and spare parts, accounts receivable, an FCC license, and furniture and fixtures. The purchase price was approximately $1,650,000 before recording certain acquisition expenses and adjustments and was financed through the Company's term loan and revolving credit facility.

Fast Communications, Inc. ("Fast")
  Effective May 23, 1997, Satellink acquired substantially all of the assets of Fast under the terms of an asset purchase agreement. The acquired assets consisted primarily of local paging subscribers, a paging terminal, pagers and spare parts, accounts receivable, an airtime credit from a paging carrier, and furniture and fixtures. The purchase price was approximately $330,000 before recording certain acquisition expenses and adjustments and was financed through the Company's term loan and revolving credit facility.

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998


The Drexler Company, Inc. d/b/a Flint River Paging ("Flint")
  Effective May 23, 1997, Satellink acquired substantially all of the assets of Flint under the terms of an asset purchase agreement. The acquired assets consisted primarily of local paging subscribers, a paging terminal, pagers and spare parts, accounts receivable, an FCC license, and furniture and fixtures. The purchase price was approximately $125,000 before recording certain acquisition expenses and adjustments and was financed through the Company's term loan and revolving credit facility.

Radiofone of Georgia, Inc. ("Radiofone")
  Effective September 10, 1997, Satellink acquired substantially all of the assets of Radiofone under the terms of an asset purchase agreement. The acquired assets consisted primarily of local subscribers, a paging terminal, an FCC license, pagers, and furniture and fixtures. The purchase price was approximately $190,000 before recording certain acquisition expenses and was financed through the Company's term loan and revolving credit facility.

Wall Communications, Inc. d/b/a Satellite Paging Company ("Wall")
  Effective October 1, 1997, Satellink acquired substantially all of the assets of Wall under the terms of an asset purchase agreement. The acquired assets consisted primarily of paging subscribers, a regional affiliate agreement with CUE, pagers, and furniture and fixtures. The purchase price was approximately $400,000 before recording certain acquisition expenses and was financed through the Company's revolving credit facility.

Premier Paging, Inc. and Premier Paging of New Orleans, Inc. (collectively, "Premier")
  Effective April 1, 1998, the Company acquired substantially all of the assets of Premier under the terms of an asset purchase agreement. The acquired assets consisted primarily of local subscribers, paging terminals, FCC licenses, pagers, and furniture and fixtures. The purchase price was approximately $4,300,000 before recording certain acquisition expenses and was financed through the proceeds from the issuance of Series D convertible preferred stock.

Hyde's Stay In Touch, Inc. ("Hyde's")
  Effective May 1, 1998, Satellink acquired substantially all of the assets of Hyde's under the terms of a stock purchase agreement. The acquired assets consisted primarily of local subscribers, paging terminals, pagers, and receivables. The purchase price was approximately $12,200,000, before certain acquisition expenses, and was financed through the Company's revolver and a promissory note.

  The following unaudited pro forma information has been prepared assuming that the purchase acquisitions occurred at the beginning of the year of acquisition and the year immediately preceding. The unaudited pro forma information is presented for informational purposes only and may not be indicative of the actual results of operations which would have occurred had the purchase acquisitions been consummated at the beginning of the respective periods, nor is the information necessarily indicative of the results of operation which may occur in the future operations of the combined entities (in thousands, except earnings per share data).

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998


                                                              1997     1998
                                                             -------  -------
   Pro forma revenues....................................... $43,442  $45,632
   Pro forma loss from continuing operations................  (4,460)  (1,396)
   Pro forma net loss attributable to common shareholders
    from continuing operations..............................  (4,899)  (2,656)
   Allocation of earnings to:
     Class A................................................  (4,856)  (2,655)
     Class B................................................     (43)      (1)
   Pro forma net loss per share:
     Class A................................................ $ (0.95) $ (0.48)
     Class B................................................  (80.37)  (45.45)

4. INVESTMENT IN DIRECTLINK

  On December 1, 1995, the Company acquired 60% of the membership interests of DirectLink for $21,300. This acquisition increased the Company's ownership percentage in DirectLink to 85%. On January 1, 1998, the Company acquired the remaining 15% of the common stock of DirectLink. The consolidated financial statements include the accounts of DirectLink. The minority interest represents the 15% separate ownership in DirectLink for the period from December 1, 1995 through July 31, 1996, the year ended July 31, 1997, and the five-month period ended December 31, 1997.

  The Company also agreed to make additional investments in DirectLink in the form of a promissory note. The promissory note bears interest at the prime rate plus 2%. As of July 31, 1997 and 1998, the aggregate amount outstanding under the promissory note totaled $380,799 and $579,326, respectively, which is eliminated in consolidation.

5. LONG-TERM DEBT

  Long-term debt at July 31, 1997 and 1998 consisted of the following:

                                                            1997        1998
                                                         ----------- -----------
$32,000,000 revolving credit facility, variable
 interest rate (9.6875% at July 31, 1998); interest
 only with principal payable in full on March 31, 2002;
 secured by all of the assets of Satellink Paging, LLC
 and a pledge of 100% of the Company's ownership
 interest in Satellink Paging, LLC.....................  $10,957,394 $30,807,394

$8,000,000 note payable to bank, variable interest rate
 (9.6875% at July 31, 1998), net of unamortized
 discount of $188,892 and $143,382 at July 31, 1997 and
 1998, respectively, payable in quarterly installments;
 principal due in full on March 31, 2002; secured by
 all of the assets of Satellink Paging, LLC and a
 pledge of 100% of the Company's ownership interest in
 Satellink Paging, LLC.................................    7,811,018   7,456,618

$1,850,000 note payable to bank, interest at 9.76%
 through November 2000 and the lower of 9.76% or LIBOR
 plus 3% through maturity of November 2003; principal
 and interest payable monthly; secured by certain
 assets of the Company and guaranteed by certain
 shareholders..........................................    1,607,738   1,343,452

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998

                                                         1997         1998
                                                      -----------  -----------
$1,750,000 note payable to bank, interest at 9.84%
 through November 2000 and the lower of 9.84% or
 LIBOR plus 3% through maturity of November 2003;
 principal and interest payable monthly; secured by
 certain assets of the Company and guaranteed by
 certain shareholders...............................  $ 1,220,833  $ 1,120,833

$1,000,000 revolving credit facility, interest at
 prime plus 1%, interest payable monthly with
 principal and accrued interest due October 1998,
 secured by certain assets of the Company...........          --       959,940

$1,470,000 note payable to bank, interest at 10.39%
 through August 2000 and at the lower of 10.39% or
 LIBOR plus 3% thereafter, payable in monthly
 installments through maturity of August 2003;
 secured by certain assets of the Company and
 guaranteed by certain shareholders.................    1,032,569      911,310

$820,083 note payable to bank, interest at prime
 plus 1%, principal and interest payments payable
 monthly through January 2000; secured by certain
 assets of the Company..............................      592,011      318,921

$750,000 revolving credit facility, interest at
 prime plus 1%, interest payable monthly with
 principal payable in full in October 1998; secured
 by leased pagers...................................          --       573,469

$500,000 term note with principal and interest
 payable monthly at prime plus 1% until April 2000;
 secured by certain assets of the Company...........      467,160      273,852

$500,000 revolving credit facility; interest at
 prime plus 1%, monthly payments of interest until
 demand payment of principal and interest; secured
 by accounts receivable and inventory...............      464,000          --

$657,449 note payable to bank, interest at prime
 plus 1%, principal and interest payments payable
 monthly through October 1999; secured by paging
 equipment..........................................      456,652      255,674

$500,000 revolving credit facility, interest at
 prime plus 1%, interest payable monthly with
 principal payable in 30 installments beginning
 August 1997........................................      373,395          --
Other...............................................      125,886      215,766
                                                      -----------  -----------
                                                       27,173,725   47,477,862

$1,200,000 note payable to bank, interest at prime
 plus 1.5%, principal and interest payments payable
 monthly through December 1999; secured by paging
 equipment..........................................      300,000       80,000
Less current portion................................   (3,108,813)  (6,135,525)
                                                      -----------  -----------
                                                      $24,064,912  $41,342,337
                                                      ===========  ===========

Note payable to shareholders, interest payable
 annually at 5.85%, principal payments to begin in
 1999...............................................      523,843    2,624,577

Notes payable to sellers, interest at 0% to 9% (Note
 3).................................................    1,241,226      536,056

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998


  Following are maturities of long-term debt as of July 31, 1998 for each of the next five years ending on July 31:

   1999............................................................. $ 6,135,525
   2000.............................................................   3,382,251
   2001.............................................................   2,897,134
   2002.............................................................  34,280,734
   2003.............................................................     739,363
   Thereafter.......................................................      42,855
                                                                     -----------
     Total.......................................................... $47,477,862
                                                                     ===========

  The fair value of long-term debt, including maturities, at July 31, 1997 and 1998 approximates the carrying value due to the variable rate of the instruments.

  During March 1997, the Company amended its term loan and revolving credit facility (the "New Credit Facility") with Creditanstalt-Bankverein ("Creditanstalt"), providing for maximum borrowings of $25 million. The New Credit Facility was divided into a $17 million revolving line of credit (the "Revolver") and an $8 million term note (the "Term Note").

  In March 1998, the Company amended the New Credit Facility to increase its Revolver from $25 million to $32 million. The Company paid $150,000 for the increase in the Revolver.

  The Revolver and the Term Note are both due in full on March 31, 2002 and bear interest, at the Company's option, at either a Eurodollar interest rate option, as defined, plus 4% or the prime rate plus 2%.

  Under the most restrictive covenants of the New Credit Facility, the Company must maintain a ratio of operating cash flow to interest expense, as defined, and achieve specified levels of earnings under the terms of the agreement. As of July 31, 1998, the Company was in compliance with these debt covenants.

6. EQUITY

Common Stock
  During 1996, the Company amended its articles of incorporation and increased the number of authorized shares of Class A common stock to 5,000,000 shares and approved the conversion of all outstanding shares of Class B common stock into Class A common stock. As of July 31, 1998, 2,071 shares of Class B common stock had been converted into 175,025 shares of Class A common stock. There are no remaining shares of Class B common stock outstanding.

  During June 1997, the Company's board of directors approved a 64-for-1 share dividend to shareholders of record as of June 30, 1997. All share information has been restated to give effect to the stock dividend.

  During October 1997, the Company's board of directors issued 4,677 shares of Class A common stock in connection with the incorporation of CF Paging Corporation.

  In April 1998, the Company amended its articles of incorporation and increased the number of authorized shares of Class A common stock to 50,000,000.

Convertible Preferred Stock
  During September 1991, the Company sold 7,360 shares of Series A convertible preferred stock (the "Series A Preferred Stock") for $100 per share and received proceeds of $736,000. The Series A Preferred Stock carries

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998

a 12% cash coupon, which is paid monthly. In the event of liquidation of the Company, holders of Series A Preferred Stock are entitled to $100 plus accrued dividends and a cumulative premium at $38 per annum, not to exceed $190 per share. Each share of Series A Preferred Stock is callable by the Company any time following the third anniversary of the original issue date, as defined, and is convertible into 84.5 shares of Class A common stock of the Company.

  During 1996, the Company amended its articles of incorporation and increased the number of authorized shares of Series B convertible preferred stock ("Series B Preferred Stock") to 30,000 shares. The Series B Preferred Stock is nonvoting, and the holders will receive dividends equal to those paid to the holders of the Company's common stock when such dividends are declared. In the event of liquidation of the Company, holders of Series B Preferred Stock are entitled to the identical privileges as the holders of the Company's common stock. Each share of Series B Preferred Stock is convertible into 84.5 shares of Class A common stock. The Company has never issued shares of the Series B Preferred Stock.

Stock Warrants

  In connection with the Company's original financing agreement with Creditanstalt, the Company issued a warrant to Creditanstalt to purchase either 999,194 shares of Class A common stock or 11,404 shares of Series B Preferred Stock at an exercise price of $.01 per share. The proceeds from the term loan and credit facility were allocated between long-term debt and stock warrants. The estimated $450,000 fair market value of stock warrants at the date of grant was included in long-term liabilities in the accompanying consolidated balance sheets. Due to the Company's increasing its line of credit in 1995, Creditanstalt was issued an additional warrant to purchase 162,324 shares of Class A common stock or 1,921 shares of Series B Preferred Stock at an exercise price of $.01 per share. The estimated $94,682 fair market value of the stock warrant at the date of grant was included in long-term liabilities in the accompanying consolidated balance sheets. During June 1996, the Company amended its credit agreement. In connection with the amendment, the Company issued additional warrants to purchase 35,152 and 28,138 shares of either Class A common stock at exercise prices of $.01 per share and $3.08 per share, respectively, or 416 and 333 shares of Series B Preferred Stock at exercise prices of $.01 per share and $200 per share, respectively. The estimated $68,180 fair value of the stock warrants at the date of grant was included in long-term liabilities in the accompanying consolidated balance sheets. The debt discounts are being amortized to interest expense over the term of the term loan and facility. The difference between the estimated fair market value of the stock warrants at the issue date and their estimated redemption prices is being accreted as a direct charge to earnings over the term of the facility and term loan. During fiscal 1996, 1997, and 1998, the Company recorded incremental warrant accretion expense in the amount of $854,350, $1,773,107, and $449,795, respectively, to reflect the increase in the estimated redemption price of the stock warrants. In addition to the warrant issuances noted above, the Company retired 585 warrants and repurchased 34,970 warrants from Creditanstalt during fiscal year 1996.

  The Company may be required to repurchase the unexercised warrants over the period from November 17, 2001 through December 3, 2006 at a price per share which values the Company's equity at ten times operating cash flows for the most recent 12-month period, less debt, as defined in the warrant agreement. The warrants represent rights to purchase approximately 13% of the Company's outstanding capital stock. The put feature of the warrants is cancelled upon completion of a qualified initial public offering of common stock which yields net proceeds to the Company of at least $10.0 million.

Stock Options
  On August 1, 1995, the Company granted an option to an employee to purchase 84,500 shares of the Company's Class A common stock at an exercise price of $1.78 per share (the estimated fair value at the date of grant). The option has a term of five years and vests ratably over a period of three years.

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998

  During the year ended July 31, 1997, the Company granted an option to an outside consultant to purchase 169,000 shares of the Company's Class A common stock at an exercise price of $3.68 per share (the estimated fair value at the date of grant). The option was in consideration for services provided during the years ended July 31, 1997 and 1998 regarding the Company's acquisitions and has been recorded in additional paid-in capital in the accompanying consolidated balance sheets based on the estimated fair value of the services received. The option has a term of five years and vested immediately.

  During the year ended July 31, 1998, the Company granted options to employees to purchase 153,422 shares of the Company's Class A common stock at an exercise price of $4.62 per share (the estimated fair value at the date of grant). The options have terms of ten years and vest ratably over a period of four years.

Statement of Financial Accounting Standards No. 123
  During 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting methodology required by APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 were used.

  The Company has elected to account for its stock-based compensation plans under APB Opinion No. 25, under which the Company has recognized no compensation cost. However, the Company has computed, for pro forma disclosure purposes, the estimated fair value of all options for shares of the Company's common stock granted to employees during the years ended July 31, 1997 and 1998 using the Black-Scholes option pricing model, as allowed under SFAS No. 123 and based on the following assumptions:

                                                         1997         1998
                                                      -----------  -----------
   Risk-free interest rate...........................  6.27%-6.52%   5.8%-6.52%
   Expected dividend yield...........................           0%           0%
   Expected lives....................................  Five years   Five years
   Expected volatility...............................          45%          45%

  The total fair value of the options granted during the years ended July 31, 1996, 1997, and 1998 was computed as $39,435, $328,968, and $113,565, respectively, which would be amortized over the vesting period of the options.
If the Company had accounted for these options in accordance with SFAS No. 123, the Company's reported pro forma net loss attributable to common shareholders and earnings per share for the years ended July 31, 1997 and 1998 would have been as follows:

                                                         1997         1998
                                                      -----------  -----------
   Net loss attributable to common shareholders:
     As reported:
       Class A....................................... $(2,383,488) $(2,151,412)
       Class B.......................................     (21,055)        (721)
                                                      -----------  -----------
         Total....................................... $(2,404,543) $(2,152,133)
                                                      ===========  ===========


                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998

                                                        1997         1998
                                                     -----------  -----------
     Pro forma:
       Class A...................................... $(2,709,576) $(2,264,939)
       Class B......................................     (23,935)        (759)
                                                     -----------  -----------
         Total...................................... $(2,733,511) $(2,265,698)
                                                     ===========  ===========

   Basic net loss per share attributable to common
    shareholders:
     As reported:
       Class A...................................... $     (0.47) $     (0.39)
       Class B......................................      (39.36)      (32.77)
     Pro forma:
       Class A......................................       (0.53)       (0.41)
       Class B......................................      (44.74)      (34.50)

  The following table summarizes the transactions under the Company's stock option plan:

                                                                       Weighted
                                                                        Average
                                                              Number   Price Per
                                                            of Options   Share
                                                            ---------- ---------
   Outstanding at July 31, 1996............................   84,500     $1.78
     Granted...............................................  169,000      3.68
                                                             -------
   Outstanding at July 31, 1997............................  253,500      3.05
     Granted...............................................  153,422      4.62
     Exercised.............................................  (56,333)     1.78
                                                             -------
   Outstanding at July 31, 1998............................  350,589
                                                             =======

  At July 31, 1997 and 1998, there were 253,500 and 350,589 options, respectively, outstanding with a weighted average remaining contractual life of
3.33 and 4 years, respectively. There were 225,333 and 201,939 options exercisable at a weighted average exercise price of $3.21 and $3.83 per share as of July 31, 1997 and 1998, respectively. The weighted average fair value of options granted during the years ended July 31, 1997 and 1998 was $1.01 and $1.18, respectively.

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK

  During November 1995, the Company sold 3,500 shares of Series C redeemable preferred stock (the "Series C Preferred Stock") for $1,000 per share and received proceeds of $3,500,000. The Series C Preferred Stock carries a 10% cash coupon, which is paid monthly. Each share of Series C Preferred Stock may be converted (subject to antidilution provisions) at the holder's option, at any time, into approximately 272.57 shares of the Company's Class A common stock or 3.23 shares of Series B convertible preferred stock. The Series C Preferred Stock is redeemable (at the original purchase price plus accrued dividends) on November 17, 2002. The Company paid dividends in the amounts of $70, $100, and $100 per share during the years ended July 31, 1996, 1997, and 1998, respectively.

8. REDEEMABLE PREFERRED STOCK

  On April 3, 1998, the Company sold 4,500 shares of Series D redeemable preferred stock ("Series D Preferred Stock") together with 163,800 detachable stock warrants with an exercise price of $4.62 per share

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998

and received aggregate proceeds of $4,500,000. The proceeds were allocated $3,520,000 to the Series D Preferred Stock and $980,000 to the stock warrants based on their relative fair values at the date of issuance. The Series D Preferred Stock carries an 8.5% cash coupon, which is payable monthly. The securities may be redeemed at the Company's option any time after the first anniversary of the closing date and at the purchaser's option after the fifth anniversary of the closing date. The Company is required to redeem the Series D Preferred Stock in conjunction with an initial public offering. The stock warrants are exercisable immediately and expire in 2008. The Company paid dividends of $28.33 per share during the year ended July 31, 1998. The difference between the carrying amount of the Series D Preferred Stock and the exchange price of $4,500,000 is being accreted over five years. The Company realized accretion expense of approximately $65,300 for the year ended July 31, 1998, which is included in the accompanying consolidated statements of operations as preferred stock dividends.

9. INCOME TAXES

  The Company recorded no federal or state income tax benefit for each of the three years ended July 31, 1996, 1997, and 1998 due to the level of pretax losses incurred in recent years.

  The reconciliation of the effective income tax rate to the federal statutory tax rate is as follows:

                                                    1996     1997       1998
                                                  -------- ---------  --------
   Federal income tax expense (benefit) at
    statutory rate (34%)........................  $ 95,090 $(535,776) $(89,259)
   State income tax expense (benefit) at net of
    federal benefit (4%)........................    11,187   (63,032)  (10,501)
   S corporation losses not subject to corporate
    level taxes.................................    93,062   397,793   344,500
   Valuation allowance..........................   308,706   644,887   359,295
   Other........................................    69,915   (53,698)   25,954
                                                  -------- ---------  --------
   Income tax expense...........................  $577,960 $ 390,174  $629,989
                                                  ======== =========  ========

  Deferred tax assets (liabilities) are comprised of the following as of July 31, 1997 and 1998:

                                                         1997         1998
                                                      -----------  -----------
   Deferred tax assets:
     Net operating loss carryforwards...............  $ 2,105,288  $ 3,050,801
     Bad debt reserve...............................      143,480      258,405
     Other..........................................       57,339      143,244
                                                      -----------  -----------
                                                        2,306,107    3,452,450
   Deferred tax liabilities:
     Accelerated depreciation.......................   (1,401,883)  (2,198,479)
                                                      -----------  -----------
       Total net deferred tax asset before valuation
        allowance...................................      904,224    1,253,971
   Less valuation allowance.........................   (1,066,721)  (1,426,016)
                                                      -----------  -----------
       Total net deferred liabilities...............  $  (162,497) $  (172,045)
                                                      ===========  ===========

  Cape Fear Paging Company of North Carolina ("CFNC") included herein that was acquired in conjunction with the pooling-of-interests method of accounting discussed in Note 3 elected to be treated as an S corporation for federal and state income tax purposes. As such, in lieu of corporate income tax consequences arising at CFNC's level, the individual shareholders were allocated their proportionate shares of CFNC's taxable income or loss.

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998


  The increase in the valuation allowance for the year ended July 31, 1998 was $359,295, primarily related to additional operating loss carryforwards. The decrease in the valuation allowance for the year ended July 31, 1997 was $77,126 and related to changes in certain temporary differences, net of additional operating loss carryforwards.

  As of July 31, 1997 and 1998, the Company had net operating loss carryforwards, which expire at various dates through 2010, of approximately $5,212,000 and $9,352,000, respectively. The issuance of stock by the Company may result in an "ownership change," as defined by the Tax Reform Act of 1986. Therefore, the unused net operating loss carryforwards could be subject to limitation. Also, the net operating loss carryforwards used to offset any taxes calculated as alternative minimum tax could be less than the regular net operating loss carryforwards. Based on pretax losses incurred in recent years, management has established a valuation allowance against a majority of the deferred tax asset balance. The entire deferred tax liability recognized related to Cape Fear Paging Company ("CFPC"). For the years ended July 31, 1997 and 1998, CFPC was profitable as a separate taxable entity and management recognized the deferred tax liability. Management believes that through various tax planning strategies and the Company's overall business plan, the Company will generate sufficient future taxable income to realize the deferred tax assets; however, at this time, insufficient objective information exists to conclude that realization is more likely than not.

10. COMMITMENT AND CONTINGENCIES


Operating Leases
  The Company leases office space, antenna sites, and subcarrier frequencies under noncancelable operating leases expiring on various dates through 2004. The majority of the subcarrier frequency leases have additional renewal terms ranging from 3 to 14 years at the option of either party. Because the Company's operations are dependent on the availability of antenna sites and subcarrier frequencies, management expects that most leases will be renewed or replaced by other leases. The Company recorded lease expense of approximately $1,613,000, $1,894,000, and $1,640,000 for the years ended July 31, 1996, 1997, and 1998, respectively, related to these operating leases.

  Minimum future payments under noncancelable operating leases as of July 31, 1998 for each of the next five years ended July 31 are as follows:

   1999.............................................................. $1,587,150
   2000..............................................................  1,120,292
   2001..............................................................    651,095
   2002..............................................................    453,043
   2003..............................................................    279,618
   Thereafter........................................................    105,882
                                                                      ----------
                                                                      $4,197,080
                                                                      ==========

Legal Proceedings
  The Company is subject to lawsuits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these pending legal proceedings will not have a material adverse effect on the Company's business or financial condition and results of operations.

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998


Dependence on Other Telecommunications Providers
  Except for a few local and regional paging networks, the Company does not own a transmission network. The Company depends on MCI WorldCom and other facilities-based and nonfacilities-based carriers for transmission of the Company's subscribers' long-distance calls and the majority of paging data. The Company has entered into supply agreements with MCI WorldCom and other carriers to provide long-distance telecommunications and paging services. The contracts are generally for a term of three years but are subject to early termination in certain instances. Some of the contracts also contain minimum purchase requirements. In addition, the Company depends on local exchange carriers for call origination and termination. Satellink's ability to maintain and expand business depends in part on its ability to enter into favorable contracts with long-distance and paging carriers. The Company's success also depends on the cooperation of interexchange and local exchange carriers originating and terminating service in a timely manner. The partial or total loss of ability to initiate or terminate calls would result in a loss of revenues and could lead to a loss of subscribers.

Risk of Loss From Fraud, Bad Debt, and Theft of Services
  By unlawfully using the access numbers and personal identification numbers ("PINs") of authorized users, various people have occasionally gained unauthorized access to the Company's network and services. Unauthorized use of access numbers and PINs in the future may be material to Satellink's business, financial condition, and results of operations. The Company attempts to control unauthorized use through internal controls and the Company's billing system. The STAR*Net platform is designed to prohibit a single access number and PIN from establishing multiple connections to the platform at the same time. The Company has established preset spending limits for each subscriber. Although the Company believes that risk management and bad debt reserve practices are adequate, unauthorized transactions and theft of services could negatively affect the Company's business, financial condition, and results of operations.

Dependence on Networks, Switching Facilities, and the STAR*Net Platform
  The Company relies on its own network, third-party networks, its switching facilities, and the STAR*Net platform to operate its services. A fire, act of sabotage, technical failure, natural disaster, or similar event could impact the networks, facilities, and platforms and cause an interruption in services. For example, on May 18 and 19, 1998, the Galaxy 4 satellite owned by PanAmSat malfunctioned. PanAmSat transmits paging messages for a majority of the pagers in use in the United States. The satellite malfunction interrupted the paging service of up to 40 million subscribers in the United States, including approximately 25% of the Company's subscribers.

  Most subscribers were not affected by the satellite malfunction because the Company uses multiple message distribution networks. The majority of subscribers are serviced through the CUE nationwide FM paging network and the Company's VHF and UHF paging networks. However, future technical malfunctions could have a much greater effect on the Company's customers or affect the Company's other distribution networks.

  At this time, the Company has switching facilities and STAR*Net platforms in 16 locations in the southeastern and southwestern United States. Network services are dependent upon the Company's ability to protect the equipment and data at the Company's switching facilities and the STAR*Net platforms. The Company has implemented monitored security systems, controlled access procedures, automated data backup, uninterruptable power supply systems, and automated system trouble alerts at all locations. However, these safeguards offer no guarantee that the Company's equipment and data will be protected.

Dependence on CUE Paging to Maintain its Network
  The FM subcarrier paging network is located in Alabama, Kentucky, Tennessee, and Georgia and is linked with the CUE nationwide FM subcarrier paging network. This is the network through which the Company delivers nationwide paging services, and therefore, the Company is dependent upon CUE to maintain and

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998

develop its paging network. CUE is not under any contractual obligation to upgrade or further develop its network to accommodate new technologies or subscribers. The Company estimates that the CUE network is now operating at approximately 60% of capacity. Assuming that historical growth rates on the CUE network continue at the same pace, the Company estimates that the CUE network can accommodate Satellink's subscriber growth for the next five years. However, if the Company's estimates are incorrect or if CUE fails to maintain or upgrade its network, Satellink's business, financial condition, and results of operations could be negatively impacted.

Dependence on Liquidity and Capital Resources
  Any increase in the Company's growth rate, shortfalls in anticipated revenues, increases in anticipated expenses, increases in the number of subscribers acquired, or significant acquisition opportunities could have a material adverse effect on the Company's liquidity and capital resources and would require the Company to raise additional capital from public or private equity or debt sources in order to finance operating losses, anticipated growth, and contemplated capital expenditures. If such sources of financing are insufficient or unavailable, the Company will be required to modify its growth and operating plans in accordance with the extent of available funding and attempt to attain profitability in its existing markets. The Company may need to raise additional funds in order to take advantage of unanticipated opportunities, such as acquisition of complementary business or the development of new products, or otherwise respond to unanticipated competitive pressures. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all.

11. RELATED-PARTY TRANSACTIONS

CUE Paging Corporation
  The Company has a distribution agreement with CUE Paging Corporation ("CUE"), a nationwide satellite paging company presently offering service in over 500 cities throughout the United States and Canada, to construct and operate regional paging systems utilizing FM subcarrier technology in the states of Georgia, Kentucky, Tennessee, and Alabama. At July 31, 1998, CUE owned approximately 9% and 13% of the Company's Class A common stock and Series A preferred stock, respectively.

  The Company pays CUE monthly amounts for regional and nationwide airtime charges, various telephone charges, and co-op advertising fees. Approximately $5,960,000, $8,563,000, and $9,610,000 were paid to CUE for the years ended July 31, 1996, 1997, and 1998, respectively, and have been recorded in services, rent, and maintenance in the accompanying consolidated statements of operations. Approximately $777,000 and $838,000 were payable to CUE and are included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets as of July 31, 1997 and 1998, respectively.

Cape Fear Broadcasting Company
  Certain shareholders of the Company are shareholders in Cape Fear Broadcasting Company, a North Carolina S corporation. The Company leases pagers to Cape Fear Broadcasting Company, and Cape Fear Broadcasting Company provides advertising for the Company. At July 31, 1997 and 1998, the Company had payables of $189,493 and $323,636, respectively, which are classified as accounts payable and accrued liabilities in the accompanying consolidated balance sheets.

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          JULY 31, 1996, 1997 AND 1998


12. RETIREMENT PLAN

  Effective April 1, 1995, the Company adopted a 401(k) retirement plan covering substantially all employees, which provides for discretionary employer matching contributions. The Company contributed $9,500, $20,600, and $34,600 during the years ended July 31, 1996, 1997, and 1998, respectively.

13. SUBSEQUENT EVENTS (UNAUDITED)

  The Company plans to offer approximately 4,000,000 shares of its common stock (approximately 4,750,000 shares if the underwriters' overallotment option is exercised in full) for sale to the public at a proposed price range of $9 to $11 per share during 1999 (the "Equity Offering"). There can be, however, no assurance that the Equity Offering will be completed at a per share price within the estimated range or at all. There are significant potential risks associated with the Equity Offering as well as with the Company's ability to compete profitably in this industry.

  On September 17, 1998, the Company effected a 1.3-for-1 split. All share and per share amounts have been retroactively adjusted to give effect to this split.

  On October 13, 1998, the Company amended the New Credit Facility to increase its Revolver from $32 million to $40 million and the term loan from $8 million to $15 million.

                         SATELLINK COMMUNICATIONS, INC.

                                AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                    JULY 31, 1998 AND JANUARY 31, 1999

                                                            Pro Forma
                                                            Equity at
                                 July 31,    January 31,   January 31,
                                   1998          1999          1999
                                -----------  ------------  ------------
                                             (Unaudited)       (Unaudited)
            ASSETS
CURRENT ASSETS:
 Cash and cash equivalents....  $   537,799  $    444,991
 Accounts receivable, net.....    6,260,014     7,547,645
 Marketable securities........      587,826           --
 Inventory....................    2,499,272     1,536,832
 Prepaid expenses and other
  current assets..............    1,576,989     1,200,474
                                -----------  ------------
 Total current assets.........   11,461,900    10,729,942
                                -----------  ------------
PROPERTY AND EQUIPMENT, NET...   17,251,065    22,763,258
                                -----------  ------------
OTHER LONG-TERM ASSETS:
 Goodwill, net................   27,667,639    28,054,793
 Other intangible assets,
  net.........................    6,281,685     5,476,109
                                -----------  ------------
 Total other long-term
  assets......................   33,949,324    33,530,902
                                -----------  ------------
 Total assets.................  $62,662,289  $ 67,024,102
                                ===========  ============

LIABILITIES AND STOCKHOLDERS'
       EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Current maturities of long-
  term debt...................  $ 6,135,525  $        --
 Accounts payable and accrued
  liabilities.................    5,464,701     3,889,850
 Accrued nonrecurring
  charges.....................          --      1,304,789
 Customer deposits............      646,686       656,415
 Deferred revenues............    2,058,504     2,232,243
 Deferred tax liability.......      172,045       172,045
 Accrued dividends on
  preferred stock.............      134,642       164,082
                                -----------  ------------
 Total current liabilities....   14,612,103     8,419,425
                                -----------  ------------
LONG-TERM DEBT, less current
 maturities...................   41,342,337    53,486,401
                                -----------  ------------
STOCK WARRANTS................    5,776,517     5,895,538  $        --
                                -----------  ------------  ------------
COMMITMENTS AND CONTINGENCIES

SERIES C REDEEMABLE
 CONVERTIBLE PREFERRED STOCK:
 $0.01 par value; 3,500 shares
  authorized, 3,500 shares
  issued and outstanding at
  July 31, 1998 and
  January 31, 1999, entitled
  to a maximum of $1,000 per
  share plus accrued dividends
  in liquidation, dissolution,
  or windup of the Company....    3,500,000     3,500,000           --
                                -----------  ------------  ------------
SERIES D REDEEMABLE PREFERRED
 STOCK:
 $0.01 par value, 4,500 shares
  authorized, issued, and
  outstanding.................    3,585,333     3,671,937           --
                                -----------  ------------  ------------

SHAREHOLDERS' EQUITY
 (DEFICIT):
 Series A convertible
  preferred stock $.01 par
  value; 7,500 shares
  authorized, 7,360 shares
  issued and outstanding at
  July 31, 1998 and January
  31, 1999, entitled to a
  maximum of $290 per share
  plus accrued dividends in
  liquidation, dissolution, or
  windup of the Company.......           74            74           --
 Series B convertible
  preferred stock, $.01 par
  value; 30,000 shares
  authorized at July 31, 1998
  and January 31, 1999, 0
  shares issued and
  outstanding.................          --            --            --
 Common stock, $.01 par value:
 Class A voting, 50,000,000
  shares authorized, 5,588,296
  shares issued and
  outstanding at July 31, 1998
  and January 31, 1999........       55,883        55,883        74,853
 Class B nonvoting, 20,000
  shares authorized, 535.65
  and 0 shares issued and
  outstanding at July 31, 1998
  and January 31, 1999,
  respectively................          --            --            --
 Additional paid-in capital...    2,804,501     2,804,501     7,618,077
 Stock warrants...............          --            --      4,565,538
 Accumulated deficit..........   (9,032,346)  (10,809,657)  (11,637,720)
 Unrealized gain on marketable
  securities..................       17,887           --            --
                                -----------  ------------  ------------
  Total shareholders'
   (deficit) equity...........   (6,154,001)   (7,949,199) $    620,748
                                -----------  ------------  ------------
  Total liabilities and
   shareholders' equity.......  $62,662,289  $ 67,024,102
                                ===========  ============

  The accompanying notes are an integral part of these condensed consolidated balance sheets.

                         SATELLINK COMMUNICATIONS, INC.

                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

            FOR THE SIX MONTHS ENDED JANUARY 31, 1998 AND 1999

                                  (Unaudited)

                                                         Six Months Ended
                                                            January 31
                                                      ------------------------
                                                         1998         1999
                                                      -----------  -----------
REVENUES:
 Service, rent, and maintenance fees................  $17,652,075  $22,008,388
 Product sales......................................      929,460    1,755,982
                                                      -----------  -----------
   Total revenues...................................   18,581,535   23,764,370
 Cost of products sold..............................     (560,881)  (1,525,233)
                                                      -----------  -----------
   Net revenues.....................................   18,020,654   22,239,137
                                                      -----------  -----------
OPERATING EXPENSES:
 Service, rent, and maintenance.....................    7,496,318    8,379,110
 Selling and marketing..............................    2,197,786    3,214,146
 General and administrative.........................    3,370,439    3,784,050
 Engineering........................................      556,278      869,702
 Depreciation and amortization......................    2,225,145    2,776,005
 Restructuring and other one-time charges...........      833,996    1,628,789
                                                      -----------  -----------
   Total operating expenses.........................   16,679,962   20,651,802
                                                      -----------  -----------
OPERATING INCOME....................................    1,340,692    1,587,335
OTHER INCOME (EXPENSE):
 Other income (expense).............................      (75,426)     472,160
 Interest expense...................................   (1,462,908)  (2,430,262)
 Accretion of stock warrants........................     (228,874)    (119,021)
 Minority interest..................................       (5,673)         --
 Write-off of offering costs........................          --      (570,000)
                                                      -----------  -----------
LOSS BEFORE INCOME TAX EXPENSE AND CUMULATIVE EFFECT
 OF CHANGE IN ACCOUNTING PRINCIPLE..................     (432,189)  (1,059,788)
INCOME TAX EXPENSE..................................      558,100       88,117
                                                      -----------  -----------
LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE...............................     (990,289)  (1,147,905)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE..........................................     (628,700)         --
                                                      -----------  -----------
NET LOSS............................................   (1,618,989)  (1,147,905)
PREFERRED STOCK DIVIDENDS...........................      219,162      508,414
                                                      -----------  -----------
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS........  $(1,838,151) $(1,656,319)
                                                      ===========  ===========
ALLOCATION OF LOSS TO:
 Basic and diluted:
 Class A............................................  $(1,837,147) $(1,656,319)
 Class B............................................  $    (1,004) $       --
BASIC AND DILUTED NET LOSS PER SHARE:
 Net loss attributable to common shareholders:
 Class A............................................  $     (0.33) $     (0.30)
 Class B............................................  $    (28.29) $       --
 Loss from cumulative effect of change:
 Class A............................................  $     (0.11) $       --
 Class B............................................  $     (9.68) $       --
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
 Basic and diluted:
 Class A............................................    5,486,730    5,588,296
 Class B............................................           35          --

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                         SATELLINK COMMUNICATIONS, INC.

                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

            FOR THE SIX MONTHS ENDED JANUARY 31, 1998 AND 1999

                                  (Unaudited)

                                                         Six Months Ended
                                                            January 31
                                                      ------------------------
                                                         1998         1999
                                                      -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss............................................ $(1,618,989) $(1,147,905)
                                                      -----------  -----------
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Minority interest..................................       5,673          --
  Depreciation and amortization......................   2,225,145    2,776,005
  Nonrecurring charges...............................   1,533,996    1,628,789
  Accretion of stock warrants........................     228,874      119,021
  Restatement related to pooling-of-interests
   transaction (Note 2)..............................         --       120,992
  Changes in operating assets and liabilities:
   Accounts receivable...............................  (1,317,332)  (1,274,987)
   Marketable securities.............................      34,536      569,939
   Inventory.........................................     172,935      962,440
   Prepaid expenses and other current assets.........    (268,124)     376,515
   Accounts payable and accrued liabilities..........   1,236,243     (265,954)
   Customer deposits.................................     (55,047)       9,729
   Deferred revenues.................................    (532,734)     173,739
                                                      -----------  -----------
    Total adjustments................................   3,264,165    5,196,228
                                                      -----------  -----------
    Net cash provided by operating activities........   1,645,176    4,048,323
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of businesses, net of cash acquired......    (590,000)    (781,324)
  Purchases of property and equipment, net...........  (5,351,906)  (8,739,372)
                                                      -----------  -----------
    Net cash used in investing activities............  (5,941,906)  (9,520,696)
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock...........................     100,000          --
  Payment of preferred stock dividends...............    (263,082)    (478,974)
  Proceeds from issuance of long-term debt, net......   4,183,682    6,008,539
  Other financing activities.........................         --      (150,000)
                                                      -----------  -----------
    Net cash provided by financing activities........   4,020,600    5,379,565
                                                      -----------  -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS............    (276,130)     (92,808)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.....     666,032      537,799
                                                      -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD........... $   389,902  $   444,991
                                                      ===========  ===========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                        SATELLINK COMMUNICATIONS, INC.

                               AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying unaudited interim condensed consolidated financial statements have been prepared by management of Satellink Communications, Inc. and its subsidiaries (the "Company" or "Satellink") in accordance with rules and regulations of the Securities and Exchange Commission ("SEC"). Accordingly, certain information and footnote disclosures usually found in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management of the Company, all adjustments (consisting only of normal recurring adjustments, except ads disclosed herein) considered necessary for a fair presentation of the consolidated financial statements have been included. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Examples include provisions for bad debts, carrying values, and useful lives assigned to goodwill and other long-lived assets and accruals. Actual results could differ from those estimates. These interim condensed consolidated financial statements should be read in conjunction with the annual financial statements of Satellink and the notes thereto.

  Any increases in the Company's growth rate, shortfalls in anticipated revenues, increases in anticipated expenses, increases in the number of subscribers acquired, or significant acquisition opportunities could have a material adverse effect on the Company's liquidity and capital resources and would require the Company to raise additional capital from public or private equity or debt sources in order to finance operating losses, anticipated growth, and contemplated capital expenditures. If such sources of financing are insufficient or unavailable, the Company will be required to modify its growth and operating plans in accordance with the extent of available funding and attempt to attain profitability in its existing markets. The Company may need to raise additional funds in order to take advantage of unanticipated opportunities, such as acquisitions of complementary business or the development of new products, or otherwise respond to unanticipated competitive pressures. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all.

2. POOLING OF INTERESTS ACQUISITIONS

  Effective December 8, 1998, the Company acquired all of the outstanding shares of Cape Fear Companies in exchange for 2,533,893 shares of common stock of Cape Fear Paging Company, Cape Fear Paging Company of North Carolina, and CF Paging Corporation (collectively, "Cape Fear Companies"). The transactions were accounted for as pooling of interests. Prior to Cape Fear Companies' merger with Satellink, Cape Fear Companies reported on a calendar year basis ending December 31. In accordance with the SEC's rules and interpretations, Cape Fear Companies' financial statements for the 12-month period ending September 30, 1997 and 1998 have been combined with the Company's financial statements for the fiscal year 1997 and 1998, respectively. The condensed consolidated financial statements have been restated for all periods presented to include the operations of the acquired entities accounted for as a pooling of interests.

  For the six months ended January 31, 1999, Cape Fear Companies' financial position and operating results were restated to coincide with the Company's quarter ended January 31, 1999. As a result of this restatement, Cape Fear Companies' results of operations for the months ended August and September 1998 have been included in both the financial statements for the year ended July 31, 1998 and the six months ended January 31, 1999. Cape Fear Companies' revenues, operating expenses, and net loss for the two months ended September 1998 were approximately $2,736,514, $2,558,114, and $120,992, respectively.
The operating results for the six months ended January 31, 1998 have been prepared by combining Satellink's results for the six months ended January 31, 1998 with those of the Cape Fear Companies for the six months ended March 31, 1998.

                         SATELLINK COMMUNICATIONS, INC.

                                AND SUBSIDIARIES

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

3. NONRECURRING CHARGES

  The Company recorded charges against income of approximately $1.6 million in the second quarter of fiscal 1999 in connection with the acquisition of the Cape Fear Companies. Such charges consist of transaction costs, principally investment banking and professional fees, which must be expensed under pooling of interests accounting. In addition, the Company has accrued the estimated costs to exit certain facilities and discontinue certain business processes and activities which are duplicative or redundant in the combined operations of the Company and Cape Fear Companies. These costs consist of severance associated with work force reduction and asset impairments for duplicative equipment.

  A summary of the nonrecurring charges is as follows (in thousands):

      Transaction costs.................................................. $  943
      Severance..........................................................    247
      Asset impairments..................................................    439
                                                                          ------
                                                                          $1,629
                                                                          ======

  The asset impairments represent the writedown of duplicative equipment which the Company intends to dispose of as a result of the Cape Fear acquisitions. The equipment has been written down to its estimated salvage value which is immaterial to the financial statements. The Company anticipates that the $1,190,000 accrued for transaction costs and severance will be fully paid during the year ending July 31, 1999.

  In addition to the above charges, the Company recorded a charge of $570,000 in the six months ended January 31, 1999 to write off deferred costs associated with a planned initial public offering which has been withdrawn.

  During the six months ended January 31, 1998, the Company implemented a new communications platform, the Satellink Telecommunications Application Resource Network ("STAR*Net"). In conjunction with such implementation, the existing platform, including associated equipment, was removed as a part of the conversion of the STAR*Net system. Accordingly, the Company recognized a loss totaling $833,996 related to the impairment of the existing equipment.

4. NEW ACCOUNTING PRONOUNCEMENT

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS No. 131 is not expected to have a material impact on the Company's financial statements.

5. NET LOSS PER SHARE

  Net loss per share is computed in accordance with SFAS No. 128, "Earnings Per Share." Net loss per share is presented using the two class method. Earnings attributable to each class of common stock are allocated between each class of stock based on the extent to which each class shares in the Company's earnings. The Company's Class A and Class B common shareholders share in dividends at a 1:84.5 ratio. In the first quarter of fiscal 1998, the final outstanding shares of Class B common stock were converted to Class A common stock. Consequently, only Class A loss per share for the six months ended January 31, 1999 are presented.

  Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period and does not include any other

                         SATELLINK COMMUNICATIONS, INC.

                                AND SUBSIDIARIES

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

potentially dilutive securities. Diluted net income per share gives effect to all potentially dilutive securities. The Company's Series A convertible preferred stock, Series C redeemable convertible preferred stock, stock options, and stock warrants are potentially dilutive securities. For all periods presented, the inclusion of dilutive securities are anti-dilutive. Accordingly, diluted earnings per share data is not presented.

  On February 4, 1998, the SEC released Staff Accounting Bulletin ("SAB") No. 98, "Computation of Earnings Per Share." SAB No. 98 requires the retroactive inclusion of nominal issuances of common stock and common stock equivalents in earnings per share calculations for all periods presented and precludes the use of the treasury stock method for these issuances. Management believes that all issuances of common stock and stock options have been made at the current market value at the time of issuance and that there have been no nominal issuances.

6. COMPREHENSIVE INCOME

  In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income represents the change in equity of a business during a period, except for investments by owners and distributions. Unrealized gains adjustments represent the Company's only component of other comprehensive income. These unrealized gains are considered immaterial for all periods presented.

7. CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

  The Company initially capitalized certain costs related to process reengineering initiatives that were directed toward assessing the current state of certain processes and reengineering those processes associated with its customer service department and certain retail stores. On November 20, 1997, the Emerging Issues Task Force of the FASB reached a consensus on Issue No. 97-
13. "Accounting for Costs Incurred in Connection With a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology" ("EITF 97-13"). EITF 97-13 requires that the cost of business process reengineering activities, whether done internally or by third parties, be expensed as incurred. EITF 97-13 also applies when business process reengineering activities are part of a project to acquire, develop, or implement internal-use software. During the six months ended January 31, 1998, the Company adopted EITF 97-13. Capitalized third-party and internally generated costs related to operational efficiency improvement initiatives as of November 20, 1997 totaled $628,700 and have been written off through a cumulative effect of a change in accounting principle in the accompanying statement of operations for the six months ended January 31, 1998. The Company incurred $234,000 and $466,000 of costs related to these initiatives in fiscal 1997 and 1998, respectively, of which $71,300 was incurred subsequent to November 20, 1997 and is recording in operating expenses in the accompanying statement of operations for the six months ended January 31, 1998.

8. INCOME TAXES

  The income tax provisions for the six months ended January 31, 1998 and 1999 represent income tax expenses associated with the operations of Cape Fear Paging Company, a C corporation. Prior to Cape Fear Companies' merger with Satellink, one of the Cape Fear Companies (Cape Fear Paging Company of North Carolina) had elected to be treated as an S corporation, which is not subject to corporate-level federal income tax. The remaining members of the Cape Fear Companies were C corporations, which were subject to federal income tax.

  No net income tax provision was recorded by Satellink or CF Paging Corporation, as their taxable income was fully offset by net operating losses ("NOLs") generated in prior periods. Valuation allowances recorded against these NOLs were reversed to reflect their utilization.

                         SATELLINK COMMUNICATIONS, INC.

                                AND SUBSIDIARIES

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

9. STOCK SPLIT

  On September 17, 1998, the Company effected a 1.3-for-one split. All share and per share amounts have been retroactively adjusted to give effect to this split.

10. AMENDMENT TO CREDIT FACILITY

  On October 13, 1998, the Company amended the New Credit Facility to increase its Revolver from $32 million to $40 million and the Term Loan from $8 million to $15 million.

11. SUBSEQUENT EVENTS

  In the third quarter of the Company's fiscal year ended 1999, the Company is planning an offering of its common stock to repay outstanding indebtedness under the Company's Credit Facility with Creditanstalt and to redeem all shares of its Series D Preferred Stock outstanding (the "Offering"). The Company plans to issue 4,000,000 shares of its common stock (approximately 4,750,000 shares if the underwriters' overallotment option is exercised in full) in the Offering. There can, however, be no assurance that the Offering can be completed.

  If the offering is completed, certain changes in Satellink's capitalization will occur:

  (i) each outstanding share of Series A Preferred Stock will be converted into 84.5 shares of common stock;

  (ii) each outstanding share of Series C Preferred Stock will be converted into 272.5725 shares of common stock;

  (iii) each outstanding share of Series D Preferred Stock will be redeemed using a portion of the net proceeds from the offering; and

  (iv) the put feature of the Company's stock warrants will be cancelled.

  The pro forma equity column included on the accompanying condensed consolidated balance sheets gives pro forma effect to these changes as of January 31, 1999. It does not, however, give effect to the offering or the receipt of proceeds therefrom.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and
Stockholders of Hyde's Stay in Touch, Inc.

  I have audited the accompanying Balance Sheets of Hyde's Stay in Touch, Inc. as of December 31, 1997 and 1996 and the related Statements of Income, Retained Earnings and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

  I conducted my audits in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

  In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hyde's Stay in Touch, Inc. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

James N. Rachel

          /s/ JAMES N. RACHEL
By___________________________________

Shreveport, Louisiana
February 23, 1998

                           HYDE'S STAY IN TOUCH, INC.

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1997 AND 1996

                                                       December 31, December 31,
                                                           1997         1996
                                                       ------------ ------------
                        ASSETS
Current Assets:
  Cash................................................  $  119,684   $  124,550
  Investments--trading securities.....................     843,982      434,282
  Accounts receivable.................................     581,074      444,877
  Inventory...........................................     279,686      356,646
  Prepaid expenses....................................       2,950        4,725
                                                        ----------   ----------
    Total Current Assets..............................   1,827,376    1,365,080
Property and Equipment, net...........................     891,434      758,352
Other Assets:
  Loan fees, net......................................       3,334        5,834
  Deposits............................................       3,730        2,730
  Due from Budget Phone, Inc..........................     358,592      225,332
                                                        ----------   ----------
    Total Other Assets................................     365,656      233,896
                                                        ----------   ----------
TOTAL ASSETS..........................................  $3,084,466   $2,357,328
                                                        ==========   ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable....................................  $  100,659   $  190,063
  Accrued expenses....................................      11,504       11,694
  Current maturity of long term debt..................     544,924      566,426
                                                        ----------   ----------
    Total Current Liabilities.........................     657,087      768,183
Long Term Liabilities:
  Long term debt, excluding current portion...........   1,430,992      199,362
                                                        ----------   ----------
    Total Liabilities.................................   2,088,079      967,545
Commitments and Contingencies (Note H and I)
Stockholders' Equity:
  Common stock........................................         706        1,000
  Retained earnings...................................     995,681    1,388,783
                                                        ----------   ----------
    Total Stockholders' Equity........................     996,387    1,389,783
                                                        ----------   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............  $3,084,466   $2,357,328
                                                        ==========   ==========

                  See Accompanying Notes and Auditor's Report.

                           HYDE'S STAY IN TOUCH, INC.

                              STATEMENTS OF INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                           Fiscal Year Ended
                                                             December 31,
                                                         ----------------------
                                                            1997        1996
                                                         ----------  ----------
Revenues
  Fees and airtime, net of returns & allowances......... $3,859,167  $3,363,014
  Pager, hardware, and accessory sales..................    926,867     874,920
  Dealer airtime........................................    373,984     331,712
  Dealer hardware sales.................................    224,902      68,768
  Trade income..........................................     40,615      41,325
                                                         ----------  ----------
    Total Revenues......................................  5,425,535   4,679,739
Cost of Products Sold................................... (1,299,809)   (998,243)
                                                         ----------  ----------
                                                          4,125,726   3,681,496
Operating Expenses
  General and administrative............................  1,711,269   1,853,618
  Selling and marketing.................................    277,068     235,806
  Depreciation and amortization.........................    224,865     200,560
  Service, rent & maintenance...........................    515,169     492,235
                                                         ----------  ----------
    Total Operating Expenses............................  2,728,371   2,782,219
                                                         ----------  ----------
Income From Operations..................................  1,397,355     899,277
Other Income (Expense)
  Interest income.......................................     37,378      28,188
  Unrealized gain (loss) on investment..................     72,365      (3,760)
  Other income..........................................     17,144      26,311
  Rent income...........................................      7,560       2,720
  Gain (loss) on sale of assets.........................        --          --
  Interest expense......................................    (40,904)    (34,775)
                                                         ----------  ----------
    Total Other Income (Expense)........................     93,543      18,684
                                                         ----------  ----------
Net Income.............................................. $1,490,898  $  917,961
                                                         ==========  ==========

                  See Accompanying Notes and Auditor's Report.

                           HYDE'S STAY IN TOUCH, INC.

                        STATEMENTS OF RETAINED EARNINGS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                          Fiscal Year Ended
                                                             December 31,
                                                        -----------------------
                                                           1997         1996
                                                        -----------  ----------
Beginning Retained Earnings............................ $ 1,388,783  $1,041,901
Net Income.............................................   1,490,898     917,961
Stockholder Distributions..............................    (416,413)   (571,079)
Retirement of Treasury Stock...........................  (1,467,587)        --
                                                        -----------  ----------
Ending Retained Earnings............................... $   995,681  $1,388,783
                                                        ===========  ==========

                  See Accompanying Notes and Auditor's Report.

                           HYDE'S STAY IN TOUCH, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                          Fiscal Year Ended
                                                             December 31,
                                                         ---------------------
                                                            1997        1996
                                                         -----------  --------
Cash Flow From Operating Activities:
 Net income............................................. $ 1,490,898  $917,961
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Unrealized (gain) loss on investments................     (72,365)    3,760
   Purchases of trading securities......................    (337,335) (321,811)
   Amortization.........................................       2,500     2,500
   Depreciation.........................................     222,365   198,060
  (Increase) Decrease in:
   Accounts receivable..................................    (136,197)  (62,379)
   Inventory............................................      76,960   (91,505)
   Prepaid expenses.....................................       1,775     2,251
   Rental deposits......................................      (1,000)      --
  Increase (Decrease) in:...............................
   Accounts payable.....................................     (89,404)  165,880
   Accrued expenses.....................................        (190)  (16,165)
                                                         -----------  --------
    Net Cash Provided (Used) by Operating Activities....   1,158,007   798,552
                                                         -----------  --------
Cash Flows From Investing Activities:
 Acquisition of fixed assets............................    (478,991) (250,764)
 Sale of fixed assets...................................     123,543     4,524
                                                         -----------  --------
    Net Cash Provided (Used) by Investing Activities....    (355,448) (246,240)
                                                         -----------  --------
Cash Flows From Financing Activities:
 Principal reduction of debt............................    (566,434) (127,689)
 Loan proceeds..........................................   1,776,562   430,191
 Stockholder distributions..............................    (416,413) (571,079)
 Advance to Budget Phone, Inc...........................    (133,260) (225,332)
 Stock redemption.......................................  (1,467,880)      --
                                                         -----------  --------
    Net Cash Provided (Used) by Financing Activities....    (807,425) (493,909)
                                                         -----------  --------
Net (Decrease) Increase In Cash.........................      (4,866)   58,403
Beginning Cash..........................................     124,550    66,147
                                                         -----------  --------
Ending Cash............................................. $   119,684  $124,550
                                                         ===========  ========

                  See Accompanying Notes and Auditor's Report.

                           HYDE'S STAY IN TOUCH, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Operations

  The Company was organized in 1988 and is licensed by the Federal Communications Commission (FCC) as a private paging carrier. It specializes in one-way communications through a networking of UHF and VHF MHz frequencies. The business provides state of the art paging and voicemail services to over 38,000 subscribers. The Company's coverage area includes eastern Texas, all of the State of Louisiana and portions of Mississippi.

Accounting Method

  The accrual method of accounting is used for both financial and income tax reporting purposes.

Cash and Marketable Securities

  For purposes of the financial statements of cash flows, the Company considers cash in operating bank accounts and cash on hand as cash.

  The Company's marketable securities that are bought and held primarily for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded at fair value on the balance sheet in current assets, with the change in fair value during the period included in earnings.

Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated.

Concentration of Credit Risk

  The Company occasionally maintains deposits in excess of federally insured limits. Statement of Financial Accounting Standards No. 105 identifies this as a concentration of credit risk requiring disclosure, regardless of the degree of risk. The risk is managed by maintaining all deposits in high quality financial institutions.

Accounts Receivable

  All accounts receivable at December 31, 1997 and 1996 are considered by management to be collectible and therefore no allowance for bad debts was deemed necessary.

Inventories

  Inventories consist of pagers, which are valued at the lower of market, with cost determined on a first-in, first-out basis.

Loan Fees

  The Company is amortizing a SBA loan fee of $12,502 over sixty months. At December 31, 1997, sixteen months remained to be amortized.

                           HYDE'S STAY IN TOUCH, INC.

                           DECEMBER 31, 1997 AND 1996


Property and Equipment

  Property and equipment are recorded at cost. Expenditures for maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

  Depreciation and amortization have been provided using the straight-line method over the useful lives of the assets as follows:

   Office furniture and fixtures....................................    10 years
   Vehicles.........................................................     3 years
   Leased equipment.................................................     3 years
   Machinery and equipment..........................................  5-10 years
   Leasehold improvements........................................... 10-40 years

  Leased equipment consists of pagers, which are leased to customers on a monthly basis.

  These pagers are added to a leased pool on an accrual basis. The pool is then depreciated over a three-year period.

  Depreciation for the years ended December 31, 1997 and 1996 was $222,365 and $198,060, respectively.

Revenue Recognition

  Revenue is recognized when services are provided.

Income Taxes

  Under the provisions of the Internal Revenue Code, the Company has elected to be taxed as an "S" corporation. Under such election, the Company's federal taxable income or loss and tax credits are passed through to the individual stockholders.

NOTE B: INVESTMENTS IN MARKETABLE SECURITIES

  Investments in marketable securities classified as trading securities are summarized as follows at December 31, 1997:

                                                  Gross      Gross
                                                Unrealized Unrealized
                                                   Gain       Loss    Fair Value
                                                ---------- ---------- ----------
   Eaton Vance Municipals......................  $ 8,898     $  --     $135,704
   Oppenheimer Value Fund......................    8,889        --      113,229
   Oppenheimer Income Fund.....................   33,964        --      261,517
   John Hancock Bank Fund......................   27,137        --       81,575
   Eaton Vance Growth Fund.....................    1,511        --       51,511
   Franklin Templeton Mutual...................      --       8,034     200,446
                                                 -------     ------    --------
                                                 $80,399     $8,034    $843,982
                                                 =======     ======    ========

                           HYDE'S STAY IN TOUCH, INC.

                           DECEMBER 31, 1997 AND 1996

  Investments in marketable securities classified as available-for-sale securities are summarized as follows at December 31, 1996:

                                                  Gross      Gross
                                                Unrealized Unrealized
                                                   Gain       Loss    Fair Value
                                                ---------- ---------- ----------
   Eaton Vance Municipals......................   $  --      $2,066    $120,339
   Oppenheimer Value Fund......................    1,106        --       52,466
   Oppenheimer Income Fund.....................      --       5,585     208,101
   John Hancock Bank Fund......................    2,785        --       53,376
                                                  ------     ------    --------
                                                  $3,891     $7,651    $434,282
                                                  ======     ======    ========

NOTE C: ACCOUNTS RECEIVABLE

  Accounts Receivable consist of the following:

                                                                1997     1996
                                                              -------- --------
   Accounts Receivable Trade................................. $488,882 $390,780
   Trade Out Receivables.....................................   22,562   13,247
   Accounts Receivable Employees.............................   69,630   40,850
                                                              -------- --------
                                                              $581,074 $444,877
                                                              ======== ========

NOTE D: INVENTORIES

  Inventories consist of various types of pagers held in each of the various business locations the Company operates. The total value at lower of cost or market at December 31, 1997 and 1996 was $279,686 and $356,646, respectively.

NOTE E: PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                             1997       1996
                                                          ---------- ----------
     Office furniture and fixtures....................... $   45,309 $   39,805
     Vehicles............................................     13,423     13,423
     Leased equipment....................................    637,571    577,492
     Machinery and equipment.............................  1,193,557    920,556
     Leasehold improvements..............................     56,509     39,647
                                                          ---------- ----------
                                                           1,946,369  1,590,923
     Less: Accumulated depreciation......................  1,054,935    832,571
                                                          ---------- ----------
                                                          $  891,434 $  758,352
                                                          ========== ==========

                           HYDE'S STAY IN TOUCH, INC.

                           DECEMBER 31, 1997 AND 1996


NOTE F: PREPAID EXPENSES

  Prepaid expenses consist of the following:

                                                                    1997   1998
                                                                   ------ ------
     Prepaid Insurance............................................ $2,950 $4,725
                                                                   ====== ======

NOTE G: ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                                  1997    1996
                                                                 ------- -------
     Interest payable........................................... $ 4,934 $   767
     Sales tax payable..........................................   6,153   9,652
     Payroll tax payable........................................     417   1,275
                                                                 ------- -------
                                                                 $11,504 $11,694
                                                                 ======= =======

NOTE H: LEASE COMMITMENTS

  The Company leases building facilities and an auto under agreements which have been classified as operating leases.

  Future lease commitments under operating leases at December 31, 1997 are as follows:

    Years Ending                                                       Operating
    December 31                                                         Leases
    ------------                                                       ---------
     1998............................................................. $ 87,453
     1999.............................................................   66,797
     2000.............................................................   51,225
     2001.............................................................    9,990
     2002.............................................................    5,960
                                                                       --------
   Total minimum lease payments....................................... $221,425
                                                                       ========

  Future lease commitments under capital leases at December 31, 1996 are as follows:

    Years Ending                                                       Operating
    December 31                                                         Leases
    ------------                                                       ---------
     1997............................................................. $ 63,114
     1998.............................................................   87,453
     1999.............................................................   66,797
     2000.............................................................   51,225
     2001.............................................................    9,990
                                                                       --------
   Total minimum lease payments....................................... $278,579
                                                                       ========

  The Company rents space on several transmission towers throughout its coverage area. Many of the rentals are verbal and on a month to month basis. Industry standard is sixty days notice to vacate.

  Total rental expense on the operating leases for the years ended December 31, 1997 and 1996 was $174,377 and $156,778, respectively.

                           HYDE'S STAY IN TOUCH, INC.

                           DECEMBER 31, 1997 AND 1996

NOTE I: LONG TERM DEBT

  Long term debt consists of the following:

                                                            1997       1996
                                                         ----------  ---------
  Note payable to Commercial National Bank in
   Shreveport, Louisiana, a $300,000 revolving line of
   credit maturing May 31, 1997, at a variable interest
   rate. This note is collateralized by accounts
   receivable and personal guaranty of Robert D. Hyde,
   Jr. ................................................. $  150,000  $ 285,000

  Note payable to Commercial National Bank in
   Shreveport, Louisiana, payable in monthly
   installments of $13,180 including interest at 8.00%
   through March 27, 1999. This note is a U.S. Small
   Business Administration loan and is collateralized by
   equipment, inventory, accounts receivable, and
   personal guaranty of Robert D. Hyde, Jr. ............    199,354    335,597

  Note payable to the Estate of Shirley Ann Gunstream
   Hyde, dated December 31, 1997, payable with interest
   at 8.00% on December 31, 1998........................    187,732    145,191

  Note payable to Danny Hagen Gunstream Trust, payable
   in monthly installments of $9,278.90 including
   interest at 8.00% through February 10, 2013. The note
   is secured by the personal guaranty of R. Daniel
   Hyde, Jr. The note can be accelerated under certain
   conditions of the sale of company stock..............    970,950        --
  Note payable to the congregation of St. John's Roman
   Catholic Church of
   Caddo Parish, Louisiana, payable in monthly
   installments of $5,676.88 including interest at 8.00%
   through November 10, 2007............................    467,880        --
                                                         ----------  ---------
  Total long term debt..................................  1,975,916    765,788
  Current portion.......................................   (544,924)  (566,426)
                                                         ----------  ---------
  Long term portion..................................... $1,430,992  $ 199,362
                                                         ==========  =========


  The interest expense for the years ended December 31, 1997 and 1996 was $40,904 and $34,775, respectively.

  Maturities of the notes for each of the five years succeeding December 31 are as follows:

      Year                                                       1997     1996
      ----                                                     -------- --------
      1st..................................................... $544,924 $566,426
      2nd.....................................................  123,538  147,542
      3rd.....................................................   77,860   51,820
      4th.....................................................   84,125      --
      5th.....................................................   91,110      --
                                                               -------- --------
                                                               $921,557 $765,788
                                                               ======== ========

                           HYDE'S STAY IN TOUCH, INC.

                           DECEMBER 31, 1997 AND 1996

NOTE J: CAPITAL STOCK

  The capital stock consists of 1,000 authorized shares of no par value common stock. At December 31, 1996 there were 100 shares outstanding of which 50 were held by Mr. R. Daniel Hyde, Jr. and 50 by the Estate of Shirley Hyde. Mr. Hyde is the executor of the estate. In her will, Mrs. Hyde made bequeaths to St. John's Catholic Church and to the Hagen Gunstream Trust. On December 19, 1997 these gifts were transferred from the estate to the donees in the form of 29.36 shares of stock of Hyde's Stay In Touch, Inc., valued at $50,000 per share as determined by an independent valuation. Simultaneous with the transfer, the stock was redeemed by the Company as treasury stock to be retired. The stock redemption resulted in corporate notes to the donees as set forth in Note I. At December 31, 1997 there were 70.64 shares of stock issued and outstanding.

NOTE K: RELATED PARTY TRANSACTIONS

  Payments made by the Company to the stockholders during the year were charged to wages, administration fees, or stockholder distributions. The note payable to the Estate of Shirley Ann Gunstream Hyde was established to equalize stockholders' distributions. The amount of the note represents the Estate's portion of the unfunded stockholders distributions at December 31, 1997 and 1996 which was $187,732 and $145,191, respectively. Except as set forth in Note G there were no receivables from nor payables to the stockholders at December 31, 1997 or 1996.

  The Company's sole surviving stockholder owns the majority of the stock of Budget Phone, Inc. Advances to Budget Phone, Inc. by the Company totaled $358,592 and $225,332 at December 31, 1997 and 1996, respectively.

NOTE L: CASH FLOW INFORMATION

  The total interest paid for cash flow purposes for the years ended December 31, 1997 and 1996 was $30,954 and $34,008, respectively.

                        HYDE'S STAY IN TOUCH, INC.

                               BALANCE SHEET

                           AS OF APRIL 30, 1998

                                                                      April 30,
                                                                        1998
                                                                     -----------
                                                                     (Unaudited)
                                                                     -----------
ASSETS
Current Assets:
 Cash............................................................... $   37,736
 Investments--trading securities....................................  1,213,078
 Accounts receivable................................................    537,601
 Inventory..........................................................    435,467
 Prepaid expenses...................................................    124,390
                                                                     ----------
  Total Current Assets..............................................  2,348,272
Property and Equipment, net.........................................    819,462
Other Assets:
 Loan fees, net.....................................................      2,501
 Deposits...........................................................      3,730
 Due from Budget Phone, Inc.........................................    368,355
                                                                     ----------
  Total Other Assets................................................    374,586
                                                                     ----------
TOTAL ASSETS........................................................ $3,542,320
                                                                     ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
 Accounts payable................................................... $  142,264
 Accrued expenses...................................................     39,751
 Current maturity of long term debts................................    566,123
                                                                     ----------
  Total Current Liabilities.........................................    748,138
Long Term Liabilities:
 Long term debt, excluding current portion..........................  1,359,047
                                                                     ----------
  Total Liabilities.................................................  2,107,185
Stockholder's Equity:
 Common stock.......................................................        706
 Retained earnings..................................................  1,434,429
                                                                     ----------
  Total Stockholder's Equity........................................  1,435,135
                                                                     ----------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.......................... $3,542,320
                                                                     ==========

                            See Accompanying Notes

                        HYDE'S STAY IN TOUCH, INC.

                           STATEMENTS OF INCOME

             FOR THE FOUR MONTHS ENDED APRIL 30, 1998 AND 1997

                                (Unaudited)

                                                           Four months ended
                                                               April 30,
                                                         ----------------------
                                                            1998        1997
                                                         ----------  ----------
Revenues
 Fees and airtime, net of returns & allowance........... $1,493,198  $1,268,369
 Pager, hardware, and accessory sales...................    422,024     328,575
 Dealer airtime.........................................    132,925     125,683
 Dealer hardware sales..................................    148,844      80,633
                                                         ----------  ----------
  Total Revenues........................................  2,196,991   1,803,260
Cost of Products Sold...................................   (573,753)   (424,354)
                                                         ----------  ----------
                                                          1,623,238   1,378,906
Operating Expenses
 General and administrative.............................    615,348     547,726
 Selling and marketing..................................     94,213     112,877
 Depreciation and amortization..........................     73,476      78,546
 Service, rent and maintenance..........................    147,208     198,878
                                                         ----------  ----------
  Total Operating Expenses..............................    930,245     938,027
                                                         ----------  ----------
Income from Operations..................................    692,993     440,879
Other Income (Expenses)
 Interest income........................................      3,071       2,545
 Unrealized gain (loss) on investment...................     91,025      16,582
 Gain (loss) on disposition of assets...................     44,135         --
 Other income...........................................     10,676       1,903
 Rent income............................................      4,750         --
 Interest expense.......................................    (51,911)    (17,927)
                                                         ----------  ----------
  Total Other Income (Expense)..........................    101,746       3,103
                                                         ----------  ----------
Net Income.............................................. $  794,739  $  443,982
                                                         ==========  ==========

                          See Accompanying Notes

                        HYDE'S STAY IN TOUCH, INC.

                         STATEMENTS OF CASH FLOWS

             FOR THE FOUR MONTHS ENDED APRIL 30, 1998 AND 1997

                                (Unaudited)

                                                    Four months ended
                                                        April 30,
                                                    -----------------
                                                          1998          1997
                                                    ----------------- --------
Cash Flow from Operating Activities:
 Net income........................................     $794,739      $443,982
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Unrealized (gain) loss on investments...........      (91,025)      (16,582)
   Purchases of trading securities.................     (278,071)          --
   Gain on disposition of fixed assets.............      (44,135)          --
   Amortization....................................          833           833
   Depreciation....................................       72,643        74,122
  (Increase) Decrease in:
   Accounts receivable.............................       43,473       (58,433)
   Inventory.......................................     (155,781)       42,673
   Prepaid expenses................................     (121,440)       (6,119)
  Increase (Decrease) in:
   Accounts payable................................       41,605        57,975
   Accrued expenses................................       28,247        25,766
                                                        --------      --------
    Net Cash Provided (Used) by Operating
     Activities....................................      291,088       564,217
                                                        --------      --------
Cash Flows from Investing Activities:
 Acquisition of fixed assets.......................     (111,605)     (104,663)
                                                        --------      --------
  Net Cash Provided (Used) by Investing
   Activities......................................     (111,605)     (104,663)
                                                        --------      --------
Cash Flows from Financing Activities:
 Principal reduction of debt.......................      (50,746)     (329,253)
 Stockholder distributions.........................     (200,922)      (89,211)
 Advance to Budget Phone, Inc......................       (9,763)      (22,856)
                                                        --------      --------
  Net Cash Provided (Used) by Financing
   Activities......................................     (261,431)     (441,320)
                                                        --------      --------
Net (Decrease) Increase In Cash....................      (81,948)       18,234
Beginning Cash.....................................      119,684       124,550
                                                        --------      --------
Ending Cash........................................      $37,736      $142,784
                                                        ========      ========

                   See Accompanying Notes

                        HYDE'S STAY IN TOUCH, INC.

                  CONDENSED NOTES TO FINANCIAL STATEMENTS

  1. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to Article 10 of Regulation S-X of the Securities and Exchange Commission. The accompanying unaudited condensed consolidated financial statements reflect, in the opinion of management, all adjustments necessary to achieve a fair statement of financial position and results for the interim periods presented. All such adjustments are of a normal recurring nature. It is suggested that these condensed financial statements be read in conjunction with the annual consolidated financial statements of the Company and the notes thereof.

  2. On May 1, 1998, Satellink Communications, Inc. acquired substantially all of the assets of Hyde's Stay in Touch, Inc.

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma consolidated statement of operations for the six months ended January 31, 1999 has been prepared by adjusting Satellink's unaudited historical results of operations for that period to give effect to the sale and issuance of 4,000,000 shares of Common Stock at an estimated initial offering price of $10.00 per share (the "Offering") as if it had occurred on August 1, 1997.

  The unaudited pro forma consolidated statement of operations for the year ended July 31, 1998 has been prepared by combining Satellink's audited historical results of operations for the year ended July 31, 1998, which includes Hyde's Stay In Touch, Inc. ("Hyde's") results of operations for the period May 1, 1998 through July 31, 1998, with Hyde's unaudited historical results of operations for the nine months ended April 30, 1998 (Acquisition date). The unaudited pro forma consolidated statement of operations for the year ended July 31, 1998 has been adjusted to give effect to the acquisition of Hyde's, including the increase in the Revolving Credit Facility and issuance of a promissory note, which totaled in the aggregate approximately $12.2 million and the Offering as if they had occurred on August 1, 1997.

  This unaudited pro forma consolidated financial information is prepared for informational purposes only and is not necessarily indicative of future results or of actual results that would have been achieved had the transactions been consummated at the beginning of the periods presented. The unaudited pro forma consolidated financial information should be read in conjunction with "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Consolidation and Results of Operations" and the consolidated financial statements of Satellink and Hyde's and related notes thereto included elsewhere in the Prospectus.

  The pro forma financial statements are based upon available information and certain assumptions that management believes are reasonable. Final adjustments may differ from the pro forma adjustments herein.

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                 FOR THE SIX MONTHS ENDED JANUARY 31, 1999

                                                                  Pro Forma
                                                Pro Forma       Consolidated
                               Satellink        Offering       As Adjusted For
                          Communications, Inc. Adjustments      The Offering
                          -------------------- -----------     ---------------
Revenues:
  Services, rent, and
   maintenance...........     $22,008,388             --         $22,008,388
  Product sales..........       1,755,982             --           1,755,982
                              -----------      ----------        -----------
    Total revenues.......      23,764,370             --          23,764,370
  Cost of products sold..      (1,525,233)            --          (1,525,233)
                              -----------      ----------        -----------
    Net revenues.........      22,239,137             --          22,239,137
                              -----------      ----------        -----------
Operating expenses:
  Services, rent, and
   maintenance...........       8,379,110             --           8,379,110
  Selling and marketing..       3,214,146             --           3,214,146
  General and
   administrative........       3,784,050             --           3,784,050
  Engineering............         869,702             --             869,702
  Depreciation and
   amortization..........       2,776,005             --           2,776,005
  Restructuring and other
   one-time charges......       1,628,789             --           1,628,789
                              -----------      ----------        -----------
    Total operating
     expenses............      20,651,802             --          20,651,802
                              -----------      ----------        -----------
Operating income.........       1,587,335             --           1,587,335
                              -----------      ----------        -----------
Other income (expenses):
   Other income..........         472,160             --             472,160
   Interest expense......      (2,430,262)      1,494,600 (a)       (935,662)
   Accretion warrants....        (119,021)        119,021 (b)            --
   Write-off of offering
    costs                        (570,000)        570,000 (c)            --
                              -----------      ----------        -----------
    Total other income
     (expense)...........      (2,647,123)      2,183,621           (463,502)
                              -----------      ----------        -----------
Income before income tax
 provision...............      (1,059,788)      2,183,621          1,123,833
Income tax provision.....         (88,117)       (338,940)(d)       (427,057)
                              -----------      ----------        -----------
Net income (loss)........      (1,147,905)      1,844,681            696,776
Preferred stock
 dividends...............         508,414        (508,414)(e)            --
                              -----------      ----------        -----------
Net income (loss)
 attributable to common
 shareholders............     $(1,656,319)     $2,353,095        $   696,776
                              ===========      ==========        ===========
Basic earnings per
 share...................     $     (0.30)                       $      0.06
Diluted earnings per
 share...................           (0.30)                              0.05
Weighted average number
 of common shares
 outstanding--basic(f)...       5,588,296                         11,485,316
Weighted average number
 of common shares
 outstanding--
 diluted(g)..............       5,588,296                         13,269,662

--------
Offering Adjustments:

(a) Reflects reduction of actual expense incurred to the pay off of outstanding long-term debt from the proceeds of the offering.
(b) Reflects the elimination of the warrant amortization as the put feature is contractually eliminated upon completion of an initial public offering.

(c) Reflects the elimination of offering costs related to a withdrawn offering.

(d) Reflects income tax effect, using an effective rate of 38%, related to the Company's pro forma results of operations. Pro forma results of operations do not include any impact from changes in the valuation reserve which has been recorded recognition of the Company's deferred tax asset is a material nonrecurring credit which results directly from the Offering. Upon completion of the initial public offering and application of the proceeds to repay certain debt, management believes that is more likely than not that the deferred tax asset will be realized. Consequently, management anticipates recognizing its deferred tax asset in its historical results of operations within the next 12 months.

(e) Reflects a decrease of $175,002 in dividends related to the conversion of Series C Preferred Stock which is automatically converted to Common Stock in the event of an initial public offering and a decrease of $44,160 related to the conversion of Series A Preferred Stock which the Company intends to convert into Common Stock in connection with the initial public offering and the decrease of $289,252 in dividends and accretion of equity issued related to the redemption of Series D Preferred Stock which is required to be redeemed in the event of an initial public offering. The Company expects to incur a loss of approximately $828,063 upon redemption of the Series D Preferred Stock. This loss has been excluded from the pro forma results of operations for the six months ended January 31, 1999.

(f) Basic weighted average common shares outstanding are comprised of the following for each class of common stock:

                                                                    Class A
                                                                   ----------
     Weighted average shares outstanding prior to initial public offering....................................................  5,588,296
     Conversion of Series A Convertible Preferred Stock...........    621,920
     Conversion of Series C Convertible Preferred Stock...........    954,004
     Exercise of stock warrants...................................    321,096
     Issuance of common shares from the initial public offering...  4,000,000
                                                                   ----------
     Pro forma weighted average shares outstanding................ 11,485,316
                                                                   ==========

(g) Diluted net income per share differs from basic earnings per share only for periods in which earnings are positive. Weighted average common shares outstanding for diluted net income per share consists of the following:

                                                                       Class A
                                                                      ----------
     Pro forma weighted average common shares outstanding............ 11,485,316
     Effect of dilutive stock options and warrants...................  1,784,346
                                                                      ----------
     Pro forma weighted average common shares outstanding............ 13,269,662
                                                                      ==========

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                        FOR THE YEAR ENDED JULY 31, 1998

                                       Historical                                                              Pro Forma
                          ------------------------------------  Pro Forma                    Pro Forma       Consolidated
                               Satellink       Hyde's Stay In  Acquisition     Pro Forma     Offering       As Adjusted For
                          Communications, Inc. Touch, Inc. (a) Adjustments    Consolidated  Adjustments      The Offering
                          -------------------- --------------- -----------    ------------  -----------     ---------------
Revenues:
Services, rent, and
 maintenance............      $37,338,780        $3,300,323     $     --      $40,639,103   $      --         $40,639,103
Product sales...........        2,322,688         1,063,509           --        3,386,197          --           3,386,197
                              -----------        ----------     ---------     -----------   ----------        -----------
Total revenues..........       39,661,468         4,363,832           --       44,025,300          --          44,025,300
Cost of products sold...        1,514,984         1,168,955           --        2,683,939          --           2,683,939
                              -----------        ----------     ---------     -----------   ----------        -----------
Net revenues............       38,146,484         3,194,877           --       41,341,361          --          41,341,361
                              -----------        ----------     ---------     -----------   ----------        -----------
Operating expenses:
Services, rent, and
 maintenance............       15,600,359           323,773           --       15,924,132          --          15,924,132
Selling and marketing...        4,764,265           208,676           --        4,972,941          --           4,972,941
General and
 administrative.........        7,331,578         1,230,554      (378,000)(b)   8,184,132          --           8,184,132
Engineering.............        1,161,827               --            --        1,161,827          --           1,161,827
Depreciation and
 amortization...........        5,130,377           193,376       469,143 (c)   5,792,896          --           5,792,896
Fixed asset impairment..          833,996               --            --          833,996          --             833,996
                              -----------        ----------     ---------     -----------   ----------        -----------
Total operating
 expenses...............       34,822,402         1,956,379        91,143      36,869,924          --          36,869,924
                              -----------        ----------     ---------     -----------   ----------        -----------
Operating income (loss)         3,324,082         1,238,498       (91,143)      4,471,437          --           4,471,437
                              -----------        ----------     ---------     -----------   ----------        -----------
Other income (expenses):
Other income............          702,850           269,647           --          972,497          --             972,497
Interest expense........       (3,831,924)          (69,701)     (885,960)(d)  (4,787,585)   4,295,580 (e)       (492,005)
Accretion of stock
 warrants...............         (449,795)              --            --         (449,795)     449,795 (f)            --
Minority interest.......           (7,740)              --            --           (7,740)         --              (7,740)
                              -----------        ----------     ---------     -----------   ----------        -----------
Total other income
 (expense)..............       (3,586,609)          199,946      (885,960)     (4,272,623)   4,745,375            472,752
                              -----------        ----------     ---------     -----------   ----------        -----------
Income before income tax
 provision..............         (262,527)        1,438,444      (977,103)        198,814    4,745,375          4,944,189
Income tax provision....         (629,989)              --            --         (629,989)  (1,248,803)(g)     (1,878,792)
                              -----------        ----------     ---------     -----------   ----------        -----------
Net income (loss).......         (892,516)        1,438,444      (977,103)       (431,175)   3,496,572          3,065,397
Preferred stock
 dividends..............          630,917               --            --          630,917     (630,917)(h)            --
                              -----------        ----------     ---------     -----------   ----------        -----------
Net income (loss)
 attributable to common
 shareholders...........      $(1,523,433)       $1,438,444     $(977,103)    $(1,062,092)  $4,127,489        $ 3,065,397
                              ===========        ==========     =========     ===========   ==========        ===========
Pro forma income (loss)
 attributable to common
 shareholders(i):
 Class A common stock...       (1,522,923)                                                                      3,065,397
 Class B common stock...             (510)                                                                             --
Basic earnings per
 share:
 Class A common stock...            (0.27)                                                                           0.27
 Class B common stock...           (23.18)                                                                             --
Diluted earnings per share:
 Class A common stock...            (0.27)                                                                           0.24
 Class B common stock...           (23.18)                                                                             --
Weighted average number
 of common shares
 outstanding--basic(j):
 Class A common stock...        5,545,168                                                                      11,444,047
 Class B common stock...               22                                                                              --
Weighted average number
 of common shares
 outstanding--
 diluted(k):
 Class A common stock...        5,545,168                                                                      12,579,141
 Class B common stock...               22                                                                              --

--------
Acquisition Adjustments:

(a) Historical amounts related to the Hyde's Acquisition in the pro forma statement of operations for the year ended July 31, 1998 have been derived from Hyde's unaudited financial statements for the nine months ended April 30, 1998 (the acquisition date), which are not included in the prospectus. Financial information for the period May 1, 1998 through July 31, 1998 for Hyde's is included in the historical amounts for Satellink.

(b) Reflects a reduction in salary expense to the owner of Hyde's who did not continue employment with the Company. The reduction in salary expense is net of the cost expected to be incurred by the Company to perform the duties previously performed by the owner of Hyde's.

(c) Reflects additional depreciation and amortization expense associated with the increase in the basis of the acquired assets to fair market value at the date of acquisition for Hyde's Stay In Touch Inc. Amounts allocated to customer base, FCC licenses, covenant not to compete, goodwill and equipment in connection with the acquisition will be amortized over five, ten, two, thirty and ten years, respectively. The purchase price allocation arising from the acquisition of Hyde's by the Company is as follows:

  Purchase price.................................................. $12,228,500
  Less: Net tangible assets acquired..............................    (768,500)
  Plus: Fair value adjustments to net tangible assets required....     319,000
  Less: Identifiable intangible assets:
   Customer base..................................................  (2,009,000)
   Non-Compete....................................................     (50,000)
                                                                   -----------
                                                                     9,720,000
  Plus: Transaction costs of purchase acquisition.................     600,000
                                                                   -----------
  Excess purchase price over the fair value of Hyde's net assets acquired (i.e. goodwill)....................................... $10,320,000
                                                                   ===========

(d) Reflects the increase in interest expense attributable to borrowings used to affect the Hyde's Acquisition at an estimated interest rate of (9.66%-- LIBOR + 4%), which represents the Company's interest rate at the time of the consummation of the Hyde's Acquisition.

Offering Adjustments:

(e) Reflects reduction of actual interest expense incurred related to the pay off of outstanding long-term debt from the proceeds of the offering.

(f) Reflects the elimination of the warrant accretion as the put feature is contractually eliminated upon completion of an initial public offering.

(g) Reflects income tax effect, using an effective rate of 38%, related to the Company's pro forma results of operations. Pro forma results of operations do not include any impact from changes in the valuation reserve which has been recorded against net operating loss carryforwards historically incurred by the Company since recognition of the Company's deferred tax asset is a material nonrecurring credit which results directly from the Offering and the Hyde's Acquisition. Upon completion of the offering, and application of the proceeds to repay certain debt, management believes that it is more likely than not that the deferred tax asset will be realized. Consequently, management anticipates recognizing its deferred tax asset in its historical results of operation within the next 12 months.

(h) Reflects decrease of $350,000 in dividends related to the conversion of Series C Convertible preferred stock which is automatically converted to common stock in the event of an initial public offering, a decrease of $88,084 related to the conversion of Series A Convertible preferred stock which the Company intends to convert into common stock in connection with the initial public offering, and the decrease of $192,833 related to the redemption of Series D redeemable preferred stock with the proceeds from the initial public offering.

(i) The Company is required to present earnings per share for each class of outstanding common stock. Net income attributable to Class A and Class B shareholders is allocated between each class based on the extent to which each class shares in the Company's earnings. Class A and Class B shareholders share in earnings at a 1:84.5 ratio.

(j) Basic weighted average common shares outstanding are comprised of the following for each class of common stock:

                                                       Class A     Class B
                                                      ---------- ------------
     Weighted average shares outstanding prior to
      initial public offering........................  5,545,168      22
     Conversion of Class B common stock..............      1,859     (22)
     Conversion of Series A preferred stock..........    621,920       0
     Conversion of Series C preferred stock..........    954,004       0
     Exercise of stock warrants......................    321,096       0
     Issuance of common stock in the initial public
      offering.......................................  4,000,000       0
                                                      ----------     ---
     Pro forma weighted average shares outstanding... 11,444,047       0
                                                      ==========     ===

(k) Diluted earnings per share differs from basic earnings per share only for periods in which earnings are positive. Weighted average common shares outstanding for diluted net income per share consists of the following:

                                                       Class A
                                                      ----------
     Pro forma weighted average common shares
      outstanding.................................... 11,444,047
     Effect of dilutive stock options and warrants...  1,135,094
                                                      ----------
     Pro forma weighted average shares outstanding... 12,579,141
                                                      ==========

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 We have not authorized any dealer, salesperson or other person to give any in-formation or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlaw-ful to do so. The information contained in this prospectus is current only as of its date.

                     Dealer Prospectus Delivery Obligation

 Until      , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in the common stock, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Special Note Regarding Forward-Looking Statements........................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial and Operating Data....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  34
Management...............................................................  49
Certain Transactions.....................................................  54
Principal and Selling Shareholders.......................................  56
Description of Capital Stock.............................................  58
Shares Eligible for Future Sale..........................................  61
Underwriting.............................................................  65
Legal Matters............................................................  66
Experts..................................................................  66
Additional Information...................................................  67
Index to Consolidated Financial Statements............................... F-1

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                             5,000,000 Shares

[LOGO OF SATELLINK COMMUNICATIONS, INC. APPEARS HERE]

                                  Common Stock

                                ---------------

                                   PROSPECTUS

                                ---------------

                                J.C.Bradford&Co.

                         Morgan Keegan & Company, Inc.

                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts except the SEC registration fee and the NASD filing fee are estimated.

   SEC registration fee............................................... $ 17,584
   NASD filing fee....................................................    6,825
   Accounting fees and expenses.......................................  345,000
   Nasdaq National Market listing fee.................................   40,000
   Legal fees and expenses............................................  260,000
   Printing and engraving expenses....................................  200,000
   Blue sky fees and expenses.........................................    2,000
   Directors and officers' insurance..................................   15,000
   Transfer agent and registrar fees and expenses.....................   10,000
   Miscellaneous......................................................      218
                                                                       --------
     Total............................................................ $900,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

  The Bylaws of the Company state that the Company shall indemnify and save harmless the directors, officers, employees and agents of the Company for personal losses or damages incurred for acts or omissions done or not done on behalf of the Company in accordance with the Company's indemnification policy (the "Policy"). The Policy provides that the Company shall indemnify and hold harmless any person who was or who is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than in an action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which a director, officer, employee or agent of the Company shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the Policy, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Otherwise, any indemnification shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. Such a determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel then employed by the Company, in a written opinion; or (3) by the affirmative vote of a majority of the shares entitled to vote thereon.

Item 15. Recent Sales of Unregistered Securities


  During 1996, the Company approved the conversion of all outstanding shares of Class B Common Stock into Class A common stock. As of January 31, 1998, 2,071 shares of Class B common stock have been converted into 175,025 shares of Class A common stock, and there are no remaining shares of Class B common stock outstanding. In February 1996, the Company issued and sold 105,625 shares of Class A common stock for cash consideration of $2.37 per share and received proceeds of $250,000 in a transaction exempt from registration under the Securities Act pursuant to Section 4(2) thereunder.

  On April 3, 1998, the Company issued and sold 4,500 shares of Series D redeemable preferred stock together with warrants to purchase an aggregate of 163,800 shares of common stock for cash consideration of $1,000 per share in a transaction exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D thereunder. The shares of Series D redeemable preferred stock and related warrants were offered to and purchased by a limited number of accredited investors, including certain directors and executive officers of the Company. Pursuant to the terms of the designation of the Company's Series D redeemable preferred stock, all outstanding shares of Series D redeemable preferred stock will be redeemed contemporaneously with the consummation of the offering through proceeds realized from the offering.

  On December 8, 1998, the Company issued and sold 2,533,893 shares of common stock to the shareholders of the Cape Fear Paging Companies in exchange for all of the issued and outstanding capital stock of the Cape Fear Paging Companies in a transaction exempt from the Securities Act pursuant to Rule 506 of Regulation D thereunder.

  During fiscal 1997, the Company granted to principals of Breckenridge options to purchase 169,000 shares of common stock at an exercise price of $3.68 per share (the estimated fair value at the date of grant) in consideration of services provided in connection with several of the Company's acquisitions. These options have a term of five years and vested immediately. During fiscal 1998, the Company granted options to employees to purchase 153,422 shares of common stock at an exercise price of $4.62 per share (the estimated fair value at the date of grant). These options to employees have terms of ten years and vest ratably over a period of four years.

Item 16. Exhibits and Financial Statement Schedules.

  (a) The following exhibits are filed as a part of this Registration
Statement:

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
  * 1    Underwriting Agreement.
  * 3.1  Restated Articles of Incorporation of the Company.
    3.2  Bylaws of the Company.
  * 3.3  Amended and Restated Articles of Incorporation of the Company
  * 3.4  Amended and Restated Bylaws of the Company
  * 4.1  Stockholders Agreement, dated August 1, 1988, by and between Satellink
         Paging, Inc. and the several stockholders of the Company.
  * 4.2  Debenture Purchase Agreement and Amendment to Stockholders Agreement,
         dated July 25, 1989, by and between Satellink Paging, Inc. and the several stockholders of the Company.
    4.3  Series A Preferred Stock Purchase Agreement, dated November 28, 1990 by and among Satellink Paging, Inc., the several purchasers and the several security holders of the Company.
  * 4.4  Second Amended and Restated Warrant Agreement, as amended, dated
         November 17, 1995, by and between Satellink Paging, Inc. and
         Creditanstalt American Corporation.
  * 4.5  First Amendment, dated May 31, 1996, to Second Amended and Restated
         Warrant Agreement by and between Satellink Paging, Inc. and
         Creditanstalt American Corporation
  * 4.6  Second Amendment, dated June 27, 1997, to Second Amended and Restated
         Warrant Agreement by and between Satellink Paging, Inc. and
         Creditanstalt American Corporation.
  * 4.7  Series C Convertible Preferred Stock Securities Purchase Agreement,
         dated November 17, 1995, by and among Satellink Paging, Inc. and
         Creditanstalt American Corporation. (The Company has entered into agreements substantially similar in all material respects to this agreement. A schedule of such similar agreements is attached to this exhibit).
  * 4.8  Form of Preferred Stock and Warrant Purchase Agreement, dated April 3,
         1998, by and among Satellink Communications, Inc. and the several purchasers of Series D preferred stock.
  * 5    Form of opinion regarding legality.
  *10.1  Satellink Communications, Inc. 1997 Long-Term Incentive Plan.
  *10.2  Asset Purchase Agreement, dated February 1, 1997, by and among
         Satellink Paging LLC, Saner Communications, Inc. and Michael J. Saner.
  *10.3  Merger Agreement, dated May 23, 1997, by and among Satellink Paging,
         Inc., A. Lee Pickard and Satellink Paging LLC.
  *10.4  Shareholder Agreement, dated May 25, 1995, between C.R., Inc., Cape
         Fear Paging Company of North Carolina and Satellink Paging, Inc.
  *10.5  Merger Agreement, dated January 27, 1998, by and among Premier Paging,
         Inc., Premier Paging of New Orleans, Inc., the shareholders of Premier
         Paging, Inc., the shareholders of Premier Paging of New Orleans, Inc.
         and Satellink Paging, LLC.
  *10.6  Asset Purchase Agreement, dated May 31, 1996, between Satellink
         Paging, Inc., C.R., Inc., James Sowell, Larry Simmons and Jay Lee
         Jameson, as Trustee of The Safeton Trust.
  *10.7  Asset Purchase Agreement, dated February 15, 1997, by and among
         Satellink Paging, LLC, Call One, Inc., James Sowell, Larry Simmons and
         Jay Lee Jameson, as Trustee of The Safeton Trust.

  Exhibit
    No.                           Description of Exhibit
  -------                         ----------------------
  *10.8   Option to Purchase Common Stock of Satellink Communications, Inc.
          executed in favor of Donald W. Rochow of The Breckenridge Group, Inc.
          (Satellink has entered into agreements substantially similar in all material respects to this agreement. A schedule of such similar agreements is attached to this exhibit).
  *10.9   Third Amended and Restated Loan and Security Agreement, dated June
          27, 1997, by and among Satellink Communications, Inc., Satellink
          Paging, LLC, certain named Lenders and Creditanstalt- Bankverein.
  *10.10  First Amendment, dated March 11, 1998, to Third Amended and Restated
          Loan and Security Agreement by and among Satellink Communications,
          Inc., Satellink Paging, LLC, certain named Lenders and Creditanstalt-
          Bankverein.
  *10.11  Merger Agreement, dated as of November 6, 1998, by and among Cape
          Fear Paging Company of North Carolina, Cape Fear Paging Company, CF
          Paging Corporation, the shareholders of Cape Fear Paging Company of
          North Carolina, Cape Fear Paging Company and CF Paging Corporation,
          and Satellink Communications, Inc. and Satellink Paging, LLC.
  **10.12 Sales and Distribution Agreement, dated May 21, 1996, between Paging
          Network of Atlanta, Inc. and Satellink Paging, Inc.
  **10.13 Agency Agreement for Private Carrier Paging (Georgia), dated March 4,
          1992, between Preferred Networks, Inc. and Satellink Paging, Inc.
  *10.14  Non-exclusive Reseller Agreement, dated January 18, 1994, between
          Satellink Paging, Inc. and Alabama Network USA, Inc.
  *10.15  Pager Supply Agreement, dated May 5, 1997, between FM Concepts,
          L.L.C. and Info Telecom S.A.
  **10.16 Distribution Agreement, dated April 2, 1990, between CUE Paging
          Corporation and Satellink Paging, Inc., as amended by that certain
          Amendment to the Distribution Agreement, dated April 2, 1990.
  **10.17 Regional Affiliate Agreement, dated August 20, 1990, between CUE
          Paging Corporation and C.R., Inc., as assigned to Satellink Paging,
          Inc.
  **10.18 Distribution Agency Agreement, dated November 29, 1989 between
          Satellink Paging, Inc. and Southern Connections, Inc. (The Company
          has entered into agreements substantially similar in all material respects to this agreement. A schedule of such similar agreements is attached to this exhibit).
  **10.19 Reseller Agreement, dated October 17, 1997, between Destineer
          Corporation and Satellink Paging, Inc. d/b/a/ Satellink Messaging
  *10.20  Stock Purchase Agreement, dated April 9, 1998 by and among Satellink
          Paging, LLC and Hyde's Stay In Touch, Inc. and R. Daniel Hyde, Jr.
  *10.21  Amendment to Stock Purchase Agreement, dated May 1, 1998, by and among Satellink Paging, LLC and Hyde's Stay in Touch, Inc. and R.
          Daniel Hyde, Jr.
  *10.22  Stock Purchase Agreement, dated May 1, 1998, by and among Satellink
          Paging, LLC and 9077 Broadcasting, Inc. and R. Daniel Hyde, Jr.
   10.23  Second Amendment, dated October 13, 1998, to Third Amended and
          Restated Loan and Security Agreement by and among Satellink
          Communications, Inc., Satellink Paging, LLC, certain named Lenders and Creditanstalt-Bankverein.
  *21     Subsidiaries of the Company.
  *23.1   Consent of Alston & Bird LLP (included in Exhibit 5).

  Exhibit
    No.                     Description of Exhibit
  -------                   ----------------------
    23.2  Consent of Arthur Andersen LLP.
    23.3  Consent of James N. Rachel.
   *24    Power of Attorney (included in the signature page hereto).
    27    Financial Data Schedule.

--------

 * Previously filed.
** Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 406(b)(2) under the Securities Act. In accordance with Rule 406(b)(2), these confidential portions have been omitted from this exhibit and filed separately with the Commission.

  (b) The following Financial Statement Schedule of Satellink Communications, Inc. is included in this Registration Statement:

Schedule II: Valuation and Qualifying Accounts for the Years Ended July 31, 1996, 1997 and 1998.

Item 17. Undertakings.

  (f) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (i) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roswell, State of Georgia, on the 10th day of March, 1999.

                                          SATELLINK COMMUNICATIONS, INC.

                                                  /s/ Jerry W. Mayfield
                                          By: _________________________________
                                                     Jerry W. Mayfield
                                              Chairman of the Board, President
                                                            and
                                                  Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on March 10, 1999.

              Signature                                      Title
              ---------                                      -----

       /s/ Jerry W. Mayfield           Chairman of the Board, President and Chief
______________________________________  Executive Officer (Principal Executive Officer)
          Jerry W. Mayfield

       /s/ Daniel D. Lensgraf          Senior Vice President -- Finance & Administration
______________________________________  and Chief Financial Officer (Principal Financial
          Daniel D. Lensgraf            and Accounting Officer)
                  *                    Director
______________________________________
          James O. Carpenter
                  *                    Director
______________________________________
           Marc A. Comeaux

                  *                    Director
______________________________________
          Robert D. Gage, IV

                  *                    Director
______________________________________
           Gordon E. Kaiser

                  *                    Director
______________________________________
        Stiles A. Kellett, Jr.

                  *                    Director
______________________________________
           David C. Massey

                  *                    Director
______________________________________
           Robert P. Poche
                  *                    Director
______________________________________
           V. Weyher Dawson

     /s/ Daniel D. Lensgraf

*By: _______________________

     Daniel D. Lensgraf

     Attorney-in-fact

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS AS TO SCHEDULE

To Satellink Communications, Inc.:

We have audited in accordance with generally accepted auditing standards, the financial statements of Satellink Communications, Inc. (a Georgia corporation) and subsidiaries as of July 31, 1997 and 1998 and for each of the three years in the period ended July 31, 1998, and have issued our report thereon dated December 18, 1998. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed under Schedule II herein as it relates to Satellink Communications, Inc. and subsidiaries is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

 /s/ Arthur Andersen llp

Atlanta, Georgia
December 18, 1998

                SATELLINK COMMUNICATIONS, INC. AND SUBSIDIARIES

  SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS YEARS ENDED JULY 31, 1996, 1997, 1998.

                                      Charged to
                                    Beginning Costs          Ending
            Description               and Balance   Expense Writeoffs  Balance
            -----------             --------------- ------- ---------  -------
1996 Allowance for doubtful
 accounts..........................      60,761     253,285 (115,136)  198,910
1997 Allowance for doubtful
 accounts..........................     198,910     968,945 (722,828)  445,027
1998 Allowance for doubtful
 accounts..........................     445,027     855,022 (677,841)  622,208

                                      S-2